Exhibit 2.1

INTEREST PURCHASE AGREEMENT

by and between

EMC ACQUISITION HOLDINGS, LLC

and

GLOBAL EAGLE ENTERTAINMENT INC.

Dated May 9, 2016

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(continued)

		Page

3.4	Non-contravention	15

3.5	Brokers’ Fees	15

3.6	Assets	16

3.7	Financial Statements; Interim Conduct	16

3.8	Undisclosed Liabilities	20

3.9	Legal Compliance	20

3.10	Tax Matters	22

3.11	Real Property	24

3.12	Intellectual Property	25

3.13	Contracts	28

3.14	Insurance	30

3.15	Litigation	31

3.16	Employees	31

3.17	Employee Benefits	32

3.18	Debt	31

3.19	Environmental, Health, and Safety Matters	31

3.20	Business Continuity	36

3.21	Certain Business Relationships with the Company	36

3.22	Customers and Suppliers	36

3.23	Product Warranty	37

3.24	Product Liability	36

3.25	Investment Company	36

3.26	Government Contracts	36

3.27	Joint Ventures	41

3.28	MTN Agreements	42

3.29	Workers’ Compensation/OSHA	43

3.30	Trio Spinout	43

3.31	MTN Synergies	46

3.32	Company Credit Facility	46

3.33	Disclaimer of Warranties	46

3.34	Seller’s Investigation	46

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(continued)

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(continued)

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(continued)

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EXHIBITS

Exhibit A – Support Agreement

Exhibit B – Avellan Term Sheet

Exhibit C – Escrow Agreement

Exhibit D – Non-Competition and Non-Solicitation Agreement

Exhibit E – Registration Rights Agreement

Exhibit F – ABRY Letter Agreement

Exhibit G – Terms of Rollover Preferred Shares

SCHEDULES

Buyer Disclosure Schedule

Company Disclosure Schedule

Schedule 1.2(b) – Permitted Indebtedness Amount

Schedule 1.9 – Adjustment Example

Schedule 4.3(a) – Filings and Submissions Under Certain Applicable Laws

Schedule 4.3(b) – Consents

Schedule 4.4 – Ordinary Course of Business

Schedule 4.5(a) – Employees

Schedule 4.9 – Continuing Contracts

Schedule 4.12(a) – Inventor Patent Assignments

Schedule 4.12(b) – European Patent Applications

Schedule 4.14 – Unexecuted Trio Arrangements

Schedule 6.1(g) – Consents

Schedule 6.1(l) – Debt

Schedule 6.1(n) – Non-Competition and Non-Solicitation Agreements

Schedule 6.1(s) – Domain Names

Schedule 10(A) – Capital Expenditure Budget

Schedule 10(B) – Brastrading Commission

Schedule 10(C) – Future CoC for Orderly Transition Retention Bonuses

Schedule 10(D) – Definition of Knowledge

INTEREST PURCHASE AGREEMENT

This Interest Purchase Agreement (this “Agreement”) is entered into on May 9, 2016 by and between Global Eagle Entertainment Inc., a Delaware corporation (“Buyer”), and EMC Acquisition Holdings, LLC, a Delaware limited liability company (“Seller”). Buyer and Seller are referred to collectively herein as the “Parties” and individually as a “Party.”

PRELIMINARY STATEMENTS

A.           Buyer intends to purchase all of the issued and outstanding membership interests (the “Interests”) of EMC Intermediate, LLC, a Delaware limited liability company (the “Company”), in accordance with this Agreement, with the Company continuing as a wholly-owned subsidiary of Buyer on the terms and subject to the conditions set forth herein (the “Transaction”).

B.           The board of directors of Buyer has approved this Agreement and the Transaction contemplated hereby.

C.           The members and managers of Seller have each approved this Agreement and the Transaction contemplated hereby and the Support Agreement (as defined below) and the transactions contemplated thereby.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

TRANSACTIONS

1.1          Sale and Purchase of Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Interests, free and clear of all Liens.

1.2          Consideration. The aggregate consideration payable by Buyer pursuant to this Agreement shall be the Base Purchase Price and shall consist of the following:

(a)          the Debt Amount, pursuant to the payoff letters delivered by the Company to Buyer pursuant to Section 6.1(l) (as applicable), subject to adjustment as provided in this ARTICLE 1; plus

(b)          the Permitted Indebtedness Amount; plus

(c)          the Transaction Expenses Amount, subject to adjustment as provided in this ARTICLE 1; plus

(d)          the cash portion of the Redemption Amount, subject to adjustment as provided in this ARTICLE 1; plus

(e)          the Buyer Assumed Liability Amount;

(f)          the Buyer Shares, subject to adjustment as provided in this ARTICLE 1; plus

(g)          the Cash Payment, subject to adjustment as provided in this ARTICLE 1; plus

(h)          the Rollover Preferred Shares (if any), in satisfaction of the portion of the Redemption Amount not covered by Section 1.2(d); plus

(i)          the Indemnity Escrow Amount, to the extent disbursed to Seller in accordance with the terms and conditions of this Agreement and the Escrow Agreement; plus

(j)          the Adjustment Escrow Amount, to the extent disbursed to Seller in accordance with the terms and conditions of this Agreement and the Escrow Agreement; plus

(k)          the Deferred Consideration Amount.

1.3          Payment and Delivery of Consideration.

(a)          Closing Payments. At the Closing, Buyer shall pay, by wire transfer of immediately available funds:

(i)          the Debt Amount, pursuant to the payoff letters delivered by Seller to Buyer pursuant to Section 6.1(l);

(ii)         the Transaction Expenses Amount to the Persons entitled thereto, to the extent unpaid, in each case pursuant to written instructions delivered to Buyer by Seller at least three (3) Business Days prior to the Closing Date;

(iii)        the MTN Escrow Replacement Cash to the MTN Escrow Agent; and

(iv)        the cash portion of the Redemption Amount less the MTN Escrow Replacement Cash to Seller.

(b)          Buyer Shares. At the Closing, Buyer shall issue Seller the Estimated Buyer Shares.

(c)          Rollover Preferred Shares. At the Closing, Buyer shall issue Seller (for distribution to the holders of Preferred EMC Units in partial satisfaction of the Redemption Amount) the Rollover Preferred Shares (if any).

(d)          Estimated Cash Payment. At the Closing, Buyer shall deliver to Seller immediately available funds in an amount equal to the Estimated Cash Payment.

(e)          Escrow.

(i)          At the Closing, Buyer shall deposit, or cause to be deposited, in the respective Escrow Accounts the Indemnity Escrow Amount and the Adjustment Escrow Amount, which such Indemnity Escrow Amount and Adjustment Escrow Amount shall be held and disbursed in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

(ii)         On the fifteen (15) month anniversary of the Closing Date, Buyer and Seller shall issue joint written instructions directing the Escrow Agent to release from the Indemnity Escrow Account to Seller the Indemnity Escrow Amount then remaining in the Indemnity Escrow Account less the aggregate amount of Losses under all unresolved indemnification claims made pursuant to Section 7.2(a), and thereafter, following the full and final resolution of an indemnification claim in accordance with the terms and conditions of this Agreement and the Escrow Agreement, any portion of the Indemnity Escrow Amount not required to pay for Losses under such resolved indemnification claim and not otherwise required to pay for Losses under remaining unresolved indemnification claims made pursuant to Section 7.2(a).

(iii)        Buyer and Seller shall issue joint written instructions to the Escrow Agent to release from the Adjustment Escrow Account the Adjustment Escrow Amount in accordance with Section 1.8(b).

(f)          WMS Distributed Earnings. Buyer shall pay or cause to be paid to Seller, promptly after Buyer or the Company receives such distribution of Distributed Earnings, and no later than ten (10) days following receipt thereof, an amount equal to any Distributed Earnings received by Buyer or the Company multiplied by a fraction the numerator of which is the number of days elapsed between the most recent distribution paid by WMS to the Company prior to Closing and the Closing and the denominator of which is the number of days elapsed between the most recent distribution paid by WMS to the Company prior to Closing and the date of receipt by Buyer or the Company of such Distributed Earnings, net of any costs imposed on or incurred by Buyer or the Company with respect thereto; provided, however, that no amount shall be paid or payable by Buyer or the Company unless such distribution of Distributed Earnings is paid by WMS to Buyer or the Company (i) in accordance with the Organizational Documents of WMS in existence as of the date hereof and (ii) using principles, practices, procedures, policies and methods consistent with prior distributions paid thereunder.

(g)          Fractional Shares. No fractional shares of Buyer Common Stock shall be issued pursuant to this Section 1.3, and in lieu thereof, Buyer may make such rounding adjustments to the next higher or lower number of whole Buyer Shares by lot or other manner as it deems advisable in its sole discretion, so that in no event shall more or less shares of Buyer Common Stock be issued than the Buyer Shares in the aggregate.

(h)          Withholding. The Parties, the Escrow Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any consideration payable pursuant to or as contemplated by this Agreement or the Escrow Agreement any Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld, and, to the extent that any amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  Notwithstanding anything to the contrary herein, any compensatory consideration subject to payroll reporting and withholding that are payable pursuant to or as contemplated by this Agreement or the Escrow Agreement shall be payable in accordance with the applicable payroll procedures of the Company.

(i)          Accredited Investors. Any Common Shareholder or Preferred Shareholder who Buyer or Seller reasonably believes is not an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act shall not be distributed any Buyer Shares payable at the Closing or Buyer Common Stock in satisfaction of payment obligations pursuant to Section 1.13 or Rollover Preferred Shares, as applicable, and the full amounts of the Consideration and the Deferred Consideration Amount payable to such Common Shareholder, and full amount of the Redemption Amount payable to such Preferred Shareholder, respectively, shall be paid solely in cash.

(j)          No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Buyer, the Company or any other Person shall be liable to Seller or to any other Person for any Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(k)          Deemed Distribution. For the avoidance of doubt, any payment made by Buyer directly to a Common Shareholder or Preferred Shareholder shall be deemed a payment to Seller and a deemed distribution to such Common Shareholder or Preferred Shareholder from Seller.

(l)          Exchange of Preferred EMC Units in Escrow. At the Closing, Seller shall cause the Preferred EMC Units held in the Indemnification Escrow Fund (as such term is defined in the MTN Merger Agreement) to be replaced with cash in an amount equal to the portion of the Redemption Amount to which such Preferred EMC Units are entitled.

1.4           Rollover Preferred Shares; Redemption Amount. At the election of a Preferred Shareholder, such Preferred Shareholder shall have the right, subject to such Preferred Shareholder’s execution of a subscription agreement in form and substance reasonably satisfactory to Buyer, to receive Rollover Preferred Shares, in respect of all or a portion of such Preferred Shareholder’s pro rata portion of the Redemption Amount (as calculated pursuant to and in accordance with the terms of the LLC Agreement), provided that the value of all Rollover Preferred Shares issued hereunder shall not exceed $27,000,000 (unless otherwise agreed to in writing by Seller in its sole discretion). Each Preferred Shareholder electing to exercise the right to receive Rollover Preferred Shares as full or partial payment of such Preferred Shareholder’s pro rata portion of the Redemption Amount shall provide written notice to the Buyer of such election promptly after the date hereof and in any event not later than ten (10) days prior to the Closing Date. For the avoidance of doubt, and notwithstanding anything to the contrary herein, in the event that the Closing shall have not occurred on or before December 31, 2016 (for any reason), the Seller shall satisfy its obligations to the Preferred Shareholders in respect of the aggregate amount of interest accrued on the Preferred EMC Units following December 31, 2016 in cash from the Estimated Cash Payment.

1.5           [Reserved].

1.6           Termination of Rights. All consideration paid or payable in respect of Interests in accordance with the provisions of this ARTICLE 1, including the rights to additional payments under Sections 1.3(e) and 1.8(b), shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Interests. After the Closing, Seller shall cease to be, and shall have no rights as, a member of the Company, and such Seller’s rights shall consist only of the right to receive the consideration provided for in this Agreement in respect of such Interests.

1.7           Closing Payment Certificate. At least five (5) Business Days before the Closing Date, Seller shall prepare and deliver to Buyer (a) a certificate (the “Closing Payment Certificate”) signed by Seller setting forth its best estimate of (i) Cash Amount, (ii) Debt Amount, (iii) Permitted Indebtedness Amount, (iv) Transaction Expenses Amount, (iv) Working Capital Surplus, if any, (v) Working Capital Deficit, if any, in each case in clauses (i) through (v) as of the open of business on the Closing Date, and (vi) based on such estimates in clauses (i) through (v), Seller’s best estimates of the Cash Payment (the “Estimated Cash Payment”) and the Buyer Shares (the “Estimated Buyer Shares”), and (b) all records and work papers necessary to compute and verify the information set forth in the Closing Payment Certificate. Seller shall prepare the Closing Payment Certificate in good faith based upon the books and records of the Company at and prior to the date of the Closing Payment Certificate, using accounting methods, practices, principles, policies, procedures and methods.

1.8           Post-Closing Adjustment.

  (a)          Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth Buyer’s good faith calculation of the Cash Amount, Debt Amount, Permitted Indebtedness Amount, Transaction Expenses Amount, Working Capital, Working Capital Surplus, if any, and Working Capital Deficit, if any, in each case as of the open of business on the Closing Date and, based on such calculations, the Cash Payment and the Buyer Shares (the “Closing Statement”). If Seller has any objections to the Closing Statement prepared by Buyer, then Seller shall deliver a detailed written statement (the “Objections Statement”) describing (a) which items on the Closing Statement have not been prepared in accordance with this Agreement, (b) the basis for Seller’s disagreement with the calculation of such items and (c) Seller’s proposed dollar amount for each item in dispute, to Buyer within thirty (30) days after delivery of the Closing Statement. If Seller fails to deliver an Objections Statement within such thirty (30) day period, then the Closing Statement shall become final and binding on all Parties. Seller shall be deemed to have agreed with all amounts and items contained or reflected in the Closing Statement to the extent such amounts or items are not disputed in the Objections Statement. If Seller delivers an Objections Statement within such thirty (30) day period, then Seller and Buyer shall use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within twenty (20) days after Seller has submitted any Objections Statements, any remaining matters which are in dispute shall be resolved by the office of an impartial nationally recognized firm of independent certified public accountants, appointed by mutual agreement of Buyer and Seller (the “Accountants”). The Accountants shall prepare and deliver a written report to Buyer and Seller and shall submit a proposed resolution of such unresolved disputes promptly, but in any event within twenty (20) days after the dispute is submitted to the Accountants. The Accountants’ determination of such unresolved disputes shall be final and binding upon all Parties; provided, however, that no such determination shall be any more favorable to Buyer than is set forth in the Closing Statement or any more favorable to Seller than is proposed in the Objections Statement. The costs, expenses and fees of the Accountants shall be borne by the Party whose calculation of the Cash Payment and the Buyer Shares has the greatest difference from the final Cash Payment and Buyer Shares as determined by the Accountants under this Section 1.8. The final Closing Statement, however determined pursuant to this Section 1.8(a), shall produce the Working Capital Surplus, if any, the Working Capital Deficit, if any, the Cash Amount, the Debt Amount, the Permitted Indebtedness Amount and the Transaction Expenses Amount to be used to determine the final Cash Payment and the Buyer Shares.

  (b)          Within five (5) Business Days after the Cash Payment and the Buyer Shares become final and binding in accordance with Section 1.8(a):

(i)          if the Cash Payment exceeds the Estimated Cash Payment, then (A) Buyer shall pay, or cause to be paid, to Seller, such funds equal to the amount by which the Cash Payment exceeds the Estimated Cash Payment and (B) Seller and Buyer shall issue joint written instructions to the Escrow Agent to release to Seller, the Adjustment Escrow Amount;

(ii)         if the Buyer Shares exceed the Estimated Buyer Shares, then (A) Buyer shall pay, or cause to be paid, to Seller, such funds equal to the amount by which the Buyer Shares exceeds the Estimated Buyer Shares and (B) Seller and Buyer shall issue joint written instructions to the Escrow Agent to release to Seller, the Adjustment Escrow Amount;

(iii)        if the Estimated Cash Payment exceeds the Cash Payment, then (A) Seller and Buyer shall issue joint written instructions to the Escrow Agent to release to Buyer such portion of the Adjustment Escrow Amount equal to the absolute value of the difference between the Estimated Cash Payment and the Cash Payment (and to the extent the Adjustment Escrow Amount is insufficient, Seller shall deliver the balance in cash to Buyer) and (B) Seller and Buyer shall issue joint written instructions to the Escrow Agent to release to Seller, the remainder of the Adjustment Escrow Amount; or

(iv)        if the Estimated Buyer Shares exceed the Buyer Shares, then (A) Seller and Buyer shall issue joint written instructions to the Escrow Agent to release to Buyer such portion of the Adjustment Escrow Amount equal to the absolute value of the difference between the Estimated Buyer Shares and Buyer Shares (and to the extent such Adjustment Escrow Amount is insufficient, shall deliver the balance in cash to Buyer) and (B) Seller and Buyer shall issue joint written instructions to the Escrow Agent to release to Seller, the remainder of the Adjustment Escrow Amount.

1.9           Calculations. All calculations of Working Capital, the Cash Amount, the Debt Amount, the Permitted Indebtedness Amount, the Redemption Amount and the Transaction Expenses Amount under this Agreement, whether estimates or otherwise, shall be determined in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the Most Recent Balance Sheet, except that such statements, calculations and determinations: (a) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (b) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, and (c) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP. In addition, the determination of Working Capital, the Cash Amount, the Debt Amount, the Permitted Indebtedness Amount, the Redemption Amount and the Transaction Expenses Amount contained in the Closing Payment Certificate and the Closing Statement shall be calculated consistent with the methodologies used in the example calculations provided in Schedule 1.9.

1.10         Legends. Each book entry designation and certificate evidencing the Buyer Shares and the Rollover Preferred Shares shall bear legends in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.”

1.11         Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Winston & Strawn LLP in New York, New York, commencing at 10:00 a.m. Eastern Time on the second (2nd) Business Day following the satisfaction or waiver of all conditions of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties shall take at the Closing itself) or such other place, date or time as Buyer and the Company may mutually determine (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Eastern Time on such date, except as otherwise expressly provided in this Agreement.

1.12         Support Agreement. Concurrently with the execution and delivery of this Agreement, Seller has delivered to Buyer a Support Agreement in the form set forth on Exhibit A attached hereto (the “Support Agreement”), duly executed by each of the Common Shareholders party thereto. Following the date hereof, Seller shall use best efforts to deliver to Buyer, on or before the Closing Date, joinders executed by the Common Shareholders holding Class A Shares who were not party to the Support Agreement delivered to Buyer on the date hereof.

1.13         Deferred Consideration. Subject to Section 7.11, on the first anniversary of the Closing Date, the Buyer shall pay to the Seller the Deferred Consideration Amount (as adjusted pursuant to ARTICLE VII). Buyer shall have the option to pay the Deferred Consideration Amount to Seller in either (a) cash, (b) shares of Buyer Common Stock, 50% of which shall be valued at the Buyer Common Stock Value, and 50% of which shall be valued at the First Anniversary Buyer Common Stock Value, or (c) a combination of the consideration described in the foregoing clauses (a) and (b). Notwithstanding anything to the contrary in this Agreement, Buyer shall not issue any shares of Buyer Common Stock in satisfaction of its payment obligations pursuant to this Section 1.13 to the extent that the number of such shares of Buyer Common Stock to be issued, together with the number of Buyer Shares issued at Closing would be in excess of 19.99% of the voting capital stock of Buyer, as calculated pursuant to applicable rules promulgated by NASDAQ (the “Stock Cap”) without approval of Buyer’s shareholders. If Buyer’s shareholders do not approve the issuance of Buyer Common Stock in excess of the Stock Cap, Buyer may issue a number of shares pursuant to this Section 1.13 up to the Stock Cap and shall pay any remaining amounts payable in cash.

1.14         Intended Tax Treatment; Allocation. The Parties acknowledge and agree that, for federal (and, where applicable, state and local) income Tax purposes, the Transaction shall be treated as a sale of the Interests by Seller and purchase by Buyer of the assets of the Company and its DRE Subsidiaries (other than any DRE Subsidiary that is owned, directly or indirectly, by a corporation) subject to the liabilities of the Company and its DRE Subsidiaries (other than any DRE Subsidiary that is owned, directly or indirectly, by a corporation) as of the Closing Date, in each case in exchange for the Consideration and the distribution of the proceeds thereof by the Seller to the recipients thereof. Seller and Buyer and their respective Affiliates shall report the Transaction and will prepare and file all Tax Returns in a manner consistent with this Section 1.14, and shall not take any position for Tax purposes (including in any Proceeding or audit) inconsistent with this Section 1.14 unless required to do so by applicable Law. Within sixty (60) days of the determination of the Final Closing Balance Sheet, Purchaser shall provide to Seller a schedule allocating the Consideration, as adjusted pursuant to ARTICLE 1, and as increased by the liabilities of the Seller and its DRE Subsidiaries (other than any DRE Subsidiary that is owned, directly or indirectly, by a corporation) as of the Closing Date (including, for the avoidance of doubt, the Debt Amount, the Permitted Indebtedness Amount, the Transaction Expenses Amount and the Redemption Amount) and other relevant items, shall be allocated among the assets of the Company and its DRE Subsidiaries (other than any DRE Subsidiary that is owned, directly or indirectly, by a corporation) (the “Allocation of Consideration Schedule”). If within the thirty (30) days of receiving the Allocation of Consideration Schedule, Seller has not objected, the Allocation of Consideration Schedule shall be final and binding.  If within thirty (30) days Seller objects to the Allocation of Consideration Schedule, Seller and Buyer shall cooperate in good faith to resolve their differences, provided that if after thirty (30) days, Seller and Buyer are unable to agree, the parties shall retain Accountants to resolve their dispute. The cost of the Accountants in respect of the matters under this Section 1.14 shall be shared equally by Seller and Buyer. The parties hereto shall make appropriate adjustments to the Allocation of Consideration to reflect changes in the Consideration.  The parties hereto agree for all Tax reporting purposes to report the transactions in accordance with the Allocation of Consideration Schedule, as adjusted pursuant to the preceding sentence, and to not take any position during the course of any audit or other proceeding inconsistent with such schedule unless required by a determination of the applicable Governmental Authority that is final.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES CONCERNING BUYER

Except as disclosed in the Buyer SEC Reports filed with the SEC at least one (1) Business Day prior to the date hereof, Buyer represents and warrants to the Company that the statements contained in this ARTICLE 2 are correct and complete as of the date hereof and as of the Closing Date.

2.1           Organization of Buyer. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.

2.2           Authorization of Transaction. Buyer has full entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the performance by it of the transactions contemplated hereby and thereby (in each case other than in respect of the proposed issuance of the Rollover Preferred Shares which shall be issued pursuant to a Certificate of Designations which is subject to subsequent approval of Buyer’s Board of Directors), have been duly approved by all requisite entity action of Buyer. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which Buyer is a party constitute the valid and legally binding obligation of Buyer, enforceable against Buyer, in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as required to comply with applicable federal and state securities Laws (or stock exchange listing standards), and subject to (a) the expiration or termination of the applicable waiting period under the HSR Act and (b) the making or obtaining of all Consents, Permits, filings and other submissions with respect to this Agreement required under any other applicable Law, including those under any other antitrust, competition or trade regulation Law or under the Communications Act, Buyer is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer is a party.

2.3           Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, shall (a) violate or conflict with any Law or Order to which Buyer is subject, (b) violate any provision of the Organizational Documents of Buyer, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or to which any of its assets is subject, except, (i) in the case of clauses (a) and (c), as would not prevent or materially delay Buyer from carrying out its obligations under, and consummating the transactions contemplated by, this Agreement or (ii) in the case of clause (c), as may result from any facts or circumstances relating solely to Buyer or any of its Affiliates.

2.4           Brokers’ Fees. Except as set forth in Section 2.4 of the Buyer Disclosure Schedule, Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

2.5           Capitalization. As of April 29, 2016, the authorized capital stock of Buyer consists of 400,000,000 shares of voting common stock, $0.0001 par value per share (“Buyer Common Stock”), of which 81,111,563 is issued (3,053,634 of which are treasury shares and 78,057,929 of which are outstanding), and 1,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares have been designated by Buyer’s board of directors. All issued and outstanding shares of capital stock of Buyer have been duly authorized and validly issued, are fully paid and non-assessable and have been issued without violation of any preemptive right or other right to purchase. Upon the Closing, the Buyer Shares to be issued in accordance with ARTICLE 1 shall be duly authorized, validly issued, fully paid and non-assessable, and shall be issued without violation of any preemptive rights of any third party.

2.6           SEC Reports. Buyer has filed with the SEC all forms, reports and documents required to be filed by Buyer since January 1, 2014 (collectively, the “Buyer SEC Reports”). As of their respective dates, the Buyer SEC Reports (a) were prepared in all material respects in accordance with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Buyer makes no representation or warranty whatsoever concerning any Buyer SEC Report as of any time other than the date or period with respect to which it was filed. None of Buyer’s subsidiaries is required to file any forms, reports or other documents with the SEC. The chief executive officer and the chief financial officer of Buyer have signed, and Buyer has filed with the SEC, all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002 and such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither Buyer nor any of its officers has received notice from any Governmental Body questioning or challenging the accuracy, completeness, form or manner of filing of such certifications. As used in this ARTICLE 2, the term “file” shall be broadly construed to include any manner in which a document or information is filed with or furnished to the SEC.

2.7           [Reserved].

2.8           Absence of Certain Events and Changes. Since the date of filing of Buyer’s Annual Report on Form 10-K for the fiscal year ended on December 31, 2015, Buyer has not suffered a Buyer Material Adverse Effect.

2.9           Buyer’s Investigation. Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and its Subsidiaries and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer together with advisors that it has engaged for such purpose. Buyer and its officers, directors, employees, agents, accountants, advisors, bankers and other representatives have been provided with full and complete access to the representatives, properties, offices, and other facilities, books and records of the Company and its Subsidiaries and other information that they have requested in connection with their investigation of the Company and its Subsidiaries and the transactions contemplated hereby. Neither the Company nor any of its Affiliates or officers, directors, employees, agents, accountants, advisors, bankers and other representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and its Subsidiaries, including as contained in the Financial Assumptions and Projections Presentation dated September 26, 2015 and the Management Presentation dated November 24, 2015. Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). Buyer is not relying on any statement, representation or warranty made by the Company or any of its Affiliates or officers, directors, employees, agents, accountants, advisors, bankers and other representatives, except as expressly set forth in ARTICLE 3 qualified by the Company Disclosure Schedule. Buyer acknowledges that, should the Closing occur, Buyer shall acquire the equity interests of the Company without any representation or warranty as to merchantability or fitness for any particular purpose of the respective assets of the Company and its Subsidiaries, on an “as is” and “where is” basis, except as expressly set forth in ARTICLE 3 or in any certificate or other writing delivered pursuant hereto. Nothing in this Section 2.9 is intended to modify or limit any of the representations or warranties of the Company set forth in ARTICLE 3 or in any certificate or other writing delivered pursuant hereto.

2.10         Additional Representations.

(a)          Buyer holds all Permits necessary for the operation of its business and is in material compliance with the terms of such Permits, other than any failure to hold a Permit or to so comply which would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)          Buyer conducts its business in material compliance with all applicable Laws, and no Proceeding has been filed or commenced or, to the Knowledge of Buyer, threatened in writing alleging any failure so to comply, except any failure to so comply which would not reasonably be expected to have a Buyer Material Adverse Effect.

(c)          Neither Buyer nor, to the Knowledge of Buyer, any of its officers, directors, agents, employees, representatives, contractors, or any other Persons acting on its behalf has, directly or indirectly, (i) made any illegal contributions, payments, bribes, kickbacks, expenditures, gifts or similar payments or provided any unlawful compensation or gifts to any officer or employee of any Governmental Body, or any employee, customer or supplier of Buyer or any other Person, (ii) accepted or received any unlawful contributions, payments, bribes, kickbacks, expenditures, gifts or similar payments, (iii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, (iv) made, or offered to make any improper payment to any foreign official (as defined in the FCPA) or (v) taken any other action that would cause Buyer to be in violation of the FCPA or any other anti-corruption Law applicable in any jurisdiction in which Buyer conducts business.

(d)          Buyer has not violated in any material respect any applicable economic sanction, embargo or other Law of the United States with respect to any Embargoed Country, nor has it breached in any material respect any applicable U.S. export control or embargo Laws. Neither the Buyer, nor any of its Subsidiaries, nor, to the Knowledge of Buyer, any of their officers, managers, stockholders, members, directors, agents, employees, representatives, contractors or any other Persons acting on their behalf is listed on the U.S. Department of the Treasury, Office of Foreign Assets Control List of Specially Designated Nationals and Blocked Persons, U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Entity List, or Unverified List.

(e)          Buyer maintains a system of internal controls that complies with the anti-corruption Laws, the Laws with respect to any Embargoed Country and the U.S. export control or embargo Laws applicable in any jurisdiction in which Buyer conducts business.

(f)          Buyer has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) since December 31, 2015, except liabilities that (i) were incurred subsequent to December 31, 2015 in the Ordinary Course of Business, (ii) result from the obligations of Buyer under this Agreement or the Ancillary Agreements, or (iii) that, individually or in the aggregate, are not reasonably expected to have a Buyer Material Adverse Effect.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING SELLER AND THE COMPANY

Seller represents and warrants to Buyer that the statements contained in this ARTICLE 3 are correct and complete as of the date hereof and as of the Closing Date, except as set forth in the corresponding section of the Company Disclosure Schedule.

3.1           Organization, Qualification, and Power. Section 3.1(a) of the Company Disclosure Schedule sets forth the jurisdiction of incorporation or formation of Seller, the Company and each of its Subsidiaries and each state or other jurisdiction in which the Company and each of its Subsidiaries is licensed or qualified to do business. Seller, the Company and each of its Subsidiaries are duly organized, validly existing and in good standing under the Laws of their respective jurisdiction of incorporation or formation. Seller, the Company and each of its Subsidiaries are duly authorized to conduct their business and are in good standing under the Laws of each jurisdiction where such qualification is required, other than any failure to be so qualified which would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries have full entity power and authority and all material Permits necessary to carry on the businesses in which they are engaged and to own, lease and use the properties owned, leased and used by them. Section 3.1(b) of the Company Disclosure Schedule lists the board of directors, managers, management board and officers, as the case may be, of Seller, the Company and each of its Subsidiaries. Seller has made available to Buyer correct and complete copies of the Organizational Documents, the minute book and membership record books for the Company and each of its Subsidiaries, each of which is correct and complete. None of Seller, the Company or any of its Subsidiaries is in default under or in violation of any provision of their Organizational Documents. Prior to the date hereof, Seller has amended the LLC Agreement, in a form reasonably acceptable to Buyer, to provide that each Common Shareholder is required to support Seller’s indemnity obligations set forth herein as a condition to the distribution of proceeds of the sale of the Company to such Common Shareholder. Seller has delivered to Buyer a duly executed copy of the LLC Agreement as amended and such LLC Agreement has not been further amended or modified and is in full force and effect as of the date hereof. Except as expressly contemplated by this Agreement and the amendment to the LLC Agreement described in the foregoing sentence of this Section 3.1, no amendment, supplement or modification to the Organizational Documents of Seller, the Company or any of its Subsidiaries has been filed, recorded or is pending or contemplated.

3.2           Authorization of Transaction. Seller has full entity power, authority and legal capacity to execute and deliver the Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and each of the Company and its Subsidiaries have full entity power, authority and legal capacity to execute and deliver the Ancillary Agreements to which it is a party and to perform its obligations thereunder. The execution and delivery by Seller of the Agreement and the Ancillary Agreements to which it is a party and the performance by Seller of the transactions contemplated hereby and thereby have been duly approved by all requisite entity action of Seller. The execution and delivery by each of the Company and its Subsidiaries of the Ancillary Agreements to which it is a party and the performance by the Company and each of its Subsidiaries of the transactions contemplated thereby have been duly approved by all requisite entity action of the Company and each of its Subsidiaries, as applicable. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which Seller, the Company and its Subsidiaries are a party constitute the valid and legally binding obligation of Seller, the Company and such Subsidiaries (as the case may be), enforceable against Seller, the Company and such Subsidiaries (as the case may be) in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as set forth on Section 3.2 of the Company Disclosure Schedule, neither Seller, the Company nor any of its Subsidiaries is required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which Seller, the Company or any of its Subsidiaries is a party.

3.3           Capitalization; Subsidiaries; Minority Investments; Holdcos.

(a)          Seller is the record and beneficial owner of the Interests, and Seller has good and indefeasible title to all of the Interests free and clear of all Liens. All of the Interests have been duly authorized and are validly issued pursuant to the Company’s Organizational Documents and have been issued without violation of any preemptive right or other right to purchase. The Interests represent 100% of the outstanding membership or other ownership interests in the Company. The Interests have been issued in uncertificated, book-entry form and no certificates representing, or other instruments evidencing an interest in, the Interests have been issued or are currently outstanding. There are no other membership or other ownership interests in the Company or outstanding securities convertible or exchangeable into membership or other ownership interests of the Company, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem membership or other ownership interests in the Company or to provide funds to make any investment (in the form of a loan, capital contribution, or otherwise) in the Company or any of its Subsidiaries or, to the Knowledge of Seller, the Joint Ventures. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other Contracts with respect to the voting of the membership or other ownership interests of the Company.

(b)          All of the Subsidiaries, direct and indirect, of the Company are listed in Section 3.3(b)(i) of the Company Disclosure Schedule. Section 3.3(b)(i) of the Company Disclosure Schedule lists the entire authorized membership interest, stock or other ownership interests of each such Subsidiary that are issued and outstanding and the record and beneficial owner of such membership or other ownership interests, all of which have been duly authorized, are validly issued, fully paid and non-assessable (to the extent such concepts apply) and have been issued without violation of any preemptive right or other right to purchase. Except as set forth on Section 3.3(b)(ii) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the membership interests, stock or other ownership interests of the Subsidiaries listed in Section 3.3(b)(i) of the Company Disclosure Schedule, free and clear of all Liens. There are no other membership interests, stock or other ownership interests in any Subsidiary required to be listed on Section 3.3(b)(i) of the Company Disclosure Schedule or outstanding securities convertible or exchangeable into membership or other ownership interests of any such Subsidiary, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require any such Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem membership interests, stock or other ownership interests in any such Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution, or otherwise) in any such Subsidiary. There are no outstanding or authorized equity appreciation, phantom appreciation, profit participation or similar rights with respect to any Subsidiary listed on Section 3.3(b)(i) of the Company Disclosure Schedule. There are no voting trusts, proxies or other Contracts with respect to the voting of the membership interests, stock or other ownership interests of any such Subsidiary.

(c)          All Persons (other than the Subsidiaries of the Company) in which the Company, directly or indirectly, owns or holds of record and/or beneficially owns or holds membership interests, stock or other ownership interests (collectively, the “Joint Ventures”) are listed in Section 3.3(c)(i) of the Company Disclosure Schedule. Section 3.3(c)(i) of the Company Disclosure Schedule lists the entire authorized membership interest, stock or other ownership interests of each such Joint Venture that are issued and outstanding and the record and beneficial owner of such membership or other ownership interests, all of which have been duly authorized and are validly issued pursuant to such Joint Venture’s Organizational Documents, and have been issued without violation of any preemptive right or other right to purchase. Except as set forth on Section 3.3(c)(ii) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the membership interests, stock or other ownership interests of the Joint Ventures listed in Section 3.3(c)(i) of the Company Disclosure Schedule, free and clear of all Liens. There are no other membership interests, stock or other ownership interests in any Joint Venture required to be listed on Section 3.3(c)(i) of the Company Disclosure Schedule or outstanding securities convertible or exchangeable into membership or other ownership interests of any such Joint Venture, and, to the Knowledge of Seller, there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require any such Joint Venture to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem membership interests, stock or other ownership interests in any such Joint Venture or to provide funds to make any investment (in the form of a loan, capital contribution, or otherwise) in any such Joint Venture. To the Knowledge of Seller, there are no outstanding or authorized equity appreciation, phantom appreciation, profit participation or similar rights with respect to any Joint Venture listed on Section 3.3(c)(i) of the Company Disclosure Schedule. To the Knowledge of Seller, there are no voting trusts, proxies or other Contracts with respect to the voting of the membership interests, stock or other ownership interests of any such Joint Venture.

(d)          The Company does not, directly or indirectly, own or hold of record and/or beneficially own or hold membership interests, stock or other ownership interests of any Person other than its Subsidiaries and the Joint Ventures.

(e)          Each of the Company, Seller and EMC Acquisition LLC has no assets, has no liabilities and has or is engaged in no business activities other than (a) its ownership of the equity securities of its respective Subsidiaries and the Joint Ventures, (b) activities incidental to its ownership of the equity securities of its Subsidiaries and the Joint Ventures (including performing administrative, governance and supervisory functions in connection with the operation of the business of its Subsidiaries, and owning equity securities of its Subsidiaries and the Joint Ventures) and (c) activities incidental to maintenance of its existence as a limited liability company.

3.4           Non-contravention. Except as set forth on Section 3.4 of the Company Disclosure Schedule, neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Seller, the Company or any of its Subsidiaries is a party, nor the consummation of the transactions contemplated hereby or thereby (including, without limitation, entering into and performing the Company Credit Facility Amendments), shall (a) violate or conflict with any Law or Order to which Seller, the Company or any of its Subsidiaries is subject, (b) violate or conflict with any provision of the Organizational Documents of Seller, the Company or any of its Subsidiaries, or (c) in any material respect conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or material payment under any Material Contract or material Permit to which Seller, the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its material assets).

3.5           Brokers’ Fees. Except as set forth on Section 3.5 of the Company Disclosure Schedule, neither Seller, the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.6           Assets.

(a)          The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest or license in, the properties and material assets (tangible and intangible) used by them, located on their premises or shown on the Financial Statements or acquired after the date thereof, free and clear of all Liens, except for Permitted Liens and the Liens under the Contracts set forth on Section 3.6 of the Company Disclosure Schedule. Such properties and assets are all the properties and assets necessary to operate the businesses of the Company and its Subsidiaries as currently conducted.

(b)          The buildings, machinery, equipment, transmitters, antennas, cables, towers, and other tangible assets that the Company and its Subsidiaries own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used in all material respects.

3.7           Financial Statements; Interim Conduct.

(a)          Seller has made available to Buyer the following financial statements (collectively, the “Financial Statements”): (i) audited balance sheets, statements of income, members’ equity and cash flows of Seller and its Subsidiaries and SeaMobile as of and for the fiscal years ended December 31, 2012, December 31, 2013, December 31, 2014 and December 31, 2015; (ii) unaudited balance sheets, statements of income, members’ equity and cash flows of Seller and its Subsidiaries as of and for the two (2) month period ended February 29, 2016 (the “Most Recent Fiscal Month End”); and (iii) unaudited balance sheets, statements of income, members’ equity and cash flows of SeaMobile as of and for the two (2) month period ended February 29, 2016, together with comparative information for the corresponding information for the prior year (the financial statements made available pursuant to this clause (ii) and (iii) being referred to collectively as the “Most Recent Financial Statements”). The Financial Statements are correct and complete in all material respects and consistent with the books and records of Seller, the Company and its Subsidiaries (including SeaMobile) and solely with respect to the Most Recent Financial Statements are subject to year-end audit adjustments expected to be normal in nature and amount, have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the financial condition, results of operation, changes in equity and cash flow of the Company and its Subsidiaries (including SeaMobile) as of and for their respective dates and for the periods then ending; provided, however, that the Most Recent Financial Statements lack notes and are subject to year-end audit adjustments expected to be normal in nature and amount. Seller maintains and causes the Company and each of its Subsidiaries to maintain accounting controls and systems which are sufficient to provide reasonable assurances that (A) all transactions are executed in accordance with management’s general or specific authorization, (B) all transactions are recorded as necessary to permit the accurate preparation of financial statements in conformity with generally accepted accounting principles and to maintain proper accountability for items, (C) access to their property and assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(b)          Since December 31, 2014, the business of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business, and there has not been any Company Material Adverse Change and, to the Knowledge of Seller, no event has occurred which could reasonably be expected to result in a Company Material Adverse Change. Without limiting the generality of the foregoing, except as set forth on Section 3.7(b) of the Company Disclosure Schedule, since December 31, 2014 the Company and its Subsidiaries have not:

(i)          sold, leased, transferred, assigned, surrendered, abandoned, released, encumbered or otherwise disposed of any assets or property (tangible or intangible) with a value in excess of $250,000, other than sales of inventory and collection of accounts receivable for fair consideration in the Ordinary Course of Business;

(ii)         experienced any damage, destruction or loss (whether or not covered by insurance) to its assets or property (tangible or intangible, but not including the termination of any Contract which is covered by clause (iii) below) in excess of $250,000;

(iii)        received notice from any Person regarding the acceleration, termination, modification or cancelation of a Contract, which, if in existence on the date hereof, would be required to be listed on Section 3.13 of the Company Disclosure Schedule;

(iv)        issued, created, incurred or assumed any Debt involving more than $500,000 (except pursuant to its revolving line of credit);

(v)         forgiven, canceled, compromised, waived, released or otherwise disposed in any way of more than $250,000 of Debt owed to it or any right, power or claim;

(vi)        issued, sold or otherwise disposed of any of its membership interests, stock or other ownership interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its membership interest, stock or other ownership interests or declared, set aside, made or paid any dividend or distribution with respect to its membership interest, stock or other ownership interests or redeemed, purchased or otherwise acquired any membership interests, stock or other ownership interest or amended or made any change to any of its Organizational Documents or the Organizational Documents of the Joint Ventures or made any other payment to its members or stockholders (or any Affiliates of such members or stockholders);

(vii)       (A) granted or announced any increase greater than 10% in salary, granted any bonus, granted or announced any incentive award, severance or similar compensation, or otherwise increased the compensation or benefits payable or provided to any present director, officer, employee, consultant, or other individual service provider except such grants, announcements and increases set forth on Section 3.7(b)(vii) of the Company Disclosure Schedule required by existing Contracts; (B) adopted, amended or terminated any Employee Benefit Plan or increased the compensation or benefits provided under any Employee Benefit Plan, (C) hired or promoted any employee with base compensation in excess of $100,000 or changed the classification (exempt or non-exempt) or status (employee or independent contractor) in respect of any employee, consultant, or other individual service provider, (D) hired or promoted any person as or to an officer, as the case may be, except to fill a vacancy in the Ordinary Course of Business, or (E) granted any equity or equity-based awards;

(viii)      engaged in any promotional, sales or discount or other activity that has or could reasonably be expected to have the effect of accelerating sales prior to the Most Recent Fiscal Month End that would otherwise be expected to occur subsequent to the Most Recent Fiscal Month End;

(ix)         made any commitment outside of the Ordinary Course of Business or in excess of $250,000 in the aggregate for capital expenditures to be paid after the Closing;

(x)          instituted any material change in the conduct of its business or any material change in its accounting principles, practices or methods, cash management practices or method of purchase, sale, lease, management, marketing, or operation, except as required by applicable Law;

(xi)         entered into any new line of business outside of its existing lines of business or abandoned or discontinued existing lines of business;

(xii)        taken or omitted to take any action which would be reasonably expected to have a Company Material Adverse Effect;

(xiii)       made, changed or rescinded any material Tax election, settled or compromised any material Tax liability, amended any material Tax Return or took any position on any material Tax Return, took any action, omitted to take any action or entered into any other transaction that would have the effect of materially increasing its Tax liability or materially reducing any of its Tax assets in respect of any taxable period ending after December 31, 2014;

(xiv)      entered into any transaction with any Affiliate;

(xv)       made any loan or advance to any Person, other than advances to employees for business expenses to be incurred in the Ordinary Course of Business or transactions with customers on credit in the Ordinary Course of Business;

(xvi)      made any capital contributions to, or investments in, any other Person other than a Subsidiary;

(xvii)     effected any acquisition, reorganization, recapitalization or agreement of the Company to acquire in any manner (whether by merger or purchase of equity or assets or otherwise) any Person or material assets;

(xviii)    terminated, amended, modified or entered into any Material Contract (or any Contract that would have been a Material Contract if the Company was party to such Contract on the date hereof);

(xix)       commenced, paid, discharged, satisfied or settled any material claim, action, arbitration or proceeding of the Company or any of its Subsidiaries other than in the Ordinary Course of Business, including any indemnity or escrow claim;

(xx)        revalued in any material respect the Company’s material assets or properties, including writing off notes or accounts receivable, other than in the Ordinary Course of Business;

(xxi)       abandoned, allowed to lapse, transferred or licensed to (or covenanted not to assert against) any Person any material rights to any Intellectual Property of the Company other than in the Ordinary Course of Business;

(xxii)      imposed any Lien other than a Permitted Lien upon any of the properties, membership or other equity interests or assets, tangible or intangible, of the Company or any of its Subsidiaries;

(xxiii)     distributed any Restricted Cash or converted any Restricted Cash into Cash; or

(xxiv)    agreed, committed to or entered into any Contract to do any of the foregoing.

(c)          All accounts receivable reflected on the Most Recent Financial Statements, and all accounts receivable of the Company and its Subsidiaries generated since the Most Recent Fiscal Month End (the “Receivables”), constitute bona fide receivables resulting from the sale of inventory, services or other obligations in favor of the Company and its Subsidiaries as to which full performance has been fully rendered, and are valid and enforceable claims. The Receivables are not subject to any pending or threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved against the accounts receivable. The reserves against the accounts receivable for returns, allowances, chargebacks and bad debts are commercially reasonable and have been determined in accordance with GAAP, consistently applied in accordance with past custom and practice.

(d)          The accounts payable of the Company and its Subsidiaries reflected on the Financial Statements arose from bona fide transactions in the Ordinary Course of Business, and all such accounts payable have either been paid, are not yet due and payable in the Ordinary Course of Business, or are being contested by the Company and its Subsidiaries in good faith. Except as set forth on Section 3.7(d) of the Company Disclosure Schedule, the Company has not entered into any extended payment plans regarding accounts payable to suppliers for payment terms not in the Ordinary Course of Business (e.g., in excess of thirty (30) days net).

(e)          The inventory and equipment leased to customers of the Company and its Subsidiaries (i) does not include any items that are obsolete or of a quantity or quality not usable or salable in the Ordinary Course of Business and (ii) includes only items sold by the Company and its Subsidiaries in the Ordinary Course of Business. The inventory and equipment leased to customers disposed of subsequent to the date of the Most Recent Fiscal Month End has been disposed of only in the Ordinary Course of Business. No inventory of the Company and its Subsidiaries is held on a consignment basis. The quantities of each item of inventory of the Company and its Subsidiaries (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and its Subsidiaries.

(f)          Each of the Company and its Subsidiaries has established and presently maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of such entity are being executed and made only in accordance with appropriate policies, procedures and authorizations of management and the board of directors or management of such entity, (ii) that transactions related to the business of such entity are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets. Since January 1, 2013, neither the Company nor any of its Subsidiaries has identified or been made aware of any fraud that involves the Company or any of its Subsidiaries, or their management, or other current employees or any claim or allegation relating to any of the foregoing, and neither the Company nor any of its Subsidiaries has received any written notice form its independent accountants regarding any of the foregoing.

(g)          The reserves reflected on the Financial Statements are for the matters described on Section 3.7(g) of the Company Disclosure Schedule.

3.8           Undisclosed Liabilities. The Company and its Subsidiaries do not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for liabilities that (a) are accrued or reserved against on the face of the Most Recent Financial Statements (rather than in any notes thereto), (b) were incurred subsequent to the date of the Most Recent Financial Statements in the Ordinary Course of Business, (c) result from the obligations of the Company under this Agreement or the Ancillary Agreements, (d) liabilities and obligations pursuant to any Contract listed on Section 3.13 of the Company Disclosure Schedule or not required by the terms of Section 3.13(a) to be listed on Section 3.13 of the Company Disclosure Schedule, in either case which arose in the Ordinary Course of Business and did not result from any default, tort, breach of contract or breach of warranty or (e) would not be required to be disclosed on a balance sheet pursuant to GAAP.

3.9           Legal Compliance.

(a)          The Company and its Subsidiaries, and their respective predecessors and Affiliates, are in material compliance with all applicable Laws and Orders, and no Proceeding has been filed or commenced or, to the Knowledge of Seller, threatened in writing alleging any failure so to comply. Since January 1, 2013, the Company and its Subsidiaries have not received any written notice or communication in writing alleging any material non-compliance of the foregoing.

(b)          Section 3.9(b) of the Company Disclosure Schedule sets forth a correct and complete list of all Permits held by the Company and its Subsidiaries and material to their business, including the names of the Permits, whether the Permits are temporary or permanent and their respective dates of issuance and expiration. Such Permits (i) constitute all Permits necessary for the operation of the business of the Company and its Subsidiaries and (ii) are valid and in full force and effect. No Proceeding is pending or, to the Knowledge of Seller, threatened to revoke, suspend, terminate, lapse or limit any such Permits. To the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, termination, lapse, nonrenewal or limitation of any such Permits. None of the Company or any of its Subsidiaries has received any (A) written notice of suspension, cancellation, modification, revocation, nonrenewal or termination relating to any such Permits or (B) written notice, order, complaint or other written communication claiming the existence of any default under any such Permits, which default has not been cured. Each of Company and its Subsidiaries has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments thereto as required by any such Permits and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were correct and complete in all material respects, and not misleading on the date filed (or were corrected or supplemented by a subsequent submission), except for any failure which would not reasonably be expected to result in a Company Material Adverse Change.

(c)          Neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of Seller, any of their respective officers, managers, stockholders, members, directors, agents, employees, representatives, contractors, any Joint Venture Partners or any other Persons acting on behalf of any of the foregoing has, directly or indirectly, (i) made any illegal contributions, payments, bribes, kickbacks, expenditures, gifts or similar payments or provided any unlawful compensation or gifts to any officer or employee of any Governmental Body, or any employee, customer or supplier of the Company and its Subsidiaries or any other Person, (ii) accepted or received any unlawful contributions, payments, bribes, kickbacks, expenditures, gifts or similar payments, (iii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, (iv) made, or offered to make any improper payment to any foreign official (as defined in the FCPA) or (v) taken any other action that would cause the Company or any of its Subsidiaries to be in violation of any Anti-Fraud and Anti-Corruption Laws. There are no Proceedings, filings, or governmental investigations alleging any such contributions, payments, bribes, kickbacks, expenditures, gifts or fraudulent conduct or any other such violation of any Anti-Fraud and Anti-Corruption Law. The transactions of the Company and its Subsidiaries have been and are accurately and fairly reflected on their respective books and records in compliance with the Anti-Fraud and Anti-Corruption Laws, and the Company and each of its Subsidiaries maintains a system of internal controls that complies with the Anti-Fraud and Anti-Corruption Laws.

(d)          Neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of Seller, any of their officers, managers, stockholders, members, directors, agents, employees, representatives, contractors or any other Persons acting on their behalf has, directly or indirectly, (i) refused to do business with any nation or company subject to a boycott not endorsed by the United States, (ii) discriminated against any person on the basis of race, religion, sex, national origin or nationality, (iii) furnished information about business relationships with or in any nation or company subject to a boycott not endorsed by the United States, (iv) implemented letters of credit containing terms or conditions prohibited by the Antiboycott Laws or (v) taken any other action that would cause the Company or any of its Subsidiaries to be in material violation of any applicable export control Law, trade, embargo or economic sanctions Law, or antiboycott Law, in the U.S. or any other jurisdiction (collectively, the “Antiboycott Laws”), including: the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 760), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature. Neither the Company, nor any of its Subsidiaries, nor any of their officers, managers, stockholders, members, directors, agents, employees, representatives, contractors or any other Persons acting on their behalf is listed on the U.S. Department of the Treasury, Office of Foreign Assets Control List of Specially Designated Nationals and Blocked Persons, U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Entity List, or Unverified List. No Proceeding has been filed or commenced alleging any violation of any Antiboycott Law. The transactions of the Company and its Subsidiaries have been and are accurately and fairly reflected on their respective books and records in material compliance with the Antiboycott Laws, and the Company and each of its Subsidiaries maintains a system of internal controls that complies with the Antiboycott Laws.

3.10         Tax Matters. The representations and warranties in this Section 3.10 are the sole and exclusive representations and warranties of Seller relating to Tax matters.

(a)          The Company and its Subsidiaries have filed with the appropriate taxing authorities all Tax Returns that they were required to file. All such Tax Returns are correct and complete in all material respects. All Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid or are reflected as reserves on the Most Recent Financial Statements. The Company and its Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Interests or any assets of the Company or any of its Subsidiaries.

(b)          Adequate reserves and accruals required in accordance with GAAP have been established to provide for the payment of all Taxes which are not yet due and payable with respect to the Company and its Subsidiaries.

(c)          No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company and its Subsidiaries that has not been paid, settled or otherwise resolved. There is no Proceeding or audit now pending, proposed or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries or concerning the Company or any of its Subsidiaries with respect to any Taxes. The Company and its Subsidiaries have not been notified by any taxing authority that any issues have been raised with respect to any Tax Return. There has not been, within the past five (5) calendar years, an examination or written notice of potential examination of the Tax Returns filed with respect to the Company or any of its Subsidiaries by any taxing authority.

(d)          All Taxes that are required to be withheld or collected by the Company and its Subsidiaries, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors, members or stockholders of the Company or any of its Subsidiaries, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws.

(e)          No written claim has ever been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that they are or may be subject to taxation by that jurisdiction.

(f)          The Company and its Subsidiaries are not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than under a lease or other commercial agreement entered into in the Ordinary Course of Business), and are not liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise.

(g)          Neither the Company nor any of its Subsidiaries will be required as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any comparable provision of state, local or foreign Law), (v) any installment sale or open transaction disposition, (vi) the receipt of any prepaid revenue, or (vii) election under Section 108(i) of the Code to include any item of income or exclude any material item of deduction for any taxable period (or portion thereof) beginning after the Closing Date that would not have otherwise so been included or excluded as the case may be.

(h)          Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the payment of any Tax or any Tax assessment or deficiency.

(i)          There is no Contract to which the Company or any of its Subsidiaries is a party that will, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 280G, 162 or 404 of the Code as a result of the transactions contemplated in this Agreement.

(j)          Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

(k)          Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l)          Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m)          Section 3.10(m) lists (i) the U.S. federal income Tax entity classification for each of the Company and its Subsidiaries, (ii) the effective date of such classification, and (iii) whether such classification is the result of an election filed with the Internal Revenue Service.

3.11         Real Property.

(a)          Section 3.11(a) of the Company Disclosure Schedule lists the address and legal description of all Owned Real Properties. Section 3.11(a) of the Company Disclosure Schedule contains a correct description (including, without limitation, a legal description) of each Owned Real Property. With respect to each Owned Real Property:

(i)          the Company or its Subsidiary set forth on Section 3.11(a) of the Company Disclosure Schedule is the sole titleholder of record and owns good and marketable indefeasible fee simple absolute title and all equitable interest therein to the land, land improvements and buildings legally described as set forth in Section 3.11(a) of the Company Disclosure Schedule, together with all privileges, rights, easements, hereditaments, and appurtenances thereunto belonging, free and clear of all Liens, except as set forth in Section 3.11(a)(i) of the Company Disclosure Schedule; and

(ii)         except as set forth in Section 3.11(a)(ii) of the Company Disclosure Schedule, the Company and its Subsidiaries have not leased, licensed or otherwise granted to any Person the right to use or occupy such Owned Real Properties or any portion thereof.

(b)          Section 3.11(b) of the Company Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each parcel of Leased Real Property. Seller made available to Buyer a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.

(c)          Subject to the respective terms and conditions in the Leases, the Company or one of its Subsidiaries is the sole legal and equitable owner of the leasehold interest in the Leased Real Property and possesses good and marketable, indefeasible title thereto, free and clear of all Liens (other than Permitted Liens).

(d)          With respect to each parcel of Real Property: (i) there are no pending or, to the Knowledge of Seller, threatened condemnation Proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use, occupancy or value thereof; (ii) the ownership and operation of the Real Property in the manner in which it is now owned and operated comply with all zoning, building, use, safety or other similar Laws; (iii) all Improvements on any such parcel are in good operating condition, ordinary wear and tear excepted, are supplied with utilities and other services necessary for the operation of the businesses of the Company and its Subsidiaries as currently conducted at such facilities and safe for their current occupancy and use; (iv) neither the Company nor any of its Subsidiaries has received any notice of any special Tax, levy or assessment for benefits or betterments that affect any parcel of Real Property and, to the Knowledge of Seller, no such special Taxes, levies or assessments are pending or contemplated; (v) there are no Contracts granting to any third party or parties the right of use or occupancy of any such parcel, and there are no third parties (other than the Company and its Subsidiaries) in possession of any such parcel; and (vi) each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the Knowledge of Seller, threatened termination of such access. The Real Property comprises all of the real property used or intended to be used in the businesses of the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any Contract or option to purchase any real property or any portion thereof or interest therein.

3.12         Intellectual Property.

(a)          Section 3.12(a) of the Company Disclosure Schedule accurately identifies and describes:

(i)          each material proprietary product or service developed, manufactured, marketed, licensed or sold by or for the Company or any of its Subsidiaries, and any material proprietary product or service currently under development by or for the Company or any of its Subsidiaries (collectively, the “Company Products”);

(ii)         (A) each item of Registered IP in which the Company or any of its Subsidiaries has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (collectively, the “Company Registered IP”); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) where such Company Registered IP is not exclusively owned by the Company or one of its Subsidiaries, any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

(iii)        (A) all material Intellectual Property licensed to the Company or any of its Subsidiaries (other than any non-customized Software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use Software license, (2) is not incorporated into, or used in the development, manufacturing or distribution of, the products or services of the Company or any of its Subsidiaries and (3) is generally available on standard terms for less than $5,000); and (B) the corresponding Contract or Contracts pursuant to which such material Intellectual Property is licensed to the Company or any of its Subsidiaries (collectively, the “Inbound Licenses”);

(iv)        each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP (collectively, the “Outbound Contracts”);

(v)         each item of unregistered Company IP material to or necessary for the conduct of the Business (collectively, the “Material Unregistered IP”); and

(vi)        each social media account owned by the Company or any of its Subsidiaries.

(b)          Seller has provided to Buyer a complete and accurate copy of each standard form of Intellectual Property Contracts used by the Company or any of its Subsidiaries. Section 3.12(b) of the Company Disclosure Schedule accurately identifies each Intellectual Property Contract that deviates in any material respect from the corresponding standard form agreement provided to Buyer. Except for the nonexclusive licenses and rights granted in Contracts identified on Section 3.12(b) of the Company Disclosure Schedule, neither the Company or its Subsidiaries is bound by any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, or enforce any Company IP anywhere in the world.

(c)          The Company or one of its Subsidiaries owns or otherwise has rights to use all Intellectual Property (including the Company IP) material to or necessary for the Business. Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, the Company or one of its Subsidiaries is the exclusive, and with respect to the Company Registered IP, record, owner of all right, title and interest in and to the Company IP) free and clear of any Liens (other than nonexclusive, nonsublicensable licenses granted by the Company or one of its Subsidiaries pursuant to the Contracts listed on Section 3.12(c) of the Company Disclosure Schedule). Without limiting the generality of the foregoing, except as set forth in Section 3.12(c) of the Company Disclosure Schedule:

(i)          all documents, instruments and fees necessary to perfect or maintain the rights of the Company and its Subsidiaries in the Company Registered IP have been executed, delivered and filed in a timely manner with the appropriate Governmental Body or private registrar;

(ii)         each Person who is or was an employee or independent contractor of the Company or its Subsidiary and who is or was involved in the creation or development of any Company IP has signed a written agreement under which each such Person has assigned such Company IP to the Company or its Subsidiary for which such Person is or was an employee or independent contractor, and each such Person has waived any Moral Rights in such Company IP;

(iii)        Section 3.12(c) of the Company Disclosure Schedule identifies each piece of material Intellectual Property relating to the Business (including any and all trade secrets, inventions, patent applications and patents) conceived, reduced to practice, developed, prepared or filed by or issued to an employee or independent contractor of the Company or its Subsidiary during the time of their employment or contracting with the Company or respective Subsidiary, but not assigned to the Company or its Subsidiary;

(iv)        no current or former employee or independent contractor of the Company or its Subsidiary is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or any of its Subsidiaries; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality;

(v)         no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP;

(vi)        each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by the Company or any of its Subsidiaries, or purported to be held by the Company or any of its Subsidiaries, as a trade secret;

(vii)       neither the Company or any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property used in or necessary for the operation of the Business to any other Person;

(viii)      neither the Company or any of its Subsidiaries was or is a contributor to any industry standards body that obligates the contributor to grant or offer to any other Person any license or right to any Company IP; and

(ix)         after the Closing the Surviving Company and its Subsidiaries will continue to own or have rights to use, reproduce, prepare and provide all Intellectual Property (including the Company IP) used in, material to or needed for the conduct of the Business as it is currently conducted.

(d)          To the Knowledge of Seller, all Company IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i)          all claims of priority made in connection with any patent applications and patents of the Company Registered IP are valid;

(ii)         with respect to patent applications of the Company Registered IP that are not publicly available, Seller has provided to Buyer copies of the initial patent application filings, filing receipts, current status, next actions, next due dates, and related assignment/security interest filings and recordations; and

(iii)        no patent office proceeding or other Proceeding is or has been pending and, to the Knowledge of Seller, no allegation is made, in which the title, scope, validity or enforceability of any Company IP is challenged.

(e)          To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Section 3.12(e) of the Company Disclosure Schedule accurately identifies and provides a brief description of the current status of each matter regarding any actual (past or present), alleged or suspected infringement or misappropriation of any Company IP.

(f)          None of the Company and its Subsidiaries has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person. There is no claim, suit, action or proceeding pending or to Seller’s Knowledge, threatened against the Company or any of its Subsidiaries alleging any infringement, misappropriation or violation of any Intellectual Property of any Person.

(g)          None of the Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires, or conditions the use or distribution of such Company Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Software; or (ii) imposes any limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Company Software.

(h)          No source code for any Company Software owned by, or developed for, the Company or its Subsidiaries has been delivered, licensed or made available to any escrow agent or other Person who was not, at the time of delivery, an employee or independent contractor of the Company or its Subsidiary. None of the Company and its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or its Subsidiary. To the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an employee of the Company or its Subsidiary.

(i)          To Seller’s Knowledge, none of the Company and its Subsidiaries is and no other party is, in breach of or default under any license, sublicense or other contract covering or relating to any Company IP nor has it performed any act or omitted to perform any act that, with or without notice or lapse of time, will become or result in a material violation, breach or default thereunder.

3.13         Contracts.

(a)          Section 3.13(a) of the Company Disclosure Schedule lists the following Contracts to which the Company or any of its Subsidiaries is a party:

(i)          each Contract with any customer or supplier that is required to be listed on Section 3.22 of the Company Disclosure Schedule;

(ii)         each Lease and each other lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $100,000 and with terms of less than one year);

(iii)        each Contract for the sale of any of the assets or properties of the Company or any of its Subsidiaries or for the grant to any Person of any preferential rights to purchase any such assets or properties, in each case, other than in the Ordinary Course of Business;

(iv)        each Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person;

(v)         each joint venture, partnership or Contract involving a sharing of profits, losses, costs or liabilities with any other Person, including any with respect to any Joint Venture;

(vi)        each Contract containing any covenant that purports to materially restrict the business activity of the Company or any of its Subsidiaries or materially limit the freedom of the Company or any of its Subsidiaries to engage in any line of business, to compete with any Person, to hire or solicit any Person for employment or other business relationship or to develop, make, license, market, sell or distribute any product or service;

(vii)       each power of attorney;

(viii)      each Contract for Debt;

(ix)         each Contract providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;

(x)          each Contract with any labor union;

(xi)         each bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or practice, whether formal or informal, or any severance agreement or arrangement;

(xii)        each Contract for capital expenditures or the acquisition or construction of fixed assets, in each case in excess of $250,000;

(xiii)       each Contract under which the Company or any of its Subsidiaries has advanced or loaned to any other Person amounts in the aggregate exceeding $250,000;

(xiv)      each Government Contract with a value in excess of $150,000;

(xv)       each franchise, dealership, vendor, manufacturing or service center agreements;

(xvi)      each Contract with any Common Shareholder or any Affiliate of the Company, any of its Subsidiaries;

(xvii)     any settlement agreement;

(xviii)    each employment or consulting Contract or other Contract with any of their current officers, managers, partners, directors or employees with annual compensation of $100,000 or more;

(xix)       each Intellectual Property Contract;

(xx)        each stand-alone confidentiality agreement and stand-alone non-disclosure agreement still in effect, but not including such agreements between the Company or its Subsidiaries and any officers, directors, employees, consultants, advisors, agents or other individual service providers;

(xxi)       each Contract that contains (A) a “key man” provision, requirement or similar provision or otherwise provides a Person with any rights in the event that a particular Person ceases to provide services under such Contract or remain employed or engaged by the Company, (B) a most favored nation, favored customer, or similar provision, (C) guaranteed payments or obligations or similar provisions or (D) service level guarantees or agreements that are material to the Company or any of its Subsidiaries; and

(xxii)      any other agreement material to the Company or any of its Subsidiaries that was not entered into in the Ordinary Course of Business.

(b)          Seller has made available to Buyer a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto. Section 3.13(b) of the Company Disclosure Schedule contains an accurate and complete description of all material terms of all oral Material Contracts (if any).

(c)          Each Material Contract is legal, valid, binding, enforceable, in full force and effect against the Company and its Subsidiaries and, to Seller’s Knowledge, against the other party thereto. Except as disclosed in Section 3.13(c) of the Company Disclosure Schedule, (i) no Material Contract has been breached or canceled by the Company, any of its Subsidiaries or, to the Knowledge of Seller, any other party thereto, (ii) the Company or each of its Subsidiaries has performed all material obligations under such Material Contracts required to be performed by the Company or such Subsidiary, (iii) to the Knowledge of Seller, there is no event which, upon giving of notice or lapse of time or both, would constitute a material breach or material default under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract, and (iv) neither the Company nor any of its Subsidiaries has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract. Neither the Company nor any of its Subsidiaries has any obligation or has made any payment in respect of any minimum guaranteed payment under any Material Contract.

3.14         Insurance. Section 3.14(a) of the Company Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, products/services, cyber, privacy, employment, casualty, liability, director & officer, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage (but not including additional insured or certificate holder rights) (collectively, the “Company Insurance Agreements”):

(a)          the name of the broker for such insurance, the name of the insurer, the name of the policyholder, and the name of each covered insured, (not including additional insured parties);

(b)          the policy number and the period of coverage; and

(c)          a description of any retroactive premium adjustments or other material loss-sharing arrangements.

There is no claim by the Company or any of its Subsidiaries or any other Person pending under any such policies and bonds as to which coverage has been denied or disputed. All premiums payable under all such policies and bonds have been paid. There are no threatened terminations of, or material premium increases with respect to, any of such policies or bonds. Section 3.14(b) of the Company Disclosure Schedule sets forth a list of all claims made under the Company Insurance Agreements, or under any other insurance policy, bond or agreement covering the Company or any of its Subsidiaries or their operations during the prior twelve (12) months. During the prior twelve (12) months, the Company and its Subsidiaries have maintained insurance policies with coverage and policy limits that are substantially similar to the coverage and policy limits provided by the Company Insurance Agreements.

3.15         Litigation. Except as set forth in Section 3.15of the Company Disclosure Schedule, there are no Proceedings or Orders pending or, to the Knowledge of Seller, threatened in writing relating to or affecting Seller, the Company or any of its Subsidiaries. There is no outstanding Order to which Seller, the Company or any of its Subsidiaries is subject.

3.16         Employees.

(a)          Section 3.16(a)(i) of the Company Disclosure Schedule sets forth a complete and correct list of all employees, independent contractors and consultants of the Company and its Subsidiaries, as of December 31, 2015, having total annual compensation in excess of $100,000, showing for each: (i) name, (ii) status (part-time, full-time, non-exempt, etc.), (iii) current job title or position, (iv) date of commencement of employment or engagement and (v) actual base salary, bonus, commission or other remuneration paid during 2015. Section 3.16(a)(ii) of the Company Disclosure Schedule sets forth a complete and correct list of all employees, independent contractors and consultants of the Company and its Subsidiaries, as of April 30, 2016, having total annual compensation in excess of $100,000, showing for each: (i) name, (ii) status (part-time, full-time, non-exempt, etc.), (iii) current job title or position, (iv) date of commencement of employment or engagement and (v) actual base salary and target bonus for 2016.

(b)          Seller has made available to Buyer complete and correct copies of (i) all existing severance, accrued vacation or other leave agreement, policies or retiree benefits of any current officer, employee or consultant, (ii) the form(s) of all employee trade secret, non-compete, non-disclosure and invention assignment agreements and (iii) all manuals and handbooks applicable to any current director, manager, officer, employee or consultant of the Company or any of its Subsidiaries. The employment or consulting arrangement of each officer, employee or consultant of the Company and its Subsidiaries is, subject to applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages) by the Company or its Subsidiaries as the case may be, and, except as disclosed on Section 3.16(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any severance obligations if any such officer, employee or consultant is terminated. To the Knowledge of Seller, no executive or key employee of the Company or any of its Subsidiaries or any group of employees of the Company or any of its Subsidiaries has provided written notice of any plans to terminate employment with the Company or any of its Subsidiaries.

(c)          Neither the Company nor any of its Subsidiaries has experienced (nor, to the Knowledge of Seller, has it been threatened with) any strike, slow down, work stoppage or material grievance, or other collective bargaining dispute within the past three (3) years. Neither the Company nor any of its Subsidiaries has committed any material unfair labor practice within the past three (3) years. Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or its Subsidiaries. The Company and each of its Subsidiaries have, during the past three (3) years, paid in full to all of its employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees, independent contractors and consultants.

(d)          Except as set forth on Section 3.16(d) of the Company Disclosure Schedule, as of the date hereof, there are not pending (and during the past three (3) have not been) any Proceedings against the Company or any of its Subsidiaries, or to the Knowledge of Seller, threatened in writing to be brought or filed in connection with the employment or termination of any current or former applicant for employment, employee, consultant or independent contractor of the Company or any of its Subsidiaries, including, without limitation, any claim of unfair labor practices, employment discrimination, harassment, retaliation, equal pay, working conditions, wages and hours or any other employment related matter arising under applicable Laws.

(e)          There has been no “mass layoff” or “plant closing” as defined by the federal Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or similar applicable state or local Law at the Company or any of its Subsidiaries in the past three (3) years, and the Company and its Subsidiaries have incurred no liability under the WARN Act or any similar state or local Laws. Section 3.16(e) of the Company Disclosure Schedule contains the locations, dates and reasons for all terminations of employment as to any former employees of the Company and its Subsidiaries within the ninety (90) day period prior to the date hereof.

(f)          All individuals who have performed services for the company or any of its Subsidiaries or who otherwise have claims for compensation from the Company or any of its Subsidiaries are and have been properly classified as an employee or an independent contractor pursuant to all applicable Laws, including, but not limited to, the Code and ERISA. All employees of the Company or any of its Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are and have been properly classified.

(g)          Except as set forth on Section 3.16(g) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and shall not, on their own, result in an obligation of the Company or any of its Subsidiaries to pay any employee of the Company or respective Subsidiary any severance or other payment.

3.17         Employee Benefits.

(a)          Section 3.17 of the Company Disclosure Schedule lists each Employee Benefit Plan that the Company or any of its Subsidiaries maintains or to which the Company or any of its Subsidiaries contributes or has any obligation to contribute or with respect to which the Company and its Subsidiaries have any liabilities.

(i)          Each such Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan in all material respects and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

(ii)         All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA, the Code, and other applicable Laws with respect to each such Employee Benefit Plan in all material respects. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(iii)        All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA, the Code and other applicable Laws to each such Employee Benefit Plan that is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv)        Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination, opinion, or advisory letter from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination, opinion, or advisory letter that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

(v)         There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate that would reasonably be expected to result in any material Company liability. No Fiduciary has any liability for material breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan that would reasonably be expected to result in any material Company liability. No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened.

(vi)        The Company has made available to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance Contracts, and other funding arrangements which implement each such Employee Benefit Plan and any material correspondence with any Governmental Body within the last three (3) years.

(b)          Neither the Company nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)), a Multiemployer Plan, a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA or a multiple employer plan (within the meaning of Section 413 of the Code).

(c)          The Company and the Subsidiaries do not sponsor any Employee Benefit Plan providing post-termination health or welfare benefits to any current or former employee, officer or director and have no obligation to provide any such benefits, other than as required under COBRA or pursuant to a severance arrangement made available by the Company to Buyer.

(d)          Neither the execution or consummation of the transactions contemplated by this Agreement will result in any payments, additional benefits, funding of benefits or acceleration of vesting under any Employee Benefit Plan or otherwise under any Contract with any employee, officer or director. The Company and the Subsidiaries have no obligation to provide any “gross-up” payments for Taxes due under Section 409A of the Code or Section 4999 of the Code.

(e)          Each written Contract, whether or not an Employee Benefit Plan (collectively, a “Plan”), to which the Company or any of its Subsidiaries is a party that is a “nonqualified deferred compensation plan” subject to Code Section 409A complies in all material respects with the requirements of Code Section 409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued thereunder.

3.18         Debt. Except as set forth on Section 3.18 of the Company Disclosure Schedule, Seller, the Company and its Subsidiaries do not have any Debt and are not liable for any Debt of any other Person.

3.19         Environmental, Health, and Safety Matters. The representations and warranties in this Section 3.19 and in Section 3.29 are the sole and exclusive representations and warranties of the Company relating to environmental, health and safety matters, including environmental Laws and environmental Permits.

(a)          The Company and its Subsidiaries are in material compliance with all Environmental, Health, and Safety Requirements.

(b)          Without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained and are in material compliance with all Permits and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the facilities of the Company and its Subsidiaries and the operation of the business of the Company and its Subsidiaries. A list of all such Permits and other authorizations is set forth on Section 3.19(b) of the Company Disclosure Schedule. All such Permits and other authorizations are in full force and effect and no modification, suspension or cancellation is pending or, to the Knowledge of Seller, threatened.

(c)          Neither the Company nor any of its Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them, their current or former facilities or the Real Property arising under Environmental, Health, and Safety Requirements.

(d)          Except as set forth on Section 3.19(d) of the Company Disclosure Schedule, no property or facility owned, nor to the Knowledge of Seller, leased or operated by the Company or its Subsidiaries contains any underground storage tanks currently, nor, to the Knowledge of Seller, has contained any underground storage tanks in the past.

(e)          Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Substance, or owned or, to the Knowledge of Seller, operated any property or facility (and, to the Knowledge of Seller, no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for investigation costs, response costs, remedial costs, corrective action costs, personal injury, property damage, natural resources damages or attorney and consultant fees and costs, pursuant to CERCLA or the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

(f)          To the Knowledge of Seller, there are no environmental conditions or circumstances on the Real Property that pose an unreasonable risk to the environment or the health or safety of Persons or Hazardous Substances present at, on or under the Real Property in violation of Environmental, Health, and Safety Requirements.

(g)          Neither this Agreement nor the consummation of the transactions hereby will result in any obligations for site investigation or cleanup, or notification to or Consent of Governmental Bodies or third parties, pursuant to any of the Environmental, Health, and Safety Requirements.

(h)          Section 3.19(h) of the Company Disclosure Schedule lists each written environmental audit, health and safety audit, Phase I environmental site assessment, Phase II environmental site assessment or investigation, soil and/or groundwater report, environmental compliance assessment prepared within the past five (5) years by the Company or any of its Subsidiaries or, to the Knowledge of Seller, the Company or any of its Subsidiaries, any Governmental Body under the Environmental, Health, and Safety Requirements relating to any property currently or formerly owned or operated by the Company or any of its Subsidiaries or their Affiliates. Seller has made available to Buyer true and complete copies of such audits, assessments and reports.

(i)          None of the Company or any of its Subsidiaries has assumed, by Contract or operation of law, the liability of any other Person arising under Environmental, Health, and Safety Requirements.

3.20         Business Continuity. None of the Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company and its Subsidiaries in the conduct of their businesses (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that (a) has caused or reasonably could be expected to cause any substantial disruption or interruption in or to the use of any such Systems by the Company or its Subsidiaries, and (b) resulted in or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

3.21         Certain Business Relationships with the Company. Except as set forth on Section 3.21 of the Company Disclosure Schedule, none of Seller, the Common Shareholders, nor any officer, manager, partner or director of Seller, the Company or any of its Subsidiaries nor any of the Affiliates of any of the foregoing (other than the Company and its Subsidiaries):

(a)          owns, directly or indirectly, any membership interest, stock or other ownership interest or investment in any Person that is engaged in the Business or is a competitor, supplier, customer, lessor or lessee of the Company or any of its Subsidiaries; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 5% of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Securities Exchange Act;

(b)          has any claim against or owes any amount to, or is owed any amount by, Seller, the Company or any of its Subsidiaries;

(c)          has any interest in or owns any assets, properties or rights used in the conduct of the business of the Company or any of its Subsidiaries;

(d)          is a party to any Contract to which Seller, the Company or any of its Subsidiaries is a party or which otherwise benefits the business of the Company or any of its Subsidiaries; or

(e)          has received from or furnished to Seller, the Company or any of its Subsidiaries any goods or services since December 31, 2014, or is involved in any business relationship with Seller, the Company or any of its Subsidiaries.

3.22         Customers and Suppliers.

(a)          Section 3.22 of the Company Disclosure Schedule sets forth a correct and complete list of the ten (10) largest suppliers (by dollar volume) of products or services to the Company and its Subsidiaries, and the twenty (20) largest customers (by dollar volume) of the Company and its Subsidiaries, in each case during calendar year 2014, calendar year 2015 and the three (3) month period ended March 31, 2016, measured by invoices booked (net of credit memos). Section 3.22 of the Company Disclosure Schedule also sets forth, for each such supplier and customer, the aggregate payments from and to such Person by the Company and its Subsidiaries during such periods. There are no outstanding disputes with any of such suppliers or customers.

(b)          Since December 31, 2014, none of the suppliers listed on Section 3.22 of the Company Disclosure Schedule has indicated in writing to the Company that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company or its Subsidiaries, or otherwise materially and adversely change the terms of its relationship with the Company or its Subsidiaries. Seller has no Knowledge that any supplier listed on Section 3.22 of the Company Disclosure Schedule will stop, or materially decrease the rate of, supplying products or services to the Company or its Subsidiaries or otherwise materially change the terms of its relationship with the Company or its Subsidiaries after, or as a result of, the consummation of any transactions contemplated by this Agreement or that any such supplier is threatened with bankruptcy or insolvency. To Seller’s Knowledge, no fact, condition or event would adversely affect the relationship of the Company or its Subsidiaries with any such supplier.

(c)          Since December 31, 2014, none of the customers listed on Section 3.22 of the Company Disclosure Schedule has indicated in writing to the Company that it shall stop, or materially decrease the rate of, buying products or services from the Company or its Subsidiaries or otherwise materially and adversely change the terms of its relationship with the Company or its Subsidiaries. Seller has no Knowledge that any customer listed on Section 3.22 of the Company Disclosure Schedule will stop, or materially decrease the rate of, buying products or services from the Company or its Subsidiaries or otherwise materially change the terms of its relationship with the Company or its Subsidiaries after, or as a result of, the consummation of any transactions contemplated by this Agreement or that any such customer is threatened with bankruptcy or insolvency. To Seller’s Knowledge, no fact, condition or event would adversely affect the relationship of the Company or its Subsidiaries with any such customer.

3.23         Product Warranty. Each product or service, manufactured, sold, leased, or delivered by the Company and its Subsidiaries is and has been manufactured, sold, leased, or delivered in material conformity with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any of its Subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages, liability or obligations in connection therewith, in excess of the reserve for warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries. Section 3.23 of the Company Disclosure Schedule includes copies of the standard terms and conditions of service, sale or lease for the Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions). No product or service sold, leased, or delivered by the Company or any of its Subsidiaries is subject to any material guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 3.23 of the Company Disclosure Schedule, except for any guaranty, warranty or other indemnity that is imposed by law.

3.24         Product Liability. Section 3.24 of the Company Disclosure Schedule sets forth an accurate, correct and complete list and summary description of all existing claims, duties, responsibilities, Liabilities or obligations arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any product manufactured, distributed or sold by the Company, its Subsidiaries or their predecessors during the prior two (2) years. Neither the Company nor any Subsidiary has any material Liability (and there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company or any subsidiary giving rise to any material Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, processed, sold, distributed, or delivered by the Company, its Subsidiaries or any of their predecessors.

3.25         Investment Company. The Company is not and, after giving effect to the transactions contemplated by this Agreement, will not be an “investment company” as defined in the United States Investment Company Act of 1940, as amended. The Company is not and, after giving effect to the transactions contemplated by this Agreement, will not be an “ineligible issuer,” as defined in Rule 405 of the Securities Act.

3.26         Government Contracts.

(a)          Section 3.26(a) of the Company Disclosure Schedule lists each Government Contract held by Seller, the Company or any of its Subsidiaries on which final payment has not been made (each, an “Active Company Government Contract”), identified by (i) contract name, (ii) customer, (iii) customer’s contract or order number, (iv) date of award, and (v) period of performance. Except as set forth in Section 3.26(a) of the Company Disclosure Schedule, true and complete copies of each Company Government Contract, including all modifications and amendments thereto, have been made available to Buyer. Seller, the Company and its Subsidiaries have complied in all material respects with all applicable representations, certifications and disclosure requirements under all Company Government Contracts, and all Government Contracts held by Seller, the Company or any of its Subsidiaries in effect within the past five years (each such Government Contracts, including Active Company Government Contracts, being a “Company Government Contract”). To the Knowledge of Seller, neither Seller, the Company nor any of its Subsidiaries has any material liabilities under any Company Government Contract.

(b)          Except as set forth on Section 3.26(b) of the Company Disclosure Schedule, neither Seller, the Company nor any of its Subsidiaries has any outstanding bid, proposal, offer or quotation made by the Company, or by a contractor team or joint venture in which Seller, the Company or such Subsidiary is participating, that, if accepted, would lead to a Government Contract.

(c)          Section 3.26(c) of the Company Disclosure Schedule lists and separately identifies each Company Government Contract under which, to the Knowledge of Seller, Seller, the Company or any of its Subsidiaries currently is experiencing a cost, schedule, technical or quality problem that is determined by Seller, the Company or such Subsidiary, in good faith, to jeopardize the overall successful performance of such Company Government Contract, including Seller’s, the Company’s or such Subsidiary’s ability to complete the contract at a profit.

(d)          Except as set forth on Section 3.26(d) of the Company Disclosure Schedule, to the Knowledge of Seller, no Company Government Contract was awarded on the basis of the Company or any Subsidiary having preferential status (small business, small disadvantaged business, 8(a), woman owned business, etc.).

(e)          Neither Seller, the Company nor any of its Subsidiaries is party to a Contractor Team Arrangement, as that term is defined at Federal Acquisition Regulation (“FAR”) Subpart 9.6, that has not terminated or expired.

(f)          To the Knowledge of Seller, (i) each Company Government Contract was legally awarded on an arms-length basis and (ii) no such Company Government Contract (or, where applicable, the prime contract with the Governmental Body under which such Company Government Contract was awarded) is the subject of bid or award protest proceedings. To the Knowledge of Seller, no facts exist that could give rise to a claim for price adjustment under any Company Government Contract under the Truth in Negotiations Act.

(g)          To the Knowledge of Seller, no facts exist which could reasonably be expected to give rise to liability to Seller, the Company or any of its Subsidiaries under the False Claims Act or any equivalent applicable Law or any credible evidence that Seller, the Company or any of its Subsidiaries or any such subcontractor, supplier, vendor or film received significant overpayment(s) on any Company Government Contract or any such Government Contract, subcontract, purchase order, or other contract (other than contract financing payments as defined in FAR Subpart 32.001).

(h)          Except as described in Section 3.26(h) of the Company Disclosure Schedule, to the Knowledge of Seller, neither Seller, the Company nor any of its Subsidiaries has undergone and is undergoing any audit (other than routine audits by the Defense Contract Audit Agency (“DCAA”) or the Defense Contract Management Agency (“DCMA”)), inspection, investigation, survey or examination of records relating to any Company Government Contract. Seller has made available to Buyer the results of any audit, review, inspection, investigation, survey or examination of records described in Section 3.26(h) of the Company Disclosure Schedule.

(i)          Except as set forth in Section 3.26(i) of the Company Disclosure Schedule:

(i)          neither Seller, the Company nor any of its Subsidiaries is, or has been, a party to any task order or delivery order under a multiple award schedule contract or any other Government Contract where the goods or services purchased, or identified to be purchased, by a Governmental Body under such task order or delivery order of Government Contract are different from those described in the statement of work contained in the multiple award schedule contract or other Government Contract under which the task order or delivery order or Government Contract was issued;

(ii)         neither Seller, the Company nor any of its Subsidiaries has sold any goods or services to any Governmental Body that are, or were, different from those described, in the statement of work of a Government Contract pursuant to which the goods or services were delivered to the Governmental Body; and

(iii)        to the Knowledge of Seller, there has been no allegation, charge, finding, investigation or report (internal or external to Seller, the Company or any of its Subsidiaries) to the effect that Seller, the Company or any of its Subsidiaries has been, or may have been, a party to a task order or delivery order or Government Contract under the circumstances described in Section 3.26(i)(i), or sold goods or services to a Governmental Body under the circumstances described in Section 3.26(i)(ii).

(j)          Neither Seller, the Company nor any of its Subsidiaries nor any member, manager, director, officer, executive employee or to the Knowledge of Seller any consultant or affiliate of Seller, the Company or such Subsidiary has been or is now suspended, debarred, or, to the Knowledge of Seller, proposed for suspension or debarment from Government Contracts, and, to the Knowledge of Seller, no facts exist which would reasonably be expected to give rise to such suspension or debarment. To the Knowledge of Seller, the Company and its Subsidiaries have never been determined by any Governmental Body to be non-responsible to perform any Government Contract. Except as described in Section 3.26(j) of the Company Disclosure Schedule, no Government Contract awarded to Seller, the Company or any of its Subsidiaries has been terminated for default or convenience within five (5) years prior to the date of this Agreement.

(k)          Except as may be prohibited by the National Industrial Security Program Operating Manual, Section 3.26(k) of the Company Disclosure Schedule sets forth all facility and personnel security clearances held by the Company, any of its Subsidiaries or any of their respective applicable employees related to the Business or any of the properties and assets of the Company or any of its Subsidiaries as of the date of this Agreement. Each of the Company and its Subsidiaries and, to the Knowledge of Seller, their respective applicable employees hold such security clearances as are required to perform the Company Government Contracts. To the Knowledge of Seller, there is no existing information, fact, condition or circumstance that would cause the Company, any of its Subsidiaries or any of their respective applicable employees to lose any facility security clearance. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws regarding national security, including those obligations specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M, and any supplements, amendments or revised editions thereof.

(l)          With respect to each multiple award schedule Active Company Government Contract, Section 3.26(l) of the Company Disclosure Schedule identifies the basis of award customer (or category of customers) and the Government’s price or discount relationship to the identified basis of award customer (or category of customers) agreed to by the United States General Services Administration and Seller, the Company or any of its Subsidiaries at time of award or pricing of such Active Company Government Contract. To the Knowledge of Seller, Seller, the Company and its Subsidiaries have complied in all material respects with the notice and pricing requirements of the Price Reduction clause in each multiple award schedule Active Company Government Contract, and, to the Knowledge of Seller, there are no facts or circumstances that could reasonably be expected to result in a demand by the U.S. Government for a refund based upon Seller’s, the Company’s or such Subsidiary’s failure to comply with the Price Reductions clause. To the Knowledge of Seller, Seller, the Company and each of its Subsidiaries has filed all reports required to be filed related to and paid all industrial funding fees required to be paid by Seller, the Company or any of its Subsidiaries under any multiple award schedule Active Company Government Contract.

(m)          Neither Seller, the Company nor any of its Subsidiaries has in its possession any material government furnished and contractor-acquired property, the title to which is in a Governmental Body.

3.27         Joint Ventures. Except as set forth on Section 3.27 of the Company Disclosure Schedule, in each case to the actual knowledge of the Joint Venture Knowledge Persons (without reasonable inquiry):

(a)          there has not been any Company Material Adverse Change and no event has occurred which could reasonably be expected to result in a Company Material Adverse Change;

(b)          the Joint Ventures, and their respective predecessors and Affiliates, have complied and are in compliance with all applicable Laws, Orders and Permits, and no Proceeding has been filed or commenced or threatened alleging any failure so to comply, and, since January 1, 2012, the Joint Ventures have not received any notice or communication alleging any non-compliance of the foregoing;

(c)          the Joint Ventures hold all Permits necessary for the operation of their respective businesses, such Permits are in full force and effect, and no Proceeding is pending or threatened to revoke or limit any such Permit;

(d)          none of the Joint Ventures, nor any of their respective officers, managers, stockholders, members, directors, agents, employees, representatives, contractors or any other Persons acting on their behalf has, directly or indirectly, (i) made any illegal contributions, payments, bribes, kickbacks, expenditures, gifts or similar payments or provided any unlawful compensation or gifts to any officer or employee of any Governmental Body, or any employee, customer or supplier of the Company and its Subsidiaries or any other Person, (ii) accepted or received any unlawful contributions, payments, bribes, kickbacks, expenditures, gifts or similar payments, (iii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, (iv) made, or offered to make any improper payment to any foreign official (as defined in the FCPA) or (v) taken any other action that would cause Seller, the Company or any of its Subsidiaries to be in violation of any applicable Anti-Fraud and Anti-Corruption Law. No Proceeding has been filed or commenced alleging any such contributions, payments, bribes, kickbacks, expenditures or gifts or any other such violation of any Anti-Fraud and Anti-Corruption Laws. The transactions of the Joint Ventures have been and are accurately and fairly reflected on their respective books and records in compliance with Anti-Fraud and Anti-Corruption Laws, and each Joint Venture maintains a system of internal controls that complies with such Anti-Fraud and Anti-Corruption Laws;

(e)          none of the Joint Ventures, nor any of their officers, managers, stockholders, members, directors, agents, employees, representatives, contractors or any other Persons acting on their behalf has, directly or indirectly, (i) refused to do business with any nation or company subject to a boycott not endorsed by the United States, (ii) discriminated against any person on the basis of race, religion, sex, national origin or nationality, (iii) furnished information about the race, religion, sex, national origin or nationality of another person, (iv) furnished information about business relationships with or in any nation or company subject to a boycott not endorsed by the United States, (v) implemented letters of credit containing terms or conditions prohibited by the Antiboycott Laws or (vi) taken any other action that would cause the any of the Joint Ventures to be in violation of any applicable Antiboycott Law. None of the Joint Ventures, nor any of their officers, managers, stockholders, members, directors, agents, employees, representatives, contractors or any other Persons acting on their behalf is listed on the U.S. Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons” or any other similar list. No Proceeding has been filed or commenced alleging any such violation of any Antiboycott Law. The transactions of the Joint Ventures have been and are accurately and fairly reflected on their respective books and records in compliance with the Antiboycott Laws, and each Joint Venture maintains a system of internal controls that complies with the Antiboycott Laws;

(f)          the Joint Ventures do not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for liabilities that (a) are accrued or reserved against on the face of the unaudited consolidated balance sheets, statements of income, members’ equity and cash flows of Wireless Maritime Services, LLC as of and for the 3 month period ended March 31, 2016 (rather than in any notes thereto), (b) were incurred subsequent to the date of such financial statements in the Ordinary Course of Business, or (c) result from the obligations of the Joint Ventures under this Agreement or the Ancillary Agreements, in either case which arose in the Ordinary Course of Business and did not result from any default, tort, breach of contract or breach of warranty; and

(g)          there are no outstanding disputes with any of the twenty (20) largest customers (by dollar volume) of the Joint Ventures each during calendar year 2014, calendar year 2015 and the three (3) month period ended March 31, 2016. Since December 31, 2014, none of such customers has indicated that it shall stop, or materially decrease the rate of, buying products or services from any Joint Venture or otherwise materially change the terms of its relationship with any Joint Venture. None of the Joint Ventures has any reason to believe that any such customer will stop, or materially decrease the rate of, buying products or services from such Joint Venture or otherwise materially change the terms of its relationship with such Joint Venture after, or as a result of, the consummation of any transactions contemplated by this Agreement or that any such customer is threatened with bankruptcy or insolvency. None of the Joint Ventures know of any fact, condition or event which would adversely affect the relationship of any Joint Venture with any such customer.

3.28         MTN Agreements. Seller has made available to Buyer correct and complete copies of the MTN Agreements, together with all amendments, exhibits, attachments, waivers or other changes thereto. Each MTN Agreement is legal, valid, binding, enforceable, in full force and effect and will continue to be legal, valid, binding and enforceable on identical terms following the Closing Date. Each MTN Agreement has not been breached by the Company, any of its Subsidiaries or, to the Knowledge of Seller, any other party thereto. The Company or each of its Subsidiaries has performed all obligations under each MTN Agreement required to be performed by the Company or such Subsidiary. To the Knowledge of Seller, there is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any MTN Agreement or would permit the termination, modification or acceleration of any MTN Agreement, and neither the Company nor any of its Subsidiaries has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any MTN Agreement. Except as disclosed on Section 3.28 of the Company Disclosure Schedule, there have been no claims under any MTN Agreement (indemnity, escrow or otherwise) made by any Person or, to the Knowledge of Seller, threatened, and, to the Knowledge of Seller, there are no facts or basis that would give rise to such a claim.

3.29         Workers’ Compensation/OSHA.

(a)          Seller has made available to Buyer all OSHA and other occupational health and safety inspection reports prepared by the Company and its Subsidiaries since January 1, 2013. Except as disclosed on Section 3.29(a) of the Company Disclosure Schedule, there are no outstanding inspection orders or any pending or, to the Knowledge of Seller, threatened in writing charges under OSHA or any other occupational health and safety Laws. Except as disclosed on Section 3.29(a) of the Company Disclosure Schedule, since January 1, 2013, there have been no fatal or OSHA reportable accidents. Except as disclosed on Section 3.29(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has complied in all material respects with any Order issued to such entity under OSHA or any other applicable occupational health and safety Laws and there are no appeals of any such Orders that are currently outstanding.

(b)          Except as disclosed on Section 3.29(b) of the Company Disclosure Schedule, there is not pending against the Company or any of its Subsidiaries any workers’ compensation claims. Except as disclosed on Section 3.29(b) of the Company Disclosure Schedule, since January 1, 2013, neither the Company nor any of its Subsidiaries has received any written notice of a citation, penalty, or assessment from any Governmental Body with responsibility for workers’ compensation or occupational safety and health. Each of the Company and its Subsidiaries is in material compliance with all Laws respecting workers’ compensation.

3.30         Trio Spinout.

(a)          The Company and its Subsidiaries do not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) that would reasonably be expected to result from the Trio Spinout Transaction or the Trio Business. All Taxes of the Company and its Subsidiaries relating to the Trio Business have been timely paid. The Company or each of its Subsidiaries has performed all obligations relating to or arising out of the Trio Spinout Transaction required to be performed by the Company or such Subsidiary.

(b)          Section 3.30(b)-1 of the Company Disclosure Schedule lists each Contract to which the Company or any of its Subsidiaries is or was a party, or by which the Company or any of its Subsidiaries is or was bound, that relates to the Trio Spinout Transaction (the “Trio Spinout Contracts”). Section 3.30(b)-2 of the Company Disclosure Schedule lists each Contract to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, to which Trio Connect, LLC or any officer, manager, partner or director of Trio Connect, LLC or any of its Affiliates or Subsidiaries is a party or which otherwise benefits the Trio Business (such Contracts, together with the Trio Spinout Contracts, are collectively referred to as the “Trio Contracts”). Seller has made available to Buyer correct and complete copies of the Trio Contracts, together with all amendments, exhibits, attachments, waivers or other changes thereto. Each Trio Contract has not been breached or cancelled by the Company, any of its Subsidiaries or, to the Knowledge of Seller, any other party thereto. The Company or each of its Subsidiaries has performed all obligations under each Trio Contract required to be performed by the Company or such Subsidiary. To the Knowledge of Seller, there is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any Trio Contract or would permit the termination, modification or acceleration of any Trio Contract, and neither the Company nor any of its Subsidiaries has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any Trio Contract. There have been, and are, no claims under or in connection with any Trio Contract or any Intellectual Property associated therewith (including, without limitation, any claims related to validity, infringement, enforceability, or otherwise) made by any Person or, to the Knowledge of Seller, threatened, and, to the Knowledge of Seller, there are no facts or basis that would give rise to such a claim. Neither Seller, the Company nor any of its Subsidiaries has any payment obligation under any Trio Contract. None of the Trio Contracts has resulted in or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, any material adverse effect on the Company IP or any material adverse effect on the Company’s or any of its Subsidiaries’ competitive advantages. The Company and its Subsidiaries have, and will continue to have, the rights (with sublicensing and licensing rights) to use, reproduce, prepare, and distribute all Intellectual Property (including the Company IP) used in, material to or necessary for the Business as the Business was conducted prior to the Company and its Subsidiaries entering into the Trio Contracts and to make, use, offer to sell and sell products and services under all such Intellectual Property.

(c)          Except as set forth on Section 3.30(c) of the Company Disclosure Schedule none of the Company nor any of its Subsidiaries has any interest in or owns any assets or properties (tangible or intangible) used in the conduct of the Trio Business. None of the assets disposed of pursuant to the Trio Contracts were used in or necessary to the conduct of the Business.

(d)          Except as set forth on Section 3.30(d) of the Company Disclosure Schedule, none of Trio Connect, LLC, nor any officer, manager, partner or director of Trio Connect, LLC or any of its Subsidiaries nor any of the Affiliates of any of the foregoing:

(i)          owns, directly or indirectly, any membership interest, stock or other ownership interest or investment in any Person that is engaged in the Business or is a competitor, supplier, customer, lessor or lessee of the Company or any of its Subsidiaries; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 5% of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Securities Exchange Act;

(ii)         has any claim against or owes any amount to, or is owed any amount by, the Company or any of its Subsidiaries;

(iii)        has any interest in or owns any assets, properties or rights used in the conduct of the business of the Company or any of its Subsidiaries;

(iv)        employs or otherwise engages any employees, independent contractors or consultants of the Company or any of its Subsidiaries or participates in any employee benefit plan of the Company or any of its Subsidiaries;

(v)         to the Knowledge of Seller, is a party to any Contract to which the Company or any of its Subsidiaries is a party or which otherwise benefits the business of the Company or any of its Subsidiaries, other than the Trio Contracts; or

(vi)        has received from or furnished to the Company or any of its Subsidiaries any goods or services since December 31, 2014, or is involved in any business relationship with the Company or any of its Subsidiaries.

3.31         MTN Synergies. Section 3.31 of the Company Disclosure Schedule sets forth all one-time fees, costs and expenses estimated to be incurred by the Company and its Subsidiaries following the Closing, including, without limitation, any employee retention benefit costs, severance payments and satellite capital expenditures, to achieve and incorporate expected synergies related to the consummation of the transactions contemplated by the MTN Merger Agreement (collectively, the “Synergies Costs”).

3.32         Company Credit Facility. Seller has delivered to the Buyer duly executed and delivered complete and correct copies of the Company Credit Facility Amendments, pursuant to which the applicable Administrative Agent and the applicable Required Lenders have agreed, subject to the terms and conditions set forth therein, to amend the applicable Company Credit Facility Documents as set forth therein. Each Company Credit Facility Amendment is in full force and effect. As of the date hereof, (a) none of the Company Credit Facility Amendments or other Company Credit Facility Documents has been amended or modified in any respect, (b) no consent of any Administrative Agent or any Required Lender provided under any Company Credit Facility Amendment has been withdrawn, rescinded or otherwise modified in any respect, and (c) there are no conditions precedent to the Amendment Effective Date other than the conditions precedent expressly set forth in the Company Credit Facility Amendments.

3.33         Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT or in any certificate or other writing delivered pursuant hereto, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, STATUTORY, EXPRESS OR IMPLIED, INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE ASSETS OF THE BUSINESS OR COMPANY OR ANY OF ITS SUBSIDIARIES, OR ANY PART THEREOF, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, AND ANY REPRESENTATION OR WARRANTY ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICES.

3.34         Seller’s Investigation. Seller is a sophisticated investor and has made its own independent investigation, review and analysis regarding Buyer and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Seller together with advisors that it has engaged for such purpose. Seller is not relying on any statement, representation or warranty made by the Buyer or any of its Affiliates or officers, directors, employees, agents, accountants, advisors, bankers and other representatives, except as expressly set forth in ARTICLE 2 qualified by the Buyer Disclosure Schedule.

ARTICLE 4

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

4.1           General. Each of the Parties shall use all commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ARTICLE 6 below).

4.2           Financial Statements; Regulation S-X Cooperation.

(a)          Prior to the Closing Date, Seller shall provide Buyer with the audited consolidated financial statements of the Company and its Subsidiaries, including balance sheets dated as of December 31, 2015 and 2014, and statements of income and members’ equity and cash flows for each of the years in the three-year period ended December 31, 2015, compiled in one document with appropriate footnotes thereto and accompanied by an opinion of the Company’s independent auditor covering the periods specified therein.

(b)           Prior to the Closing Date, Seller shall provide Buyer with (i) unaudited balance sheets, statements of income and members’ equity and cash flows of the Company and its Subsidiaries as of and for the most recent fiscal quarter ended prior to the Closing Date and (ii) unaudited balance sheets, statements of income and members’ equity and cash flows of the Company and its Subsidiaries for the comparable period in fiscal year 2015, compiled in one document, together with notes thereto; provided that, if the Closing Date occurs within thirty (30) days after the most recently completed fiscal quarter of the Company, the Seller shall have until the date that is forty-five (45) days after the end of such fiscal quarter to deliver such unaudited financial statements to the Buyer.

(c)          From and after the date of this Agreement and continuing through the first (1st) anniversary of the Closing Date, upon reasonable request from Buyer, Seller shall provide Buyer with all financial and other information pertaining to the Company and its Subsidiaries relating to the period of Seller’s ownership and operation of the Company and its Subsidiaries, which information is relevant and reasonably necessary, in the opinion of Buyer, to enable Buyer to prepare financial statements in compliance with the requirements of any or all of (i) Rule 3-05 of Regulation S-X under the Securities Act, (ii) any other rule issued by the SEC and applicable to Buyer or its Affiliates, and (iii) any registration statement, schedule, proxy statement, report or disclosure statement filed with the SEC by or on behalf of Buyer, and (c) in connection with the same, provide reasonable assistance to Buyer, and direct its counsel and accountants to cooperate with Buyer’s counsel and accountants.

4.3           Notices and Consents.

(a)          Each of the Parties shall use all commercially reasonable efforts to (i) obtain from any Governmental Body any Consents or Permits required to be obtained or made by Buyer, the Company or any of the Company’s Subsidiaries, or to avoid any action or proceeding by any Governmental Body, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein (including the FCC Consent), and (ii) as promptly as practicable make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law, including those set forth on Schedule 4.3(a); provided, however, that the Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such non-proprietary documents to the non-filing Party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided, further, that nothing in this Section 4.3(a) shall require Buyer or any of its Affiliates to (A) agree to the requirement of expenditure of money by Buyer to a third party in exchange for any Consent, other than the payment of applicable filing fees, (B) litigate, pursue or defend against any Proceeding (including any temporary restraining order or preliminary injunction) challenging the transactions contemplated by this Agreement as violative of any applicable antitrust, competition or trade regulation Law or (C) sell, divest or dispose of, or hold separate, or enter into any licensing or similar arrangement with respect to, any of its assets, properties or businesses, or assets, properties or businesses to be acquired pursuant hereto. Buyer and Seller shall promptly furnish to each other all information required for any application or other filing to be made by the others pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Except as specifically required by this Agreement, the Parties shall not knowingly take any action, or knowingly refrain from taking any action, the effect of which would be to delay or impede the ability of the Parties to consummate the transactions contemplated by this Agreement.

(b)          As promptly as practicable after the date hereof, Seller shall solicit the Consents set forth on Schedule 4.3(b). Seller shall use its commercially reasonable efforts, and Buyer shall cooperate in all reasonable respects with Seller, to obtain prior to the Closing all such Consents.

4.4           Operation of Business. Between the date of this Agreement and the Closing, except as otherwise contemplated in this Agreement or any Ancillary Agreement, or set forth in Schedule 4.4, or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (and shall cause the Company to): (a) conduct the business of the Company only in the Ordinary Course of Business, (b) maintain the business, properties, physical facilities and operations of the Company preserve intact the current business organization of the Company, keep available the services of the current officers, employees and agents of the Company, and maintain the relations and goodwill with its suppliers, customers, lessors, licensors, lenders and key employees, (c) make capital expenditures consistent with and as prescribed in the Capital Expenditure Budget and in no event in amounts less than the monthly forecasts set forth in the Capital Expenditure Budget, and (d) not otherwise take any action, or fail to take any reasonable action within its control, that would require disclosure pursuant to Section 3.7(b) of this Agreement, except clauses (ii), (iii), (ix) (to the extent consistent with the Capital Expenditure Budget) and (xviii) (provided, however, that such exception for actions described in clause (xviii) shall not apply to any Company Credit Facility Document, any Contract for satellite bandwidth services, any Contract with a customer or supplier of the Company or any of its Subsidiaries involving payments in excess of $250,000, or any Contract for capital expenditures in excess of $2,500,000). The Cash in the bank accounts of the Company and its Subsidiaries immediately upon the Closing shall not be less than $2,000,000 (the “Minimum Existing Cash”).

4.5           Access and Cooperation.

(a)          Seller shall: (i) provide Buyer and its representatives reasonable access at reasonable times, upon prior written notice and during normal business hours, to key personnel, books, properties, customers, suppliers, records, Contracts, documents and data of the Company in connection with the transactions contemplated by this Agreement, and (ii) furnish Buyer and its representatives with copies of all such books, records, Tax Returns, Contracts, documents, data and information as Buyer may reasonably request; provided, however, that such investigations and inquiries by or on behalf of Buyer do not unreasonably interfere with normal operations or customer or employee relations. No information or knowledge obtained in any investigation pursuant to this Section 4.5(a) shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated hereby. Notwithstanding the foregoing, (A) Buyer and its officers, directors, employees, agents, accountants, advisors, bankers and other representatives shall under no circumstance contact any employee, contractor, agent, supplier or customer of the Company or any of its Subsidiaries without the advance written consent of Seller (not to be unreasonably withheld, conditioned or delayed), other than those employees listed on Schedule 4.5(a); (B) any due diligence shall be conducted in a manner that is least disruptive to the operations and employees of the Company and its Subsidiaries; and (C) none of Seller, the Company nor its Subsidiaries shall be obligated to provide any documentation or communication subject to the attorney-client privilege or attorney work product doctrine.

(b)          All information obtained by Buyer pursuant to Section 4.5(a) shall be kept confidential in accordance with the Mutual Non-Disclosure Agreement, dated as of July 15, 2015, by and between Buyer and Emerging Markets Communications, LLC, as amended, supplemented or modified (the “NDA”).

4.6           Notice of Developments.

(a)          Each of the Parties shall provide the other Parties with prompt written notice of any event that (i) would reasonably be expected to cause any of such Party’s representations and warranties to become materially untrue or misleading or which would affect its ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (iii) gives such party any reason to believe that any of the conditions set forth in ARTICLE 6 would reasonably be expected not to be satisfied, or (iv) is of a nature that is or would reasonably be expected to result in a Company Material Adverse Effect or a Buyer Material Adverse Effect.

(b)          Seller shall have the obligation to promptly supplement or amend the Company Disclosure Schedule being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising (of which it becomes aware) or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule (each, a “Company Disclosure Schedule Supplement”). Such obligation of Seller to amend or supplement the Company Disclosure Schedule shall terminate on the earlier to occur of (i) the termination of this Agreement or (ii) the Closing Date. Seller shall promptly deliver such Company Disclosure Schedule Supplements to Buyer. Any such Company Disclosure Schedule Supplements shall not be deemed to amend or modify the representations and warranties made by Seller for purposes of Buyer’s closing conditions set forth in Section 6.1 or its rights to termination under Section 9.1 with respect to such Company Disclosure Schedule Supplements, which conditions and termination rights shall be the same as would have existed had such Company Disclosure Schedule Supplements not been delivered.

4.7           No Solicitation of Transaction. Seller agrees that it shall not, and shall cause each of its respective directors, officers, managers, members, employees, agents, consultants, lenders, financing sources, advisors or other representatives, including legal counsel, accountants and financial advisors, not to, directly or indirectly (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than as contemplated by this Agreement or to effectuate the Closing) relating to any transaction involving (i) the sale of any membership or other ownership interest or any assets (other than the sale of inventory in the Ordinary Course of Business) or debt of the Company, except as contemplated by this Agreement, (ii) any acquisition, divestiture, merger, share or unit exchange, consolidation, redemption, financing or similar transaction involving the Company, or (iii) any similar transaction or business combination involving the Company (in each case, an “Acquisition Proposal”), (b) participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any Acquisition Proposal or any attempt to make an Acquisition Proposal, (c) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal, (e) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or breach its obligations hereunder, or (f) propose or agree to do any of the foregoing. Seller shall cause its respective agents and representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to result in an Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished with respect to an Acquisition Proposal (except to the extent required by Law or internal compliance policies or procedures) and immediately terminate all physical and electronic data room access previously granted to any such Person or its agents or representatives with respect to an Acquisition Proposal. Seller shall promptly (and in any event within two (2) Business Days) disclose to Buyer all unsolicited Acquisition Proposals and the identity of the Person from whom such Acquisition Proposal is received.

4.8           Preferred EMC Units Redemption. Promptly after the date hereof and in any event not less than thirty (30) days prior to the Closing Date, in accordance with the terms and conditions of the LLC Agreement (including Section 11.6 thereof), Seller shall provide written notice to the Preferred Shareholders of the transactions contemplated hereby, including, without limitation its intent to redeem all of the Preferred EMC Units from the Preferred Shareholders at the Closing in exchange for the Redemption Amount. Effective immediately prior to the Closing, Seller shall redeem all of the outstanding Preferred EMC Units.

4.9           Certain Business Relationships. Except with respect to the Contracts set forth in Schedule 4.9, Seller shall cause all of the Contracts which are required to be set forth in Section 3.21 of the Company Disclosure Schedule (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing.

4.10         Company Credit Facility.

(a)          From and after the date hereof, the Parties shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all such things necessary, proper or advisable to satisfy the conditions precedent to the Amendment Effective Date (as such term is defined in the Company Credit Facility Amendments) under the Company Credit Facility Amendments as promptly as practicable after the date hereof, and in any event at Closing. Seller shall cause the Company to (i) maintain in effect the Company Credit Facility Amendments and the other Company Credit Facility Documents and (ii) enforce its rights pursuant to the Company Credit Facility Amendments. Seller shall cause the Company to fully pay, or cause to be fully paid, all fees, costs and expenses arising pursuant to the Company Credit Facility Amendments as and when they become due. Seller shall cause the Company not to, and not to permit any of its Affiliates to, take any action that would constitute a material breach of, or would result in termination of the Company Credit Facility Amendments or any other Company Credit Facility Document or the effect of which would be to materially impair, delay or prevent the effectiveness of the Company Credit Facility Amendments. Seller shall cause the Company not to amend, modify or supplement any Company Credit Facility Document without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed, and, if a response is not provided by Buyer reasonably objecting to such amendment, modification or supplement within four (4) Business Days of Seller’s request for consent and such request has been provided to Buyer in accordance with the notice provisions of this Agreement, such consent shall be deemed provided).

(b)          Company shall give Buyer prompt notice (but in any event within one (1) Business Day) of (i) any material default or breach (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material default or breach) by any party under the Company Credit Facility Documents of which Buyer becomes aware, (ii) any termination of the Company Credit Facility Amendments or any other Company Credit Facility Document, (iii) the receipt of oral or written notice or other oral or written communication from any Person with respect to any actual or potential material default, breach, termination or repudiation of the Company Credit Facility Amendments or any Company Credit Facility Document.

(c)          From the date hereof until the earlier of the Closing Date and the termination of this Agreement pursuant to Section 9.1, Seller shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and shall use commercially reasonable efforts to cause the respective representatives of Seller, the Company and its Subsidiaries to use their reasonable best efforts, in each case at Buyer’s sole cost and expense, to cooperate with Buyer, as such cooperation may be reasonably required or requested in connection with giving effect to the Company Credit Facility Amendments, including, without limitation, taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Buyer to cause the consummation of the Company Credit Facility Amendments and taking such actions as are reasonably requested by Buyer to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the effectiveness of the Company Credit Facility Amendments that are within its control.

(d)          Notwithstanding anything to the contrary in this Agreement, none of the Credit Facility Sources (in their capacity as such) shall have any liability (whether in contract, in tort or otherwise) to the Company or any of its equity holders, representatives or Affiliates for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Company Credit Facility Amendments or the performance thereof or the amendments contemplated thereby, whether at law or equity, in contract, in tort or otherwise; provided, however, that nothing in this Section 4.10 shall in any way limit or modify the rights and obligations of the Company, the Buyer (if any), the Administrative Agent or the Lenders under the Company Credit Facility Amendments nor limit or modify the obligation of the Company under this Agreement to enforce its rights under the Company Credit Facility Amendments. Notwithstanding anything to the contrary contained in this Agreement, the Credit Facility Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this Section 4.10 and the same shall be enforceable by each of them and their respective successors and assigns.

(e)          All non-public or otherwise confidential information regarding Seller, the Company or any of its the Subsidiaries obtained by Buyer or any of the Lenders or other Representatives pursuant to this Section 4.10 shall be kept confidential in accordance with the terms of the NDA.

4.11         WARN Act. Prior to the Closing, Seller shall promptly notify Buyer in writing of any employee terminated by the Company or any of its Subsidiaries as of the date hereof or thereafter through the Closing Date and provide the reason for the employment termination.

4.12         Intellectual Property Assignments and Licenses.

(a)          Seller shall use commercially reasonable efforts to deliver to Buyer prior to Closing, an assignment, in form and substance reasonably acceptable to Buyer, from each of the inventors listed on Schedule 4.12(a) under which each such inventor assigns to the Company or one of its Subsidiaries any rights each such inventor may have retained in the patents or patent applications of the Company Registered IP;

(b)          Seller shall use commercially reasonable efforts to deliver to Buyer prior to Closing, documents, in form and substance reasonably acceptable to Buyer, supporting the priority claims made in the European patent applications listed on Schedule 4.12(b).

4.13         Section 280G Vote.

(a)          Prior to the Closing Date, Seller shall use commercially reasonable efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver of all payments or other benefits that the Company or any of its Subsidiaries is obligated to pay or provide, that could, in whole or in part, cause any amount not to be deductible under Section 280G of the Code or to be subject to an excise Tax under Section 4999 of the Code as a result of the transactions contemplated by this Agreement, such that after giving effect to all waivers, neither the Company nor any of its Subsidiaries has made or provided, or is required to make or provide, any payments or benefits that would not be deductible under Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code (the payments and benefits waived shall be collectively referred to as the “Section 280G Waived Payments”).

(b)          Before the Closing Date, and after receiving all waivers provided for in Section 4.13(a), Seller shall submit, accompanied by adequate disclosure, for shareholder approval all Section 280G Waived Payments in a manner such that if more than 75% of the Company voting shareholders approve the payments such approval shall satisfy the requirements of Section 280G(b)(5)(B) of the Code (and the Treasury Regulations promulgated thereunder) and no payments or other benefits provided by the Company or any of its Subsidiaries to any “disqualified individual” will not be nondeductible under Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code as a result of the transactions contemplated by this Agreement.

(c)          The Company shall provide to Buyer for advance review (i) drafts of any waivers, disclosure documents and other relevant documents relating to the waiver and vote and (ii) a schedule setting forth in reasonable detail the basis for its determination of the payments and benefits that the Company is proposing to have waived and disclosed to comply with this Section 4.13. Seller shall incorporate any reasonable comments made by Buyer prior to obtaining the waivers and soliciting the vote.

4.14         Unexecuted Trio Arrangements. Seller shall not, and shall cause the Company and its Subsidiaries not to, at any time following the date of this Agreement without the prior written consent of Seller, execute or deliver any of the Contracts set forth on Schedule 4.14.

ARTICLE 5

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

5.1           General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ARTICLE 7 or ARTICLE 8 below).

5.2           Directors’ and Officers’ Indemnification and Insurance.

(a)          Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing an officer, director or manager of the Company (each, a “D&O Indemnified Party”) as provided in the Company’s Organizational Documents, in each case as in effect on the date of this Agreement, shall survive the transaction contemplated hereby and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)          For six (6) years after the Closing, to the fullest extent permitted under applicable Law, Buyer and the Company (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Closing (including in connection with the transactions contemplated by this Agreement), and shall advance and reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to, if required by Delaware law, the Company’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Company will not be liable for any settlement effected without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c)          Prior to the Closing, Buyer shall obtain “tail” insurance policies with a claims period of at least six (6) years from the Closing with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Closing (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). Buyer shall bear the cost of the D&O Tail Policy; provided, however, that Buyer shall not be required to pay a tail premium in excess of 200% of the last annual premium paid by the Company for the Company’s existing policies before the date of this Agreement. During the term of the D&O Tail Policy, Buyer shall not (and shall cause the Company not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

(d)          The obligations of Buyer under this Section 5.2 shall survive the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.2 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.2 applies shall be third-party beneficiaries of this Section 5.2, each of whom may enforce the provisions of this Section 5.2).

(e)          In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.2. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.2 is not prior to, or in substitution for, any such claims under any such policies.

5.3           Confidentiality. Seller shall not (and shall cause the Common Shareholders to not) disclose or use any Confidential Information, except that, if and as long as a Common Shareholder is an employee of the Company or any of the Subsidiaries after the Closing, then such Common Shareholder may use the Confidential Information in the ordinary course of his or her employment on behalf of the Company or such Subsidiary so long as such use is in compliance with all policies and agreements applicable to such Common Shareholder. Upon termination of such employment, each Common Shareholder shall deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his or her possession. If any Common Shareholder is requested or required pursuant to written or oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigation demand or similar process to disclose any Confidential Information, then such Common Shareholder shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.3. If, in the absence of a protective order or the receipt of a waiver hereunder, any Common Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such Common Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Common Shareholder shall use its, his or her best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Common Shareholder.

5.4           Release. Conditioned upon the Closing and from and after the Closing, Seller, for itself, and its heirs, personal representatives, successors and assigns (collectively, the “Releasors”), hereby (a) forever fully and irrevocably releases and discharges Buyer, the Company, each of its respective Subsidiaries, and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and (b) irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Proceeding against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 5.4, “Released Claims” does not include, and the provisions of this Section 5.4 shall not release or otherwise diminish, (i) the obligations of any Party set forth in or arising under any provisions of this Agreement or the Ancillary Agreements.

5.5           Continuation of Seller. For a period of 18 months following the Closing, the Seller shall take no action to voluntarily enter into bankruptcy, liquidation or any similar Proceeding or take, or cause to be taken, any other action which would result in the dissolution of the Seller, or make distributions of the proceeds received pursuant to this Agreement resulting in the Seller’s failure to possess and maintain adequate resources to satisfy its liabilities, contingent or otherwise (including, for the avoidance of doubt, liabilities relating to unresolved indemnification claims made pursuant to this Agreement).

ARTICLE 6

CONDITIONS TO OBLIGATION TO CLOSE

6.1           Conditions to Obligation of Buyer. The obligation of Buyer Sub to consummate the transactions to be performed by Buyer in connection with the Closing is subject to satisfaction of the following conditions:

(a)          (i) except for the Fundamental Representations and the representations and warranties set forth in Section 3.9(c), all of the representations and warranties of Seller contained in ARTICLE 3 that contain “material,” “Company Material Adverse Effect”, “Company Material Adverse Change” and the like shall have been accurate in all respects as of the date hereof and shall be accurate in all respects as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case the accuracy of those representations and warranties shall be determined as of such earlier date), and all of the representations and warranties of Seller contained in ARTICLE 3 that do not contain “material,” “Company Material Adverse Effect”, “Company Material Adverse Change” and the like shall have been accurate in all respects as of the date hereof and shall be accurate in all respects as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case the accuracy of those representations and warranties shall be determined as of such earlier date), other than the failure of such representations and warranties to be accurate as would not reasonably be expected to have a Company Material Adverse Effect (disregarding the reference to “materiality,” “Company Material Adverse Effect”, “Company Material Adverse Change” or similar qualifiers contained therein), (ii) with respect to the Fundamental Representations that contain references to “material,” “Company Material Adverse Effect”, “Company Material Adverse Change” and the like, such Fundamental Representations shall have been accurate in all respects as of the date hereof and shall be accurate in all respects as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case the accuracy of those representations and warranties shall be determined as of such earlier date) and with respect to the Fundamental Representations that do not contain references to “material,” “Company Material Adverse Effect”, “Company Material Adverse Change” and the like, such Fundamental Representations shall have been accurate in all material respects as of the date hereof and shall be accurate in all material respects as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case the accuracy of those representations and warranties shall be determined as of such earlier date), and (iii) the representations and warranties set forth in Section 3.9(c), shall have been accurate in all respects as of the date hereof and shall be accurate in all respects as if made on the Closing Date;

(b)          Seller, the Company and its Subsidiaries shall have performed and complied in all material respects with all of the covenants and agreements in this Agreement to be performed prior to or at the Closing;

(c)          there shall not be any Order in effect preventing consummation of any of the transactions contemplated by this Agreement or any Proceeding commenced by a Governmental Body and seeking to restrain, prevent, change or delay the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d)          there shall not have been a Company Material Adverse Change since the date of this Agreement;

(e)          the filings of Buyer and Seller pursuant to the HSR Act and all other applicable antitrust, competition or trade regulation Laws, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated;

(f)          Seller shall have delivered to Buyer at the Closing a certificate, in form and substance reasonably satisfactory to Buyer, confirming that (i) each of the conditions specified above in Section 6.1(a) – (d) is satisfied.

(g)          the Company and its Subsidiaries shall have received those Consents and Permits of Governmental Bodies and other Persons referred to in Schedule 6.1(g) and such Persons shall have delivered such Consents and Permits of Governmental Bodies and other Persons to Buyer;

(h)          Seller shall have delivered to Buyer a certificate of the Secretary of the Company and each of its Subsidiaries, dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of the Company and each of its Subsidiaries, (ii) the authorizing resolutions of the Company and each of its Subsidiaries, and (iii) the incumbency and signatures of the Persons signing this Agreement and the Ancillary Agreements on behalf of the Company and each of its Subsidiaries;

(i)          Seller shall have delivered to Buyer good standing certificates dated no later than ten (10) Business Days prior to the Closing Date for the Company and each of its Subsidiaries from the jurisdiction of each such Person’s organization and each jurisdiction in which the Company or any Subsidiary is qualified to do business;

(j)          Buyer shall have received a certificate executed by the Company, in form and substance reasonably satisfactory to Buyer and in accordance with the requirements of Temporary Regulation Section 1.1445-11T(d)(2)(i), dated as of the Closing Date, stating that not more than 50% of the value of the gross assets of the Company and its Subsidiaries consists of “United States real property interests” (as defined in Section 897(c)(1) of the Code);

(k)          Seller shall have delivered to Buyer all documentation necessary to obtain releases of all Liens (other than the Permitted Liens), including appropriate UCC termination statements;

(l)          Seller shall have delivered to Buyer payoff and release letters from the holders of the Debt set forth on Schedule 6.1(l) that (i) reflect the amounts required in order to pay in full such Debt and (ii) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Company or any of its Subsidiaries shall be terminated and of no further force and effect, together with UCC-3 termination statements with respect to the financing statements filed against the assets or equity interests of the Company or any of its Subsidiaries by the holders of such Liens;

(m)          Abel Avellan shall not have resigned or indicated that he intends to resign prior to the Closing, shall be performing his usual and customary duties for the Company or its Subsidiaries immediately before the Closing and shall have executed and delivered to Buyer the Employment Agreement effective as of the Closing;

(n)          each of the Non-Competition and Non-Solicitation Agreements between the Company and each individual listed on Schedule 6.1(n) shall be in full force and effect as of the Closing and the terms thereof shall not have been amended or waived without the prior written consent of Buyer;

(o)          Seller shall have delivered to Buyer resignations effective as of the Closing of those members of the board of directors and those officers of the Company and its Subsidiaries as Buyer may request;

(p)          Seller shall have delivered to Buyer resignations from Trio effective as of the Closing of those employees of the Company who are also employees of the Trio Business;

(q)          Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(r)          Seller shall have delivered to Buyer a termination agreement from each party to the Contracts which are required to be set forth on Section 3.21 of the Company Disclosure Schedule (regardless of whether they are, in fact, so listed) other than the Contracts set forth in Schedule 4.9;

(s)          Seller shall have delivered to Buyer evidence, reasonably satisfactory to Buyer, that other than the foreign entities controlled by the Company that are listed, with the corresponding domain names, on Schedule 6.1(s), the Company or one of its Subsidiaries is the record registrant of the domain names of the Company Registered IP;

(t)          Buyer shall have received the unaudited balance sheets, statements of income and members’ equity and cash flows of the Company and its Subsidiaries as of and for the fiscal quarter ended March 31, 2016;

(u)          the Cash in the bank accounts of the Company and its Subsidiaries immediately upon the Closing shall not be less than Minimum Existing Cash;

(v)         Seller shall have delivered to Buyer a written agreement by the members of the Shareholders’ Representative Committee (as defined in the MTN Merger Agreement) in favor of the Seller and acknowledged by the MTN Escrow Agent, wherein the members of the Shareholders’ Representative Committee agree that a portion of the cash proceeds payable to the Shareholders’ Representative Committee in respect of the Redemption Amount equal to the MTN Escrow Replacement Cash shall be delivered to the MTN Escrow Agent at the Closing to be held by the MTN Escrow Agent in accordance with the terms of the MTN Escrow Agreement in replacement of all of the Preferred EMC Units held in the MTN Indemnification Escrow Fund as of the date hereof as required in accordance with Section 1.3(k) of this Agreement;

(w)          there shall not be any pending Proceeding against Seller or any of its Subsidiaries alleging Seller’s or such Subsidiary’s failure to comply with Anti-Fraud and Anti-Corruption Laws or Antiboycott Laws; and

(x)          Concurrently with the Closing, the Amendment Effective Date shall have occurred; and

(y)          Seller shall have delivered to Buyer all other instruments and documents required by this Agreement to be delivered, or caused to be delivered, by Seller, and such other instruments and documents which Buyer or its counsel may reasonably request to effectuate the transactions contemplated hereby.

All such agreements, documents and other items shall be in form and substance satisfactory to Buyer. Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

6.2           Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by Seller in connection with the Closing is subject to satisfaction of the following conditions:

(a)          (i) except for the Buyer Excluded Representations, all of the representations and warranties of Buyer contained in ARTICLE 2 that contain “material,” “Buyer Material Adverse Effect” and the like shall have been accurate in all respects as of the date hereof and shall be accurate in all respects as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case the accuracy of those representations and warranties shall be determined as of such earlier date) and all of the representations and warranties of Buyer contained in ARTICLE 2 that do not contain “material,” “Buyer Material Adverse Effect” “ and the like shall have been accurate in all respects as of the date hereof and shall be accurate in all respects as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case the accuracy of those representations and warranties shall be determined as of such earlier date), other than the failure of such representations and warranties to be accurate as would not reasonably be expected to have a Buyer Material Adverse Effect (disregarding the reference to “materiality,” “Buyer Material Adverse Effect” or similar qualifiers contained therein), and (ii) with respect to the Buyer Excluded Representations that contain references to “material,” “Buyer Material Adverse Effect” and the like, such Buyer Excluded Representations shall have been accurate in all respects as of the date hereof and shall be accurate in all respects as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case the accuracy of those representations and warranties shall be determined as of such earlier date) and with respect to the Buyer Excluded Representations that do not contain references to “material,” “Buyer Material Adverse Effect” and the like, such Buyer Excluded Representations shall have been accurate in all material respects as of the date hereof and shall be accurate in all material respects as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case the accuracy of those representations and warranties shall be determined as of such earlier date);

(b)          Buyer shall have performed and complied in all material respects with all of its respective covenants and agreements in this Agreement to be performed prior to or at the Closing;

(c)          there shall not be any Order in effect preventing consummation of any of the transactions contemplated by this Agreement or any commenced by a Governmental Body and Proceeding seeking to restrain, prevent, change or delay the consummation of any of the transactions contemplated by this Agreement;

(d)          There shall not have been a Buyer Material Adverse Change since the date of this Agreement;

(e)          the filings of Buyer and Seller pursuant to the and all other applicable antitrust, competition or trade regulation Laws, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated;

(f)          Buyer shall have delivered to Seller at the Closing a certificate, in form and substance reasonably satisfactory to Seller, confirming that each of the conditions specified above in Section 6.2(a)-(c) is satisfied;

(g)          Buyer shall have delivered to the Company a certificate from the Secretary of Buyer, dated as of the Closing Date, attaching and certifying the Organizational Documents and authorizing resolutions of Buyer, which resolutions were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto, and certifying the incumbency and signatures of the persons signing this Agreement and the other agreements contemplated hereby;

(h)          The ABRY Letter Agreement shall be in full force and effect as of the Closing and the terms thereof shall not have been amended or waived without the prior written consent of ABRY and Buyer; and

(i)          Buyer shall have executed and delivered the Escrow Agreement and the Registration Rights Agreement.

All such agreements, documents and other items shall be in form and substance satisfactory to Seller. Seller may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

ARTICLE 7

REMEDIES FOR BREACHES OF THIS AGREEMENT

7.1           Indemnification by Seller. Subject to the terms and conditions of this ARTICLE 7, from and after the Closing, Seller shall indemnify and hold harmless Buyer, the Company, each of their respective Subsidiaries, each of their respective Affiliates, and their respective successors and assigns (the “Buyer Indemnitees”) from and against the entirety of any Losses that any Buyer Indemnitee may suffer or incur (including any Losses they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Loss is made pursuant to this ARTICLE 7 prior to the end of any applicable survival period and such Loss is reasonably foreseeable at the time such indemnification claim is made) resulting from, arising out of, or caused by (a) any breach or inaccuracy of any representation or warranty made by Seller in ARTICLE 3 or made by Seller or the Company in any certificate or other writing delivered pursuant hereto, (b) any breach of any covenant or agreement of Seller, the Company, or any of its Subsidiaries in this Agreement, (c) any claim made by any Common Shareholder relating to such Person’s rights with respect to the Consideration, (d) any claim made by any Preferred Shareholder relating to such Person’s rights with respect to the aggregate amount payable to the Preferred Shareholders upon the election of Seller to exercise its redemption rights with respect to the Preferred EMC Units pursuant to the LLC Agreement (including without limitation, the calculation of the Redemption Amount, including any interest accrued on the Preferred EMC Units prior to the Closing), (e) any Losses attributable to the failure of any Common Shareholder to execute and deliver the Support Agreement or consent to this Agreement and the transactions contemplated hereby, (f) any claim by or purportedly on behalf of any holder or former holder of any membership or other ownership interests of the Company or rights to acquire any membership or other ownership interests of the Company in connection with any of the transactions contemplated hereby that constitute Proceedings alleging violations of fiduciary duty, (g) any Loss relating to or arising out of the Trio Spinout Transaction or the Trio Business, including without limitation the Termination Letter from Jonathan Cobb of Pace Americas, LLC dated April 26, 2016; (h) any Loss relating to or arising out of a dispute relating to the covenants and agreements under Section 2.08 of the STM Purchase Agreement, (i) any Loss relating to or arising out of the Company’s or any of its Subsidiaries’ failure, or alleged failure, to comply fully with Anti-Fraud and Anti-Corruption Laws or Antiboycott Laws, (j) other than the Buyer Assumed Liability, any and all Transaction Expenses and Debt as of immediately prior to the Closing that is unpaid upon the Closing, in each case, to the extent not already covered by the Transaction Expense Amount or the Debt Amount as paid on the Closing Date, or included on the schedule of Permitted Indebtedness set forth on Schedule 1.2(b), or otherwise satisfied pursuant to Section 1.8; (k) any Loss relating to the matters set forth in the Letter from ABS Global, Ltd. April 22, 2016; or (l) any Loss relating to the Alpha Satcom Purchase Order MTN0008266.

7.2           Indemnification by Buyer. Subject to the terms and conditions of this ARTICLE 7, from and after the Closing, Buyer shall indemnify and hold harmless Seller, the Common Shareholders, their respective Affiliates, and their respective successors and assigns (the “Seller Indemnitees”) from and against the entirety of any Losses they may suffer or incur (including any Losses they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Loss is made pursuant to this ARTICLE 7 prior to the end of any applicable survival period) resulting from, arising out of, or caused by (a) any breach or inaccuracy of any representation or warranty made by Buyer in ARTICLE 2 or in any certificate or other writing delivered pursuant hereto or (b) any breach of any covenant or agreement of Buyer in this Agreement.

7.3           Survival and Time Limitations. All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement shall survive the Closing. Seller shall have no liability with respect to (a) any claim under Section 7.1(a) or Section 7.1(k) unless Buyer notifies Seller of such a claim on or before the fifteen (15) month anniversary of the Closing Date; provided, however, that (i) any claim relating to any representation or warranty made in Sections 3.6, 3.16, 3.17 and 3.19 may be made at any time until the third (3rd) anniversary of the Closing Date, and (ii) any claim relating to any representation or warranty made in Sections 3.1, 3.2, 3.3 (except for Section 3.3(c)) or 3.5 (collectively, the representations and warranties referred to in clause (ii) referred to as the “Fundamental Representations”) may be made at any time without limitation; (b) any claim under Section 7.1(g) unless Buyer notifies Seller of such a claim on or before the twenty-one (21) month anniversary of the Closing Date; and (c) any claim under Section 7.1(i) and any claim relating to any representation or warranty made in Section 3.9(c) may be made at any time until the date that is sixty (60) days after the expiration of the applicable statute of limitations. Any claim related to intentional or fraudulent breaches of any representations and warranties may be made at any time without limitation. Except with respect to (a) any claim relating to any representation or warranty made in Sections 2.1, 2.2, 2.4 or 2.5 (collectively, the “Buyer Excluded Representations”), which may be made at any time without limitation, Buyer shall have no liability with respect to any claim under Section 7.2(a) unless Seller notifies Buyer of such a claim on or before the fifteen (15) month anniversary of the Closing Date. If Buyer or Seller, as applicable, provides proper notice of a claim within the applicable time period set forth above, then liability for such claim shall continue until such claim is resolved.

7.4           Limitations on Indemnification by Seller.

(a)          With respect to the matters described in Section 7.1(a), Seller shall have no liability with respect to such matters until Buyer Indemnitees have suffered aggregate Losses by reason of all such breaches in excess of an amount equal to $2,750,000 (the “Threshold”), after which point Seller shall be obligated to indemnify only with respect to Losses in excess of the Threshold; provided, that the foregoing limitations shall not apply in respect of any Losses relating to (i) breaches of the Fundamental Representations, (ii) any intentional or fraudulent breach of a representation or warranty or (iii) any claim relating to a breach of a representation or warranty made in Sections 3.7(e) or 3.9(c).

(b)          With respect to the matters described in Section 7.1(a), the aggregate maximum liability of Seller shall be the Indemnity Escrow Amount (the “Cap”); provided, that the foregoing limitations shall not apply in respect of any Losses relating to (i) breaches of the Fundamental Representations or (ii) any intentional or fraudulent breach of a representation or warranty.

(c)          With respect to the matters described in Section 7.1(i), the aggregate maximum liability of Seller shall be $27,750,000 in Losses (the “FCPA Cap”), provided, however, that the sources of recourse for such Losses shall be limited to the Indemnification Escrow Account and the Deferred Consideration Amount (in any order).

(d)          Except for fraud by a Common Shareholder, as provided in the Support Agreement, the aggregate maximum liability of any Common Shareholder thereunder shall be limited to the consideration actually distributed to such Common Shareholder by the Seller. Except for fraud by Seller, the aggregate maximum liability of Seller hereunder shall be limited to the consideration actually received by Seller hereunder.

(e)          With respect to any matter described in Section 7.1(a), Buyer Indemnitees must look first to the Representations and Warranties Insurance Policy for priority of recovery, following which the Buyer Indemnitees may avail themselves of any other remedy allowed by this Agreement.

(f)          The Buyer Indemnitees shall not be entitled to indemnification for any Losses to the extent a liability, whether accrued, contingent, absolute, determined, determinable, or otherwise, with respect to such Losses was specifically reserved against and reflected on the Financial Statements as set forth on Section 3.7(g) of the Company Disclosure Schedule, unless such liability exceeds the amount of such reserve (which reserve must be reasonably apparent to cover such liability as set forth the Financial Statements), which shall be Seller’s responsibility, subject to the terms of this Agreement. In addition, a Buyer Indemnitee may not seek indemnification for Losses suffered by it if it has already received payment for such Losses in a post-Closing adjustment under Section 1.8.

(g)          Notwithstanding anything herein to the contrary, to the extent that Buyer Indemnitees are seeking indemnification for a breach of the representation set forth in Section 3.7(a) as it relates to the SeaMobile Financial Statements and amounts are held pursuant to the MTN Escrow Agreement securing MTN shareholders’ indemnification obligations to the Company, prior to seeking recourse from Seller, Buyer shall have used its reasonable best efforts to obtain such amounts from such escrowed funds and, if it shall have failed to do so, shall agree to assign such claims to Seller; provided, that, in the event that the members of the Shareholders’ Representative Committee (as defined in the MTN Merger Agreement) do not provide timely acknowledgement of Buyer’s claim and MTN shareholders’ obligations to indemnify Buyer for Losses identified in such claim with funds held pursuant to the MTN Escrow Agreement, Buyer shall thereby be deemed to have used its reasonable best efforts and shall not be required to take any further action prior to seeking recourse from Seller with respect to such claims.

7.5           Limitations on Indemnification by Buyer.

(a)          With respect to the matters described in Section 7.2(a), Buyer shall have no liability with respect to such matters until Seller Indemnitees have suffered Losses by reason of all such breaches in excess of the Threshold, after which point Buyer shall be obligated to indemnify only with respect to Losses in excess of the Threshold; provided, that the foregoing limitations shall not apply in respect of any Losses relating to (i) breaches of the Buyer Excluded Representations or (ii) any intentional or fraudulent breach of a representation or warranty.

(b)          With respect to the matters described in Section 7.2(a), the aggregate maximum liability of Buyer shall be the Cap; provided, that the foregoing limitation shall not apply in respect of any Losses relating to (i) breaches of the Buyer Excluded Representations or (b) any intentional or fraudulent breach of a representation or warranty.

7.6           Third-Party Claims; Direct Claims.

(a)          If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party may make a claim for indemnification against any Party (the “Indemnifying Party”) under this ARTICLE 7, then the Indemnified Party must promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim in reasonable detail, and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim, and will indicate the estimated amount, if reasonably practicable, of Losses that has been or may be sustained by the Indemnified Party; provided, however, that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this ARTICLE 7 (except to the extent such failure materially prejudices the defense of such proceeding).

(b)          Upon receipt of the notice described in Section 7.6(a), the Indemnifying Party shall have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party shall indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party shall have the financial resources to defend against the Third-Party Claim, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief and/or does not involve criminal or quasi-criminal allegations, alleged violations of any Anti-Fraud and Anti-Corruption Laws, or an actual or alleged breach of any of the representations in Section 3.9(c), (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently, (vi) the Indemnified Party shall have been advised by counsel in writing that there is no conflict preventing the Indemnifying Party from adequately representing the interests of the Indemnified Party because such interests would be in conflict with those of the Indemnifying Party, and (vii) the potential Losses involved in such third-party claim could not reasonably be expected to exceed the Cap. The Indemnifying Party shall keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 7.6(b), the Indemnifying Party shall not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the defense of the Third-Party Claim.

(c)          In the event that any of the conditions under Section 7.6(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate, (ii) the Indemnifying Parties shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses) to the extent such defense arises out of any matter that the Indemnified Party may make a claim for indemnification against any Party, and (iii) the Indemnifying Parties shall remain responsible for any Losses the Indemnified Party may suffer caused by any matter for which the Indemnified Party may make a claim for indemnification against any Party.

(d)          Any claim by an Indemnified Party on account of Losses that does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of Losses that has been or may be sustained by the Indemnified Party; provided, however, that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this ARTICLE 7 (except to the extent such failure materially prejudices the defense of such proceeding). The Indemnifying Party will have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party at the Indemnifying Party’s expense pursuant to the terms and subject to the provisions of this Agreement.

(e)          No Party shall be obligated to provide indemnification hereunder if it timely objects to such obligation unless and until a court of competent jurisdiction has determined that the Party from which indemnification is sought is liable or responsible for such Losses in a final, non-appealable judgment, unless otherwise settled by written agreement of the Parties. If the party seeking indemnification prevails in such matter, it shall be entitled to collect from the other Party the reasonable attorneys’ fees and expenses it incurred in connection with this Section 7.6(e).

(f)          Except in circumstances described in Section 7.6(c), neither the Indemnified Party nor the Indemnifying Party shall consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

7.7           Other Indemnification Matters. All indemnification payments under this ARTICLE 7 shall be deemed adjustments to the Cash Payment. For purposes of determining the amount of Losses resulting from misrepresentation or breach of a representation or warranty, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Company Material Adverse Effect,” “Company Material Adverse Change,” “Buyer Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this ARTICLE 7, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them.

7.8           Insurance Proceeds. Any indemnification right herein shall be reduced by any insurance proceeds actually received by the Indemnified Party (other than proceeds received pursuant to the Representations and Warranties Insurance Policy) but net of premiums, deductions, future premium increases and any other increased insurance costs as a result of such payment of proceeds.

7.9           Mitigation. The Indemnified Party shall take reasonable steps to mitigate indemnifiable Losses. In the event that an Indemnified Party fails to comply with such steps to mitigate, then notwithstanding anything else to the contrary contained herein, the Indemnifying Party shall not be required to indemnify the Indemnified Party for any Losses that would have been avoided if the Indemnified Party had so complied.

7.10         No Punitive Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any punitive Losses of such other Person, except to the extent such punitive Losses are actually awarded to such Person in a final judgment relating to a Third-Party Claim.

7.11         Order of Payments; Setoff.

(a)          The Parties hereby agree that any obligation of Seller to indemnify the Buyer Indemnitees for Losses shall be satisfied: first, from the Indemnity Escrow Account until the funds in such account are depleted, subject to the provisions of the Escrow Agreement; and thereafter, at the election of the applicable Buyer Indemnitee but subject to the limitations set forth in this Agreement, either (1) from the Seller by prompt cash payment to the Buyer or the appropriate Buyer Indemnitee, (2) by deduction from the Deferred Consideration Amount payable by the Buyer to Seller in accordance with Section 1.13 (the “Set-Off Right”) in an amount equal to the amount of the indemnification claim, or (3) a combination of (1) and (2).

(b)          Notwithstanding anything to the contrary in this Section 7.11 and in accordance with Section 7.4(e), in respect of any indemnification claim made pursuant to Section 7.1(a) for which coverage may be available under the Representations and Warranties Insurance Policy, Buyer Indemnitees must look first to the Representations and Warranties Insurance Policy for priority of recovery, following which the Buyer Indemnitees (subject to the limitations set forth in this Agreement) may avail themselves of the Indemnity Escrow Account, the Set-Off Right and any other remedy provided by this Agreement.

(c)          In the event that a Buyer Indemnitee elects to exercise its Set-Off Rights under Section 7.11(a) or (b), the applicable Buyer Indemnitee shall deliver a written notice to Seller specifying the specific right of set-off to be exercised and the amount thereof.

7.12         Exclusive Remedy. Subject to the rights of the Buyer Indemnitees under the Representations and Warranties Insurance Policy, other than claims for fraud, willful misconduct, criminal misconduct and as provided in Section 1.8, the indemnification provisions of this ARTICLE 7 and ARTICLE 8 shall be the sole and exclusive remedy of the Indemnified Parties and their respective Affiliates with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement. Notwithstanding the foregoing restrictions, each Party to this Agreement shall be entitled to bring an action for injunctive or other equitable relief to enforce the terms of this Agreement in accordance with Section 11.10. To avoid any confusion, the foregoing provisions of this Section 7.12 shall not limit or have any adverse effect on an Indemnified Party’s rights, remedies or recourse under the Escrow Agreement or the Non-Competition and Non-Solicitation Agreements.

7.13         Adjustments for Tax Benefits. In determining Losses for purposes of this Agreement, the Parties shall make appropriate adjustments for Tax Benefits actually realized by the Indemnified Party. For purposes of this Agreement, a “Tax Benefit” means the reduction of Tax liabilities (calculated on the basis of the actual reduction in cash payments for Taxes) resulting from an increase in deductions, losses or tax credits or decrease in the income, gain or recapture of tax credits that the Indemnified Party or any subsidiary or other affiliate entity thereof could have reported or taken into account in such year, net of any Tax cost attributable to the receipt of any indemnity payment by the Indemnified Party hereunder including, without limitation, the Tax cost, calculated on a present value basis, of any reduction in the Indemnified Party’s future depreciation or amortization deductions.

7.14         Buyer or Seller Knowledge. Notwithstanding anything to the contrary elsewhere in this Agreement, Buyer and Seller shall not be liable under this Agreement for any Losses of the other Party based upon or arising out of, in respect of Losses of Buyer, any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Section 3.7(e) and Section 3.9(c)), or in respect of Losses of Seller, any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, to the extent Buyer or Seller, as applicable, shows that there is reasonable evidence that Buyer or Seller, as applicable, had actual knowledge of such inaccuracy or breach prior to the date hereof and that such actual knowledge was obtained through information disclosed in writing, by Seller not later than two (2) Business Days prior to the date hereof through the electronic data room entitled “Project Evolution” hosted by RR Donnelley, or by Buyer prior to the date hereof.

ARTICLE 8

TAX MATTERS

8.1           Tax Indemnification. In addition to the indemnification provisions of ARTICLE 7, except to the extent such Taxes are reflected as a liability for purposes of calculating Working Capital or included in the Debt Amount or Morgan Stanley Obligations set forth on the Closing Statement, the Seller shall be liable for, and shall indemnify and hold Buyer Indemnitees harmless from: (a) all Taxes imposed on or incurred by the Company and its Subsidiaries with respect to all Pre-Closing Tax Periods (including that portion of any Straddle Period ending on the Closing Date, to be determined in accordance with Section 8.3), (b) all Taxes incurred by the Company and its Subsidiaries caused by or resulting from the sale or exchange of the Interests, and (c) all Taxes of any Person imposed on the Company or any of its Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing.

8.2           Tax Periods Ending on or Before the Closing Date.

(a)          Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company and its Subsidiaries (other than Income Tax Returns) for Tax periods ending on or prior to the Closing Date that are filed after the Closing Date. Buyer shall provide Seller with copies of any such Tax Returns for Seller’s reasonable review and comment, at least thirty (30) days prior to the due date thereof. If, within twenty (20) days after the receipt of the Tax Return, Seller (i) notifies Buyer that it disputes the manner of preparation of the Tax Return and (ii) provides Buyer with a statement setting forth in reasonable detail its proposed form of such Tax Return, then Buyer and Seller shall attempt to resolve their disagreement within five (5) days following Seller’s notification of Buyer of such disagreement. If Buyer and Seller are not able to resolve their disagreement, the dispute shall be submitted to the Accountants. The Accountants shall resolve the disagreement within thirty (30) days after the date on which they are engaged or as soon as possible thereafter. The determination of the Accountants shall be binding on the Parties. The cost of the services of the Accountants shall be borne by the Party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Accountants. If each of the Party’s calculation differs equally from the calculation as finally determined by the Accountants, then such cost will be borne half by Seller and half by Buyer. Seller shall pay to Buyer, no later than five (5) Business Days before the due date for the payment of Taxes with respect to such Tax Return, all Taxes shown as due thereon, but only to the extent such Taxes are not reflected as a liability for purposes of calculating Working Capital or included in the Debt Amount or Morgan Stanley Obligations set forth on the Closing Statement.

(b)          Seller shall prepare, or cause to be prepared, and Buyer shall file, or cause to be filed, all Income Tax Returns for the Company and its Subsidiaries for Tax periods ending on or prior to the Closing Date that are filed after the Closing Date. Seller shall provide Buyer with copies of any such Income Tax Returns for Buyer’s reasonable review and comment at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto). If, within twenty (20) days after the receipt of the Income Tax Return, Buyer (i) notifies Seller that it disputes the manner of preparation of the Income Tax Return and (ii) provides Seller with a statement setting forth in reasonable detail its proposed form of such Income Tax Return, then Buyer and Seller shall attempt to resolve their disagreement within five (5) days following Buyer’s notification of Seller of such disagreement. If Buyer and Seller are not able to resolve their disagreement, the dispute shall be submitted to the Accountants. The Accountants shall resolve the disagreement within thirty (30) days after the date on which they are engaged or as soon as possible thereafter. The determination of the Accountants shall be binding on the Parties. The cost of the services of the Accountants shall be borne by the Party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Accountants. If each of the Party’s calculation differs equally from the calculation as finally determined by the Accountants, then such cost will be borne half by Seller and half by Buyer. Seller shall pay all Taxes due with respect to such Income Tax Returns, but only to the extent such Income Taxes are not reflected as a liability for purposes of calculating Working Capital or included in the Debt Amount or Morgan Stanley Obligations set forth on the Closing Statement.

(c)          This Section 8.2 shall not apply to Straddle Period Returns covered in Section 8.3.

8.3           Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall timely prepare, or cause to be prepared, and timely file, or cause to be filed, all Tax Returns for the Company and its Subsidiaries for Straddle Periods (the “Straddle Period Returns”). Buyer shall provide Seller with copies of any Straddle Period Returns at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto), in the case of Income Tax Returns, and as soon as practicable in the case of all other Tax Returns, accompanied by a statement (the “Straddle Statement”) setting forth and calculating in reasonable detail the Taxes that relate to the portion of such Tax period ending on the Closing Date (the “Pre-Closing Taxes”). If Seller agrees with the Straddle Period Return and Straddle Statement, Seller shall pay to Buyer, not later than five (5) Business Days before the due date for the payment of Taxes with respect to such Straddle Period Return, an amount equal to the Pre-Closing Taxes as shown on the Straddle Statement, but only to the extent such Taxes are not reflected as a liability for purposes of calculating Working Capital or included in the Debt Amount or Morgan Stanley Obligations set forth on the Closing Statement. If, within twenty (20) days after the receipt of the Straddle Period Return and Straddle Statement, Seller (i) notifies Buyer that it disputes the manner of preparation of the Straddle Period Return or the Pre-Closing Taxes calculated in the Straddle Statement and (ii) provides Buyer with a statement setting forth in reasonable detail its computation of the Pre-Closing Taxes and its proposed form of the Straddle Period Return and Straddle Statement, then Buyer and Seller shall attempt to resolve their disagreement within five (5) days following Seller’s notification of Buyer of such disagreement. If Buyer and Seller are not able to resolve their disagreement, the dispute shall be submitted to the Accountants. The Accountants shall resolve the disagreement within thirty (30) days after the date on which they are engaged or as soon as possible thereafter. The determination of the Accountants shall be binding on the Parties. The cost of the services of the Accountants shall be borne by the Party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Accountants. If each of the Party’s calculation differs equally from the calculation as finally determined by the Accountants, then such cost will be borne half by Seller and half by Buyer. For purposes of this Section 8.3, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (a) in the case of any Taxes other than Taxes based upon or related to income, receipts, sales or payroll be deemed to equal the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (b) in the case of any Tax based upon or related to income, receipts, sales or payroll, be deemed to equal the amount that would be payable if the relevant Tax period ended on the Closing Date. Notwithstanding the foregoing, or any provision hereof to the contrary, the Parties acknowledge and agree that, to the maximum extent permitted by applicable Law, all Tax deductions attributable to payment of the Transaction Expenses (“Transaction Expense Deductions”), whether paid prior to, at, or subsequent to Closing, shall be allocated to and reported in a Pre-Closing Tax Period.

8.4           Cooperation on Tax Matters. Buyer and Seller shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this ARTICLE 8 and any Proceeding related thereto. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller shall retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Tax period beginning before the Closing Date until thirty (30) days after the expiration of the statute or period of limitations of the respective Tax periods. Subject to and conditioned on Seller acknowledging in writing its obligation to indemnify the Buyer Indemnitees pursuant to Section 8.1 for all Taxes ultimately determined to be payable with respect thereto, Seller shall have the right to control any Proceeding relating to any Pre-Closing Tax Period, other than a Straddle Period. The Buyer shall have the right to control any Proceeding relating to a Straddle Period. The Party controlling any such Proceeding in accordance with the foregoing shall keep the other Party reasonably informed with respect thereto, and such other Party shall have the right, but not the obligation, to participate therein, at the sole cost and expense of such participating Party. The Party controlling any Proceeding in accordance with the foregoing shall not settle or compromise any such Proceeding without the prior written consent of the other Party (i.e., Buyer, on the one hand, or Seller, on the other hand), which shall not be unreasonably withheld, conditioned or delayed. Any dispute as to a whether to agree to a compromise or settlement in accordance with the foregoing may be submitted by either Party to the Accountants for resolution.

8.5           Certain Taxes. All transfer (including real estate transfer), documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated hereby shall be paid 50% by Seller and 50% by Buyer, when due, and Seller shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer shall join in the execution of any such Tax Returns and other documentation.

8.6           Amendments, Elections, Etc. Except to the extent required by Law, without the consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not file any amended Tax Return for the Company or its Subsidiaries with respect to any Pre-Closing Tax Period, or make any Tax election that would have retroactive effect to any Pre-Closing Tax Period, in each case which would have the effect of increasing the amount of Taxes for which Seller is responsible pursuant to Section 8.1, or reducing the amount of Tax refunds to which Seller is entitled pursuant to Section 8.7.

8.7           Tax Refunds. Except to the extent reflected as an asset for purposes of calculating Working Capital or reflected as an offset to the Debt Amount or Morgan Stanley Obligations on the Closing Statement, all refunds of Taxes (including amounts credited against Taxes otherwise payable) paid by the Company and its Subsidiaries with respect to any Pre-Closing Tax Period (including that portion of any Straddle Period ending on the Closing Date, to be determined in accordance with Section 8.3), that are received by Buyer, the Company or any of its Subsidiaries shall be for the account of Seller and the amount of such refunds or credits, net of all costs (including Taxes) imposed on or incurred by Buyer, the Company and its Subsidiaries with respect to such refund or credit, shall be paid to Seller within fifteen (15) days after receipt or entitlement thereto. Seller shall have the right, with the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, to require that Buyer file amended Tax Returns for the Company or its Subsidiaries with respect to any Pre-Closing Tax Period in order to seek a Tax refund or credit with respect thereto.

ARTICLE 9

TERMINATION

9.1           Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)          by Buyer and Seller by mutual written consent;

(b)          by either Buyer or Seller by written notice to the other:

(i)          if the Closing shall not have occurred on or before 5:00 p.m. Eastern Time on November 5, 2016; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(ii)         if any Governmental Body shall have enacted, issued, promulgated, enforced or entered any Order which has become final and nonappealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement;

(c)          by Buyer by giving written notice to Seller if Seller has breached or failed to perform in any material respect any representation, warranty, or covenant contained in this Agreement which breach or failure to perform (A) would cause any condition precedent under Section 6.1 not to be satisfied and (B) either cannot be cured or, if curable, is not cured by Seller, the Company on or before the date which is thirty (30) days following receipt by Seller of written notice of such breach or failure;

(d)          by Seller by giving written notice to Buyer if Buyer has breached or failed to perform in any material respect any representation, warranty, or covenant contained in this Agreement which breach or failure to perform (i) would cause any condition precedent under Section 6.2 not to be satisfied and (ii) either cannot be cured or, if curable, is not cured by Buyer on or before the date which is thirty (30) days following receipt by Buyer of written notice of such breach or failure.

9.2           Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement shall terminate; provided, however, that Section 4.5(b), Section 5.3, this Section 9.2 and ARTICLE 11 shall survive the termination. Nothing in this ARTICLE 9 shall release any Party from any liability for any willful, intentional and material breach of any representation, warranty, covenant or agreement in this Agreement.

ARTICLE 10

DEFINITIONS

“ABRY” means ABRY Partners VII, L.P., a Delaware limited partnership together with its respective Affiliates.

“ABRY Nomination Letter Agreement” means the letter agreement between Buyer and ABRY, dated as of the date hereof and to become effective as of the Closing, in the form of Exhibit F attached hereto.

“Accountants” has the meaning set forth in Section 1.8(a) above.

“Acquisition Engagement” has the meaning set forth in Section 11.18(a) below.

“Acquisition Proposal” has the meaning set forth in Section 4.7 above.

“Active Company Government Contract” has the meaning set forth in Section 3.26(a) above.

“Adjusted Purchase Price” means the amount equal to (i) the Base Purchase Price, plus (ii) the Cash Amount, plus (iii) the Working Capital Surplus, if any, minus (iv) the Working Capital Deficit, if any, minus (v) the Debt Amount, minus (vi) the Permitted Indebtedness Amount, minus (vii) the Transaction Expenses Amount, minus (viii) the Redemption Amount, minus (ix) the Indemnity Escrow Amount, minus (x) the Adjustment Escrow Amount.

“Adjustment Escrow Account” means the escrow account established to hold the Adjustment Escrow Amount pursuant to the terms and conditions of the Escrow Agreement.

“Adjustment Escrow Amount” means $1,500,000.

“Administrative Agent” has the meaning set forth in the Company Credit Facility Documents.

“Affiliate” means, with respect to the Person to which it refers, (a) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, (b) any partner, member, officer, director or shareholder of such Person, (c) any parent, sibling, descendant or spouse of such Person or of any of the Persons referred to in clauses (a) and (b), and (d) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preface above.

“AIA Provisions” means the provisions of 35 U.S.C. § 102 effective as of March 16, 2013.

“Amendment Effective Date” has the meaning set forth in the Company Credit Facility Amendments.

“Amendment No. 1 to First Lien Credit Agreement” means that certain Amendment No. 1 to First Lien Credit Agreement, dated as of the date hereof, made by and among Emerging Markets Communications, LLC, EMC Acquisition, LLC, the guarantors from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, L/C Issuer and Swing Line Lender, and the Lenders from time to time party thereto.

“Amendment No. 1 to Second Lien Credit Agreement” means that certain Amendment No. 1 to Second Lien Credit Agreement, dated as of the date hereof, made by and among EMC Acquisition, LLC, Emerging Markets Communications, LLC, the guarantors from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the Lenders from time to time party thereto.

“Ancillary Agreements” means all of the Escrow Agreement, the Avellan Term Sheet, the Employment Agreement, the Non-Competition and Non-Solicitation Agreements, the Registration Rights Agreement, the Support Agreement, the ABRY Letter Agreement and each of the other agreements being executed and delivered pursuant to this Agreement.

“Antiboycott Laws” has the meaning set forth in Section 3.9(d) above.

“Anti-Fraud and Anti-Corruption Laws” means, collectively, the FCPA, UK Bribery Act 2010, applicable financial record keeping and reporting requirements, money laundering statutes, applicable statutes governing fraud, misuse of visas, permits, and other documents, wire fraud and other criminal acts or any other anti-corruption and/or anti-bribery and/or anti-fraud Law applicable in any jurisdiction in which the Company or any of its Subsidiaries conducts business.

“Applicable Area” means (a) anywhere in the world, but if such area is determined by judicial action to be too broad, then it means (b) North America, but if such area is determined by judicial action to be too broad, then it means (c) any country in which the Company or any of its Subsidiaries engaged in Business prior to the Closing Date, but if such area is determined by judicial action to be too broad, then it means (d) any state within the United States of America in which the Company or any of its Subsidiaries engaged in Business prior to the Closing Date.

“Avellan Term Sheet” means the employment agreement term sheet set forth on Exhibit B attached hereto.

“Base Purchase Price” means $550,000,000.

“Business” means the business of (a) providing internet connectivity to ships, cruise lines, yachts and related maritime users, (b) providing internet connectivity to communications users and (c) providing any other products or services that the Company or any of its Subsidiaries provide, or actively consider providing, at any time during the twelve (12) months prior to the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

“Buyer” has the meaning set forth in the preface above.

“Buyer Common Stock” has the meaning set forth in Section 2.5 above.

“Buyer Common Stock Value” means $8.40 per share.

“Buyer Disclosure Schedule” means the Buyer Disclosure Schedule delivered by Buyer to the Company on the date hereof.

“Buyer Excluded Representations” has the meaning set forth in Section 7.3 above.

“Buyer Indemnitees” has the meaning set forth in Section 7.1 above.

“Buyer Material Adverse Effect” means any event, change, development, or effect that, individually or in the aggregate, would reasonably be expected to have a materially adverse effect on (a) the business, operations, assets (including intangible assets), liabilities, operating results, or financial condition of Buyer, or (b) the ability of Buyer to consummate the transactions contemplated by this Agreement; provided, however, that “Buyer Material Adverse Effect” shall not include any event, change, development, or effect, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Buyer operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, change, development, or effect referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, change, development, or effect has a disproportionate effect on Buyer compared to other participants in the industries in which Buyer conducts its business.

“Buyer SEC Reports” has the meaning set forth in Section 2.6 above.

“Buyer Assumed Liability Amount” means $6,500,000.

“Buyer Share Amount” means the Adjusted Purchase Price, less the Deferred Consideration Amount, less the Cash Payment, less the Rollover Investment.

“Buyer Shares” means that number of shares of Buyer Common Stock equal to (a) the Buyer Share Amount, divided by (b) the Buyer Common Stock Value, rounded to the nearest whole share.

“Cap” has the meaning set forth in Section 7.4(b) above.

“Capital Expenditure Budget” means the capital expenditure budget of the Company and its Subsidiaries for fiscal year 2016 as set forth on Schedule 10(A).

“Cash” means the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries on a consolidated basis as determined in accordance with GAAP, consistently applied and, to the extent consistent with GAAP, the Company’s historical GAAP practices, excluding any Restricted Cash other than Restricted Cash relating to any Contract entered into by the Company between the date of this Agreement and the Closing with the prior written consent of Buyer.

“Cash Amount” means the aggregate amount of Cash as of the open of business on the Closing Date.

“Cash Payment” means the amount equal to (a) the sum of (i) the Minimum Cash Payment and (ii) 50% of the Rollover Investment minus (b) if the Closing shall not have occurred by December 31, 2016, the aggregate amount of interest accrued on the outstanding Preferred EMC Units at any time following December 31, 2016.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any applicable rules, regulations, directives, Orders, and guidance promulgated thereunder, and any successor to such statute, rules, regulations, directives, Orders or guidance.

“Class A Share” has the meaning set forth in the LLC Agreement.

“Class B Share” has the meaning set forth in the LLC Agreement.

“Closing” has the meaning set forth in Section 1.11 above.

“Closing Date” has the meaning set forth in Section 1.11 above.

“Closing Payment Certificate” has the meaning set forth in Section 1.7 above.

“Closing Statement” has the meaning set forth in Section 1.8(a) above.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Common Share” means any Class A Share or Class B Share outstanding immediately prior to the Closing.

“Common Shareholder” means any holder of Common Shares immediately prior to the Closing.

“Communications Act” means the Communications Act of 1934, as amended, and any applicable rules, regulations and published policies of the FCC thereunder, and any successor to such statute, rules, regulations or policies.

“Company” has the meaning set forth in the recitals above.

“Company Credit Facility Amendments” means Amendment No. 1 to First Lien Credit Agreement and Amendment No. 1 to Second Lien Credit Agreement.

“Company Credit Facility Documents” means the First Lien Credit Facility Documents and the Second Lien Credit Facility Documents.

“Company Disclosure Schedule” means the Company Disclosure Schedule delivered by the Company to Buyer on the date hereof.

“Company Disclosure Schedule Supplement” has the meaning set forth in Section 4.6(b) above.

“Company Government Contract” has the meaning set forth in Section 3.26(a) above.

“Company Insurance Agreements” has the meaning set forth in Section 3.14 above.

“Company IP” means all Intellectual Property in which the Company or any of its Subsidiaries has, or purports to have, an ownership interest or a license or similar right. The Company IP includes the Company Registered IP, the Inbound Licenses, the Intellectual Property granted under the Outbound Contracts, the Material Unregistered IP, the Intellectual Property in the Company Products, the Intellectual Property in the Company Software, the Intellectual Property in the Company Solution, and all Intellectual Property material to the Business.

“Company Material Adverse Effect” or “Company Material Adverse Change” means any event, change, development, or effect that, individually or in the aggregate, would reasonably be expected to have a materially adverse effect on (a) the business, operations, assets (including intangible assets), liabilities, operating results, or financial condition of the Company and its Subsidiaries or any of the Joint Ventures, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that “Company Material Adverse Effect” and “Company Material Adverse Change” shall not include any event, change, development, or effect, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company or any of its Subsidiaries or any of the Joint Ventures operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, change, development, or effect referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect or Company Material Adverse Change has occurred or could reasonably be expected to occur to the extent that such event, change, development, or effect has a disproportionate effect on the Company and its Subsidiaries or any of the Joint Ventures, taken as a whole, compared to other participants in the industries in which the Company or such Subsidiary conducts its business.

“Company Products” has the meaning set forth in Section 3.12(a)(i) above.

“Company Registered IP” has the meaning set forth in Section 3.12(a)(ii) above.

“Company Shareholders” means, collectively, the Common Shareholders and the Preferred Shareholders.

“Company Software” means all Software, Software products and services designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by or for the Company or any of its Subsidiaries.

“Company Solution” means Company Products, Software, products or services from which the Company or any of its Subsidiaries is deriving or planning to derive revenue, including from the sale, distribution, provision, license, maintenance, subscription or support thereof.

“Confidential Information” means any information concerning the business and affairs of the Company and its Subsidiaries not already generally available to the public.

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Consideration” means, collectively, (a) the Buyer Shares, subject to adjustment as provided in ARTICLE 1, (b) the Cash Payment, subject to adjustment as provided in ARTICLE 1, (c) the Indemnity Escrow Amount, to the extent disbursed to Seller in accordance with the terms and conditions of this Agreement and the Escrow Agreement, (d) the Adjustment Escrow Amount, if applicable and to the extent disbursed to Seller) in accordance with the terms and conditions of this Agreement and the Escrow Agreement and (e) the Deferred Consideration Amount.

“Contract” means any oral or written contract, obligation, commitment, lease, license, purchase order, accepted bid or other agreement.

“Credit Facility Source” means each Administrative Agent and each Lender, together with their respective Affiliates and their and their respective Affiliates’ former, current or future general or limited partners, stockholders, managers, members, agents, representatives, employees, directors, or officers and their respective successors and assigns.

“Customer” means any Person who (a) purchased products or services from the Company or any of its Subsidiaries (or their predecessors) during the three (3) years prior to the Closing Date, (b) was called upon or solicited by the Company or any of its Subsidiaries (or their predecessors) during such three year period, or (c) was a distributor, sales representative, agent or broker for the Company or any of its Subsidiaries during such three year period.

“D&O Indemnified Party” has the meaning set forth in Section 5.2(a) above.

“D&O Indemnifying Parties” has the meaning set forth in Section 5.2(b) above.

“D&O Tail Policy” has the meaning set forth in Section 5.2(c) above.

“DCAA” has the meaning set forth in Section 3.26(h) above.

“DCMA” has the meaning set forth in Section 3.26(h) above.

“Debt” means any (a) obligations relating to indebtedness for borrowed money, including without limitation, any amounts drawn on the revolving credit facility under the Company Credit Facility Documents, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases (calculated in accordance with GAAP), (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (e) obligations for the deferred purchase price of property or services, including, without limitation, deferred purchase price obligations from the GIS acquisition, the maximum potential amount payable with respect to earnouts other than any earnout provided for under Section 2.08 of the STM Purchase Agreement, purchase price adjustments or other payments related to prior acquisitions (other than current accounts payable to suppliers and similar accrued liabilities incurred in the Ordinary Course of Business, paid in a manner consistent with industry practice and reflected as a current liability in the final calculation of Working Capital), (f) Income Taxes; (g) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement entered into by the Company or its Subsidiaries prior to Closing, (h) settlement obligations owed to Brastrading in relation to the terminated commission arrangement with Brastrading referenced on Schedule 10(B); (i) $1,000,000 in respect of the “Future CoC Orderly Transition” payments set forth on Schedule 10(C) (and, for avoidance of doubt any amount thereof in excess of $1,000,000 shall not be treated as Debt, Transaction Expenses nor included as a current liability for purposes of Working Capital); (j) indebtedness or obligations of the types referred to in the preceding clauses (a) through (h) of any other Person secured by any Lien on any assets of the Company or any of its Subsidiaries, even though the Company and its Subsidiaries have not assumed or otherwise become liable for the payment thereof, (k) severance payments and retention bonuses relating to pre-Closing periods which are not otherwise included as “Future CoC Orderly Transition” payments set forth on Schedule 10(C), including without limitation, the KERRP bonuses, severance payments and change of control payments set forth in settlement agreements or separation agreements in respect of the pre-Closing periods; and (l) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (k) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties; provided, that Debt shall not include the fee payable to Morgan Stanley or any other lender in connection with the Credit Facility Amendments or increases to the Company’s revolving line of credit.

“Debt Amount” means all Debt of the Company and its Subsidiaries (on a consolidated basis) as of the Closing Date, plus, without duplication, any amounts required to fully pay or otherwise satisfy all such Debt (including, but not limited to, any prepayment premium or penalty, breakage costs, accrued interest and costs and expenses), less the Buyer Assumed Liability Amount, and less the Permitted Indebtedness Amount.

“Deferred Consideration Amount” means $25,000,000.

“Designated Courts” has the meaning set forth in Section 11.17 below.

“Direct Claim” has the meaning set forth in Section 7.6(d) above.

“Distributed Earnings” means the amount of the first distribution paid by WMS to Buyer or the Company after the Closing Date; provided, however, that if WMS does not retain cash on its balance sheet after giving effect to such distribution equal to or greater than $5,000,000, then the Distributed Earnings shall be reduced by an amount equal to 49% of $5,000,000 less the cash on the WMS balance sheet after giving effect to such distribution. Any analysis of the cash remaining on the WMS balance sheet after giving effect to such distribution produced by WMS and given to Buyer or the Company or the board of managers of WMS shall be, absent manifest error, conclusive evidence of cash remaining on the WMS balance sheet after giving effect to such distribution provided such calculation or analysis is not materially different than the past practices of WMS.

“DLA Piper” has the meaning set forth in Section 11.18(a) below.

“DRE Subsidiaries” means Subsidiaries that, pursuant to Treasury Regulation Section 301.7701-3(b), are treated for federal income Tax purposes as “disregarded entities” of the Company.

“Embargoed Country” means each of Iran, Sudan, Cuba, Syria and North Korea, and any other country that is subject to any sanction or embargo of the United States.

“Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan, fund, program, or arrangement, (b) Employee Welfare Benefit Plan, (c) “employee benefit plan” (as such term is defined in ERISA §3(3)), (d) equity-based plan, program, or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, phantom stock, or restricted stock plan) or (e) other retirement, severance, bonus, profit-sharing, incentive, health, medical, surgical, hospital, indemnity, welfare, sickness, accident, disability, death, apprenticeship, training, day care, scholarship, tuition reimbursement, education, adoption assistance, prepaid legal services, termination, unemployment, compensation, vacation or other paid time off, change in control, or other similar plan, fund, program, or arrangement, whether written or unwritten, that is sponsored, maintained, or contributed to, or required to be maintained or contributed to, by the Company or any ERISA Affiliate for the benefit of any present or former officers, employees, agents, directors, consultants, or independent contractors of the Company or an ERISA Affiliate.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Employment Agreement” means the Employment Agreement dated as of the Closing Date between Buyer and Abel Avellan on the terms set forth in the Avellan Term Sheet.

“Environmental, Health, and Safety Requirements” means all Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation or responsibility or liability for environmental conditions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Escrow Accounts” means, collectively, the Adjustment Escrow Account and the Indemnity Escrow Account.

“Escrow Agent” means American Stock Transfer & Trust Company, LLC.

“Escrow Agreement” means that certain Escrow Agreement dated as of the date hereof among the Escrow Agent, Seller and Buyer, in the form of Exhibit C attached hereto.

“Estimated Buyer Shares” has the meaning set forth in Section 1.7 above.

“Estimated Cash Payment” has the meaning set forth in Section 1.7 above.

“FAR” has the meaning set forth in Section 3.26(e) above.

“FCC” means the Federal Communications Commission.

“FCC Authorizations” means all Permits issued or granted by the FCC in connection with the operation of the businesses of the Company and its Subsidiaries, all renewals and extensions thereof and all applications filed with the FCC to which the Company or any of its Subsidiaries is a party.

“FCC Consent” means the FCC’s initial order of consent to the transfer of control of the FCC Authorizations to Buyer.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“FCPA Cap” has the meaning set forth in Section 7.4(c).

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Financial Statements” has the meaning set forth in Section 3.7(a) above.

“First Anniversary Buyer Common Stock Value” means the twenty (20) trading day volume weighted average price of a share of Buyer Common Stock, measured two (2) days prior to the first anniversary of the Closing.

“First Lien Credit Agreement” means that certain First Lien Credit Agreement, dated as of July 1, 2015, as amended by Amendment No. 1 to First Lien Credit Agreement, by and among Emerging Markets Communications, LLC, EMC Acquisition, LLC, the guarantors from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, L/C Issuer and Swing Line Lender, and the Lenders from time to time party thereto.

“First Lien Credit Facility Documents” means the First Lien Credit Agreement, together with the additional Loan Documents (as defined in the First Lien Credit Agreement).

“Fundamental Representations” has the meaning set forth in Section 7.3 above.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.

“Governmental Body” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing, including, without limitation, any public international organization such as the United Nations or any non-governmental organization.

“Government Contract” means any Contract (including any prime contract, subcontract teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order or other arrangement of any kind in writing) entered into by the Company or any of its Subsidiaries with any Governmental Body or with any prime contractor or upper-tier subcontractor relating to a Contract where any Governmental Body is a party thereto by which the Company or any of its Subsidiaries has agreed to provide goods or services (including one or more licenses) to such Governmental Body, prime contractor or upper-tier subcontractor or to any third party (including the public) on behalf of such Governmental Body, prime contractor or upper-tier subcontractor.

“Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements), included in the Real Property.

“Inbound Licenses” has the meaning set forth in Section 3.12(a)(iii) above.

“Income Tax Return” means all Tax Returns filed or required to be filed with any taxing authority with respect to Income Taxes.

“Income Taxes” means Taxes imposed on, or determined by reference to, net income.

“Indemnified Party” has the meaning set forth in Section 7.6(a) above.

“Indemnifying Party” has the meaning set forth in Section 7.6(a) above.

“Indemnity Escrow Account” means the escrow account established to hold the Indemnity Escrow Amount pursuant to the terms and conditions of the Escrow Agreement.

“Indemnity Escrow Amount” means $2,750,500.

“Insurer” means AIG Specialty Insurance Company.

“Intellectual Property” means all intellectual property of any type and all rights, title and interest therein throughout the world, whether now or later existing, filed, issued or acquired, including: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, non-provisionals, reissuances, continuations, continuations-in-part, divisions, extensions, reexaminations, inter partes reviews, post grant reviews, and covered business methods thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate and business names, rights in telephone numbers, and all indicia of source or origin, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all Internet addresses and domain names, together with all registrations, applications, renewals and extensions thereof, (d) all works of authorship, copyrightable works, derivative works and copyrights, and all applications, registrations, and renewals in connection therewith, (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and confidential or proprietary information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (g) all Software, (h) all material advertising and promotional materials, (i) all Moral Rights, (j) all rights to claim priority to, file an application for, and obtain a governmental grant of any of the foregoing, (k) all rights and power to assert, defend and recover title to any of the foregoing, (l) all rights and power to assert and recover for any past, present and future infringement, misappropriation, or other violation or damage relating to any of the foregoing, (m) all rights to all other causes of action relating to any of the foregoing, (n) all other proprietary rights, and (o) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Intellectual Property Contract” means any Contract to which the Company or any of its Subsidiaries is or was a party, or by which the Company or any of its Subsidiaries is or was bound, that: (a) contains any assignment, license, right, release or waiver of, or any covenant not to assert or enforce, any Intellectual Property or (b) relates to any Company IP or any Intellectual Property developed by, with or for the Company or any of its Subsidiaries.

“Interests” has the meaning set forth in the recitals above.

“Joint Venture Knowledge Persons” means Abel Avellan.

“Joint Ventures” has the meaning set forth in Section 3.3(c) above.

“Knowledge” has the meaning set forth on Schedule 10(D) attached hereto.

“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds or grants a leasehold or subleasehold estate or other rights to use or occupy any Leased Real Property.

“Lender” or “Lenders” has the meaning set forth in the Company Credit Facility Documents.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, Tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Seller, dated as of July 1, 2015, as amended.

“Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Orders, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, losses, damages, deficiencies, diminution in value, costs of investigation, court costs, and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses, whether in connection with Third-Party Claims or claims among the Parties related to the enforcement of the provisions of this Agreement).

“Material Contracts” means, collectively, the Contracts required to be listed in Section 3.13(a) of the Company Disclosure Schedule, the Leases, the Intellectual Property Contracts, the Company Insurance Agreements, the Company Government Contracts and the MTN Agreements.

“Material Unregistered IP” has the meaning set forth in Section 3.12(a)(v) above.

“Minimum Cash Payment” means $30,000,000.

“Minimum Existing Cash” has the meaning set forth in Section 4.4 above.

“Moral Rights” means all rights of paternity, integrity, disclosure, and withdrawal, and any other rights that may be known or referred to as “moral rights.”

“Morgan Stanley Obligations” means all obligations of the Company and its Subsidiaries under the Company Credit Facility Documents, including without limitation, principal, accrued interest and fees.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 3.7(a) above.

“Most Recent Fiscal Month End” has the meaning set forth in Section 3.7(a) above.

“MTN Agreements” means, collectively, the MTN Merger Agreement and the MTN Escrow Agreement.

“MTN Escrow Agent” means Deutsche Bank National Trust Company, a national banking association.

“MTN Escrow Agreement” means that certain Escrow Agreement, dated as of July 1, 2015, by and among Scisco Parent, Inc., the members of the Shareholders’ Representative Committee (as defined in the MTN Merger Agreement), and the MTN Escrow Agent, as amended.

“MTN Escrow Replacement Cash” an amount in cash equal to the aggregate amount payable to redeem all of the Preferred EMC Units held in escrow under the MTN Escrow Agreement as of the Closing Date in connection with the Seller’s election to exercise its right to redeem such Preferred EMC Units pursuant to Section 11.6 of the LLC Agreement.

“MTN Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 15, 2015, by and among the Company, Scisco Parent, Inc., a Delaware corporation, Scisco MergerSub, Inc., a Washington corporation, SeaMobile, and certain other parties named therein, as amended.

“MTN Indemnification Escrow Fund” has the meaning set forth in the MTN Escrow Agreement. As of the date hereof, the value of the MTN Indemnification Escrow Fund consists of $7,385,000 is in cash and 73,850 Preferred EMC Units.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“NDA” has the meaning set forth in Section 4.5(b) above.

“Non-Competition and Non-Solicitation Agreements” means those certain Non-Competition and Non-Solicitation Agreements dated as of the date hereof between Buyer and each of the individuals listed on Schedule 6.1(n), in the form of Exhibit D attached hereto.

“Objections Statement” has the meaning set forth in Section 1.8(a) above.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement, limited liability company agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment, supplement or modification to any of the foregoing.

“OSHA” means the Occupational Safety and Health Act of 1970, as amended.

“Outbound Contracts” has the meaning set forth in Section 3.12(a)(iv) above.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by the Company or any of its Subsidiaries.

“Party” has the meaning set forth in the preface above.

“Permit” means any license, import license, export license, franchise, Consent, permit, certificate, franchise, approval, authorization, registration, prequalification, variance, certificate of occupancy or Order issued by any Person.

“Permitted Indebtedness Amount” shall mean the aggregate amount of the Morgan Stanley Obligations and the other Debt set forth under Schedule 1.2(b).

“Permitted Lien” means any (a) liens for Taxes not yet due or payable or for Taxes that the Company or its Subsidiaries are contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Most Recent Balance Sheet, (b) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (c) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Leased Real Property of record, and (d) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Body, all of which do not materially interfere with the conduct of the business of the Company or its Subsidiaries.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Plan” has the meaning set forth in Section 3.17(e) above.

“Pre-AIA Provisions” means the provisions of 35 U.S.C. § 102 prior to March 16, 2013.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” has the meaning set forth in Section 8.3 above.

“Preferred EMC Unit” means Class A Preferred Share or Class B Preferred Share (each as defined in the LLC Agreement) outstanding immediately prior to the Closing.

“Preferred Shareholder” means any holder of Preferred EMC Units immediately prior to the Closing.

“Proceeding” means any action, audit, lawsuit, litigation, hearing, investigation or arbitration (in each case, whether civil, criminal or administrative) by or before, or otherwise involving, any Governmental Body or arbitrator.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Protected Information” has the meaning set forth in Section 11.18(b) below.

“R&W Policy Retention Amount” means $5,475,000.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” has the meaning set forth in Section 3.7(c) above.

“Redemption Amount” the aggregate amount payable to the Preferred Shareholders as of the Closing Date in connection with the Seller’s election to exercise its redemption rights with respect to the Preferred EMC Units pursuant to Section 11.6 of the LLC Agreement.

“Registered IP” means all Intellectual Property that are registered, filed or issued under the authority of, with or by any Governmental Body or any private registrar, including all patents, registered copyrights, registered trademarks, registered mask works, and domain names and all applications for any of the foregoing.

“Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit E attached hereto.

“Related Agreements” has the meaning ascribed to such term in the LLC Agreement.

“Released Claims” has the meaning set forth in Section 5.4 above.

“Released Parties” has the meaning set forth in Section 5.4 above.

“Releasors” has the meaning set forth in Section 5.4 above.

“Representations and Warranties Insurance Policy” means that certain transactional risk insurance policy to be underwritten by the Insurer (or other insurance company) with terms reasonably acceptable to Buyer and Seller.

“Required Information” has the meaning set forth in Section 4.10(c) above.

“Required Lenders” shall have the meaning set forth in the Company Credit Facility Documents.

“Restricted Cash” means Cash held by or otherwise under the control of the Company or any of its Subsidiaries or any of the Joint Ventures (a) for, on behalf of or owed to customers, suppliers or clients of any such Person, or (b) which is subject to a restriction on its use or access prior to the Closing (including any such Cash held in escrow or as a security deposit or otherwise).

“Rollover Investment” shall mean the aggregate number of Rollover Preferred Shares multiplied by the Rollover Preferred Share Value.

“Rollover Preferred Share Value” means $100 per share.

“Rollover Preferred Shares” means shares of Buyer’s 2016 Non-Convertible Preferred Stock, par value $0.0001 per share, that may be issued to the holders of Preferred EMC Units as part of the Redemption Amount as contemplated by this Agreement, having the preferences, rights, limitations and conditions substantially as set forth on Exhibit G attached hereto.

“SeaMobile” means SeaMobile, Inc., a Washington corporation.

“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated as of July 1, 2015, as amended by Amendment No. 1 to Second Lien Credit Agreement, by and among EMC Acquisition, LLC, Emerging Markets Communications, LLC, the guarantors from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the Lenders from time to time party thereto.

“Second Lien Credit Facility Documents” means the Second Lien Credit Agreement together with the additional Loan Documents (as defined in the Second Lien Credit Agreement).

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Seller” has the meaning set forth in the preface above.

“Seller Indemnitees” has the meaning set forth in Section 7.2 above.

“Set-Off Right” has the meaning set forth in Section 7.11(a) above.

“Software” means all computer software, programs, algorithms and databases in any form, including all source code, object code, executable code, firmware, software models, methodologies, development tools, specifications, data, databases, database management code, utilities, graphical user interfaces, methods, software engines, platforms, and data formats, all versions, updates, corrections, enhancements and derivative works thereof, and all related documentation, developer notes, comments and annotations.

“STM Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of July 12, 2013, by and among Emerging Markets Communications LLC, EMC Satcom Technologies, LLC, STM Atlantic N.V., STM Group, Inc. and certain other parties named therein, as amended from time to time prior to the date hereof.

“Straddle Period” means a taxable period beginning on or before but ending after the Closing Date.

“Straddle Period Return” has the meaning set forth in Section 8.3 above.

“Straddle Statement” has the meaning set forth in Section 8.3 above.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Support Agreement” has the meaning set forth in Section 1.12 above.

“Synergies Costs” has the meaning set forth in Section 3.31 above.

“Systems” has the meaning set forth in Section 3.20 above.

“Tax” or “Taxes” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge (and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Benefit” has the meaning set forth in Section 7.13 above.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.6(a) above.

“Threshold” has the meaning set forth in Section 7.4(a) above.

“Transaction” has the meaning set forth in the recitals above.

“Transaction Expenses” means any and all (a) legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses incurred by Seller, the Company or its Subsidiaries in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), (b) payments, bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the Closing (other than the “Future CoC Orderly Transition” payments set forth on Schedule 10(C)), or the forgiveness of any loans or other obligations owed by the Company or employees in connection with the transactions contemplated by this Agreement, (c) 50% of the fees of the Escrow Agent and 50% of the fees of the Transfer Agent, and (d) payroll, employment or other Taxes, if any, required to be paid by Buyer (on behalf of the Company or its Subsidiaries), the Company or its Subsidiaries with respect to the amounts payable pursuant to this Agreement, including the amounts described in clause (a) and (b); provided, that Transaction Expenses shall not include the fee payable to Morgan Stanley or any other lender in connection with the Credit Facility Amendments or increases to the Company’s revolving line of credit.

“Transaction Expenses Amount” means an amount equal to all Transaction Expenses that have not been paid prior to the Closing Date, whether or not Seller has been billed for such expenses.

“Transaction Expenses Deduction” has the meaning set forth in Section 8.3 above.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC.

“Trio Business” means the business of developing a media delivery product that runs over bi-directional satellite technology to provide access to, and to store and display, internet, media programming and interactive applications and content (including 4K-UHD and DVR services and Free-to-Air, Premium channels, VoIP and On Demand content) and other data and marketing, distributing (directly or through distributors), selling, providing, and supporting such product to or for governments and other commercial customers and household consumer customers worldwide, including, without limitation, developing, marketing, distributing (directly or through distributors), selling, providing, and supporting the products currently marketed or sold under the “SatLink” or “Trio” name to consumer and end user customers in the mobility (i.e., planes, boats, trains) and fixed installation markets.

“Trio Contracts” has the meaning set forth in Section 3.30(b) above.

“Trio Spinout Contracts” has the meaning set forth in Section 3.30(b) above.

“Trio Spinout Transaction” means, collectively, any series or combination of contributions, distributions and/or other transfers by the Company and any of its Subsidiaries of Satlink Property (as defined in the LLC Agreement) or the Trio Business to Trio Connect, LLC, whether prior to or following the date hereof.

“WARN Act” has the meaning set forth in Section 3.16(e) above.

“WMS” means Wireless Maritime Services, LLC.

“Working Capital” means an amount equal to (a) the amount of the current assets (excluding Cash, Restricted Cash held in escrow related to the MTN merger, current assets related to the Debt, including but not limited to prepaid or deferred loan fees, and Income Tax assets, including deferred tax assets) of the Company and its Subsidiaries, minus (b) the amount of the current liabilities (excluding Debt and Income Tax liabilities, and for the avoidance of doubt, Income Tax liabilities shall include deferred tax liabilities) of the Company and its Subsidiaries, in each case determined on a consolidated basis. For purposes of clarity, (i) Transaction Expenses shall not be included as a liability but shall be paid by Seller, and the Working Capital shall be otherwise calculated as if the transactions contemplated by this Agreement had not occurred, and (ii) “Working Capital” shall not include (x) any amount that the Company, any of its Subsidiaries or any of their respective Affiliates recovers or receives in respect of any indemnity, escrow or other claim resulting from, arising out of or relating to, any MTN Agreement or (y) liabilities related to the release of the Indemnification Escrow Fund (as defined in the MTN Agreement) pursuant to the MTN Agreements.

“Working Capital Deficit” means the amount by which the Working Capital as of the Closing Date is less than $8,768,000.

“Working Capital Surplus” means the amount by which the Working Capital as of the Closing Date is greater than $8,818,000.

ARTICLE 11

MISCELLANEOUS

11.1         Press Releases and Public Announcements. Neither Seller nor the Company on the one hand, and Buyer on the other hand, shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock exchange listing standards (in which case the disclosing Party shall use its reasonable best efforts to advise the other Parties prior to making the disclosure to the extent practicable) and the Parties shall cooperate in good faith to issue a mutually agreeable press release in connection with Buyer’s announcement of the transactions contemplated hereby. The Company shall use its reasonable best efforts to cause its and its Subsidiaries’ respective officers, employees, and advisors, including legal and accounting advisors, to provide to Buyer all cooperation, on a timely basis, reasonably requested that is reasonably necessary and customary in connection with preparation of investor presentations related to the transactions contemplated by this Agreement and to be available on a reasonable and customary basis for meetings, including management and other presentations and “road show” appearances and investor calls.

11.2         No Third-Party Beneficiaries. Except with respect to the Buyer Indemnitees and the Seller Indemnitees as provided in ARTICLE 7, the Buyer Indemnitees as provided in Section 8.1 and each Credit Facility Source as provided in Sections 4.10(d), 11.8, 11.9, 11.17 and 11.18 this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.3         Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.4         Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) assign its rights under this Agreement for collateral security purposes to any lender (including, without limitation, the Lenders) providing financing to Buyer, the Company or any of their respective Subsidiaries or Affiliates or any Administrative Agent (including, without limitation, in respect of the Company Credit Facility Documents) or (c) assign its rights under this Agreement to any Person that acquires Buyer, the Company or any of its assets.

11.5         Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.6         Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7         Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, receipt confirmed, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	EMC Acquisition Holdings, LLC 3044 North Commerce Parkway Miramar, FL 33025 Attention: Abel Avellan Facsimile: (786) 425-0679 Email: aavellan@emc-corp.net with a copy (which shall not constitute notice) to:

ABRY Partners II, LLC
111 Huntington Avenue
29th Floor
Boston, Massachusetts 02199
Attention:  Tomer Yosef-Or
Facsimile:  (617) 859-8797
Email:  tyosefor@abry.com

with a copy (which shall not constitute notice) to:

ABRY Partners II, LLC
111 Huntington Avenue
29th Floor
Boston, Massachusetts 02199
Attention:  Kostas Sofronas
Facsimile:  617-859-8797

Email: ksofronas@abry.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

One Atlantic Center, Suite 2800

1201 West Peachtree Street

Atlanta, GA 30309-3450

Facsimile: (404) 682-7990
Attention: Joseph B. Alexander, Jr., Esq.

If to Buyer:

Global Eagle Entertainment Inc.

4553 Glencoe Avenue, Suite 300

Los Angeles, CA 90292

Attention: Dave Davis; Stephen Ballas

Email: dave.davis@geemedia.com; stephen.ballas@geemedia.com

with a copy (which shall not constitute notice) to:

Winston & Strawn 200 Park Avenue New York, NY 10166-4193 Attention: Joel L. Rubinstein, Esq. Facsimile: (212) 294-4700 Email: jrubinstein@winston.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.8         Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise , shall be governed by and construed in accordance with the domestic Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding anything herein to the contrary, the Parties acknowledge and irrevocably agree that any claim, controversy or dispute, whether in law or in equity, whether in contract or in tort or otherwise, involving any Credit Facility Source arising out of, or relating to, the transactions contemplated hereby, the Company Credit Facility Amendments or other Company Credit Facility Documents, or the performance of services thereunder or related thereto shall, except as expressly provided otherwise in the Company Credit Facility Document, be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

11.9         Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence; provided, further, that no amendment, modification, consent, supplement or waiver to any of Sections 4.10(d), 11.2, 11.8, this Section 11.9, 11.17 and/or 11.18 that is adverse to any Credit Facility Source shall become effective without the prior written consent of the adversely affected Credit Facility Source.

11.10         Injunctive Relief.

(a)          The Parties hereby agree that, in the event of breach of this Agreement, damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, subject to Section 11.10(b), any Party shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach, and enforcing specifically the terms and provisions. Each Party hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

(b)          Notwithstanding anything in Section 11.10(a) or any other provision in this Agreement to the contrary, in no event shall Seller or any holders of membership or other equity interests of Seller (or, in each case, any of their Affiliates or former, current and future representatives, members, stockholders, partners, Affiliates and assignees and each former, current or future representative, member, stockholder, partner, Affiliate or assignee of any of the foregoing), be entitled to the remedy of any injunction or other equitable relief to consummate the transactions contemplated hereby, other than the Company’s right to such equitable relief in the instance that (i) all of the conditions precedent under Section 6.1 shall have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), and (ii) Seller shall have irrevocably confirmed in writing to Buyer that it is ready, willing and able to effect the Closing. In no event shall Seller or any holders of membership or other equity interests of Seller (or, in each case, any of their Affiliates or former, current and future representatives, members, stockholders, partners, Affiliates and assignees and each former, current or future representative, member, stockholder, partner, Affiliate or assignee of any of the foregoing) be entitled to the remedy of specific performance of this Agreement prior to Closing other than solely under the specific circumstances and as specifically set forth in this Section 11.10(b).

11.11         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.12         Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.13         Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

11.14         Incorporation of Exhibits and Schedules. The Exhibits, Company Disclosure Schedule, Buyer Disclosure Schedule and other Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.15         Schedules. Nothing in the schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonable particularity. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. Unless the context requires otherwise, (a) the information contained in the Company Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained in any Section of the Company Disclosure Schedule shall be deemed to be an admission by any party hereto to any third Person of any matter whatsoever, including an admission of any violation of any Laws or breach of any agreement, (b) information contained in a Section or subsection of the Company Disclosure Schedule (or expressly incorporated therein) shall qualify the representations and warranties made in the identically numbered Section or, if applicable, subsection of this Agreement and all other representations and warranties made in any other Section, subsection or Schedule solely to the extent reasonably apparent on the face of such information, (c) references to agreements in the Schedules are not intended to be a full description of such agreements, and all such disclosed agreements should be read in their entirety, and (d) nothing disclosed in any Schedule is intended to broaden any representation or warranty contained in ARTICLE 3.

11.16         Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, THE COMPANY CREDIT FACILITY DOCUMENTS) IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY CREDIT FACILITY SOURCE). THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

11.17         Exclusive Venue. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN THE DISTRICT OF DELAWARE OR THE DELAWARE CHANCERY COURT IN NEW CASTLE COUNTY, DELAWARE (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 11.7 OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES HERETO ACKNOWLEDGE AND AGREE (I) THAT ANY ACTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, INVOLVING ANY CREDIT FACILITY SOURCE ARISING OUT OF, OR RELATING TO, THE TRANSACTIONS CONTEMPLATED HEREBY, THE COMPANY CREDIT FACILITY AMENDMENTS, ANY OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, AND ANY APPELLATE COURT THEREOF AND EACH PARTY HERETO SUBMITS FOR ITSELF AND ITS PROPERTY WITH RESPECT TO ANY SUCH ACTION TO THE EXCLUSIVE JURISDICTION OF SUCH COURT, (II) NOT TO BRING OR PERMIT ANY OF THEIR AFFILIATES TO BRING OR SUPPORT ANYONE ELSE IN BRINGING ANY SUCH ACTION IN ANY OTHER COURT, (III) THAT SERVICE OF PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO THEM AT THEIR RESPECTIVE ADDRESSES PROVIDED IN THE COMMITMENT LETTER SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST THEM FOR ANY SUCH ACTION BROUGHT IN ANY SUCH COURT, (IV) TO WAIVE AND HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION IN ANY SUCH COURT, (V) TO WAIVE AND HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION AND (VI) THAT A FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

11.18         Legal Representation.

     (a)          Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company and its Subsidiaries) acknowledges and agrees that DLA Piper LLP (US) (“DLA Piper”) has acted as counsel for Seller, the Common Shareholders and the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, DLA Piper has not acted as counsel for any other Person, including Buyer.

     (b)          Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company and its Subsidiaries), acknowledges and agrees that all confidential communications occurring prior to the Closing between Seller, the Common Shareholders, the Company and their respective Affiliates, on the one hand, and DLA Piper, on the other hand, solely as it relates to the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto (the “Protected Information”), shall be deemed to belong solely to Seller, the Common Shareholders and their Affiliates (other than the Company and its Subsidiaries), and not to the Company or its Subsidiaries, and shall not pass to or be claimed, held, or used by Buyer or the Company or its Subsidiaries upon or after the Closing; provided, however, that the foregoing acknowledgment of retention shall not extend to any communications not related to the Acquisition Engagement. DLA Piper shall not disclose any Protected Information to any third parties (other than representatives, accountants and advisors of Seller, the Common Shareholders and their Affiliates so long as such representatives, accountants and advisors are instructed to maintain the confidence of such attorney-client communications) without the prior written consent of Buyer. Except in connection with any third-party claim or any claim not between Buyer on the one hand and the Common Shareholders on the other hand (in which event DLA Piper, Seller and the Common Shareholders shall (i) provide Buyer and its representatives reasonable access at reasonable times, upon prior written notice and during normal business hours, to the Protected Information, and (ii) furnish Buyer and its representatives with copies of all such Protected Information as Buyer may reasonably request), Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company and its Subsidiaries) irrevocably waives any right it may have to discover or obtain Protected Information, to the extent that such Protected Information was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to the Common Shareholders and/or their Affiliates. If, following the Closing, any legal counsel for Buyer, the Company or any of the Company’s Subsidiaries discovers or is made aware of any Protected Information which is contained in the records or information systems of the Company or any of its Subsidiaries, none of Seller or the Common Shareholders nor any of their respective Affiliates or legal counsel shall use such discovery or knowledge as a basis for claiming any conflict of interest on the part of Buyer, the Company or such Subsidiary’s legal counsel or for any claim seeking to disqualify any legal counsel from representing Buyer or the Company or any of its Subsidiaries in any dispute or Proceeding to which Buyer, the Company or such Subsidiary is a party.

(c)          From and after the Closing, the Company and its Subsidiaries shall have no attorney-client relationship with DLA Piper, unless and to the extent DLA Piper is expressly engaged in writing by the Company or any of its Subsidiaries to represent the Company or any of its Subsidiaries after the Closing.

(d)          In any dispute or Proceeding arising after the Closing under or in connection with this Agreement, Seller, the Company and Buyer agree that Seller and the Common Shareholders shall have the right, at their election, to retain DLA Piper to represent Seller and such Common Shareholders in such matter, and Seller, the Company and Buyer hereby waive and consent to any such representation in any such matter.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

GLOBAL EAGLE ENTERTAINMENT INC.

By:	/s/ David M. Davis
Name: David M. Davis
Title: Chief Executive Officer

SELLER:

EMC ACQUISITION HOLDINGS, LLC

By:	/s/ Abel Avellan
Name: Abel Avellan
Title: President and Chief Executive Officer

EXHIBIT A

FORM OF SUPPORT AGREEMENT AND RELEASE

This Support Agreement and Release (this “Support Agreement”) is being executed and delivered as of May 9, 2016, by EMC Acquisition Holdings, LLC, a Delaware limited liability company (“Seller”) and the undersigned members of Seller holding that number of shares of Class A Units set forth on Schedule A attached hereto (collectively, the “Holders”), in favor of Global Eagle Entertainment Inc., a Delaware corporation (“Buyer”). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement (as hereinafter defined).

WHEREAS, Buyer and Seller have entered into that certain Interest Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which Buyer has agreed to acquire from Seller and Seller has agreed to sell to Buyer all of the issued and outstanding membership interests of EMC Intermediate, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Holders are members of Seller and, as such, will benefit from the consummation of the transactions contemplated by the Purchase Agreement;

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed, on the terms and subject to the conditions contained in Article 7 thereof, to certain indemnification obligations in favor of the Buyer Indemnitees (“Indemnification Obligations”); and

WHEREAS, as a material inducement for Buyer to consummate the transactions contemplated by the Purchase Agreement, pursuant to which the Holders as Common Shareholders will receive a portion of the Consideration, Buyer has required that the Holders enter into this Support Agreement for its benefit and for the benefit of the Releasees (as hereinafter defined), pursuant to which the Holders shall support Seller’s Indemnification Obligations under the Purchase Agreement.

Now, Therefore, in consideration of the substantial direct and indirect benefits to be derived by the Holders in connection with the transactions contemplated by the Purchase Agreement (including the Consideration payable thereunder) and the mutual covenants and agreements contained herein and in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (each, a “Party” and, collectively, the “Parties”) hereby agree as follows:

1.	Consent. Each Holder acknowledges and agrees that it has received a copy of the Purchase Agreement and has reviewed the terms thereof. By executing this Support Agreement, without any further action, each Holder hereby approves and consents to, and waives any and all rights it may have to object to, the Purchase Agreement or any transactions contemplated thereunder, including the terms and conditions thereof and the Consideration to be paid by Buyer in connection therewith, including, without limitation (a) the terms of the Purchase Agreement set out in Article 2 therein and (b) the establishment of the Escrow Accounts under the Escrow Agreement and the provision thereof (including without limitation, the payment of a portion of the Consideration to the Escrow Account that would otherwise be payable to the Holders). No Holder shall revoke or rescind the approval and consent granted hereby in any respect prior to, if applicable, the termination of the Purchase Agreement pursuant to Section 9.1 thereof. In connection with and conditioned upon the Closing, and provided that a Holder has signed and returned this Support Agreement to Seller, Seller hereby agrees to distribute to such undersigned Holder such Holder’s allocable portion of the Consideration pursuant to Seller’s LLC Agreement, as and when paid to Seller by Buyer in accordance with the Purchase Agreement and in the amounts set forth on Schedule B attached hereto (the “Consideration Share”), which shall contain, calculated as of the Closing, the following (or, with respect to the Cash Payment, Buyer Shares, Indemnity Escrow Amount and Adjustment Escrow Amount, reasonable estimates thereof given an assumed Closing Date and reasonable assumptions regarding Cash, Debt and Working Capital at Closing): the name of each Holder, the number of Common Shares held by each Holder and the portion of the Cash Payment, Buyer Shares, Indemnity Escrow Amount, Adjustment Escrow Amount allocable to each Holder.

2.	Contribution. From and after the Closing, and subject to the provisions set forth in the Purchase Agreement, each Holder shall agree to make any necessary contributions (but expressly limited to proceeds actually received by such Holder) to fund the Indemnification Obligations under the Purchase Agreement (such, a “Contribution Obligation”). Notwithstanding anything to the contrary contained herein, nothing herein shall itself change, amend, limit, extend or alter (nor shall it be deemed or construed as changing, amending, limiting, extending or altering) Seller’s Indemnification Obligations under the Purchase Agreement in any manner whatsoever.

3.	Limitation of Obligation. Each Holder’s Contribution Obligation shall be limited to payment by such Holder of an aggregate cash amount not exceeding an amount (the “Contribution Cap”) equal to the aggregate amount of the Cash Payment directly distributed or otherwise paid and/or provided to such Holder from the Consideration.

4.	Release. Subject to Section 5 hereof, each Holder, on behalf of himself, herself or itself, his or her heirs, beneficiaries, executors, administrators, legal representatives and trusts, his, her or its successors and assigns and each Person that is directly or indirectly, through one or more intermediaries, controlled by such Holder and each Person that has the ability to assert a claim on behalf of or through him, her or it (collectively, the “Releasing Persons”), hereby absolutely and unconditionally releases, waives and forever discharges to the fullest extent permitted by law each of Seller, Buyer and the Company and each of their respective Subsidiaries, respective past, present and future officers, managers, directors, shareholders, partners, members, Affiliates (in each case other than the Holders), employees, counsel and agents and related entities (collectively, the “Releasees,” and each a “Releasee”) of and from any and all claims, demands, suits, actions, arbitrations, audits, hearings, investigations, litigation, causes of action, liabilities, debts, sums of money, accounts, bonds, bills, rights, covenants, contracts, obligations, controversies, entitlements, agreements, promises, damages, benefits, awards, decisions, injunctions, orders, rulings, subpoenas, verdicts and judgments whatsoever, whether state or federal, in law or in equity, known or unknown, asserted or unasserted, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, which the Releasing Persons ever had, may now have or hereafter have or claim to have against any Releasee for, upon, relating to, arising out of, based in whole or in part upon, or by reason of (the “Release”):

a.	The ownership (or any claimed ownership) by such Holder (direct or indirect) at any time at or before the effective time of the Closing of any equity interest of Seller or any of its predecessor entities (by merger, asset purchase or otherwise), or any other equity interest or right to purchase an equity interest in Seller, such Holder’s status as a member of Seller at any time at or before the effective time of the Closing, or such Holder’s status (if any) as a party at any time at or before the effective time of the Closing to any contract or agreement with Seller or its Affiliates, in each case arising out of any act or omission occurring at any time at or before the effective time of the Closing.

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b.	Such Holder’s status as an officer, director, manager, employee or consultant of Seller, its Subsidiaries or their Affiliates at any time at or before the effective time of the Closing, as applicable, including as a result of any action or inaction by Seller or its Subsidiaries at any time at or before the effective time of the Closing.

c.	Any matter, cause, event or condition, or action or inaction of any Releasee, occurring or existing at any time at or before the effective time of the Closing, in each case whether or not relating to any claims pending on, or asserted after, the Closing Date.

Each Holder acknowledges and agrees that it has received, or has had the opportunity to receive, independent legal advice regarding the Release set forth herein and hereby assumes full responsibility for any damages, losses or liabilities it may hereunder incur by reason of such Release.

5.	Limitations on Release. Notwithstanding any other provision hereof, the Release will not limit, reduce or otherwise affect (a) any right or remedy of a Holder with respect to such Holder’s right to receive the Consideration with respect to such Holder’s Common Shares pursuant to the terms and subject to the conditions applicable thereto in the Purchase Agreement or any Ancillary Agreement; (b) if such Holder is an officer, director or employee or Seller or any of its Subsidiaries, any rights of indemnification of, expense advancement, contribution or insurance coverage or protection to such Holder that such Holder is entitled to pursuant to an agreement to which Seller is party as of immediately prior to Closing or (c) if such Holder is an employee of Seller or any of its Subsidiaries, any accrued but unpaid portion of such Holder’s salary and benefits (including accrued vacation) that such Holder is entitled to receive as of the effective time of the Closing. Each Holder represents and warrants that, as of the date of this Support Agreement, such Holder has not assigned or transferred, or purported to assign or transfer, any of the Released Claims.

6.	Confidentiality. Each Holder hereby agrees to refrain from disclosing any Confidential Information (as defined below) or using any Confidential Information other than in connection with the consummation of the Purchase Agreement and Transaction, and shall deliver promptly to the Company or destroy, at the request and option of the Company, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any Holder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Holder will notify the Company promptly of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 6. If, in the absence of a protective order or the receipt of a waiver hereunder, such Holder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Holder may disclose the Confidential Information to the tribunal; provided, however, that such Holder shall use its commercially reasonable efforts to obtain, at the request and the expense of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure. For purposes hereof, “Confidential Information” shall mean any information concerning the businesses and affairs of the Company and its Subsidiaries and Affiliates that is not already generally available to the public. The provisions of this Section 6 shall survive the Closing.

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7.	Representations and Warranties. Each Holder hereby represents and warrants, severally and not jointly, to Buyer as follows:

a.	Organization. Such Holder (if other than a natural person) is duly organized, validly existing and in good standing under the laws of the jurisdiction of such Holder’s organization. Such Holder possesses all requisite power and authority to execute and deliver this Support Agreement and to consummate the transactions contemplated hereby.

b.	Authorization. The execution, delivery and performance of this Support Agreement and the consummation of all of the transactions contemplated hereby have been duly authorized by such Holder and, if applicable and to the extent required under such Holder’s organizational documents or otherwise, such Holder’s directors, managers, members, limited or general partners and/or stockholders. This Support Agreement has been duly executed and delivered by such Holder and constitutes the legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

c.	Noncontravention. The execution and delivery by such Holder of this Support Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of and compliance with the terms hereof by such Holder do not and will not (i) conflict with or result in a breach or violation of or (ii) constitute a default or breach under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, encumbrance or restriction on (whether with or without the passage of time, the giving of notice or both) such Holder’s organizational documents, any law to which such Holder is subject or any order, judgment or decree or any material contract, agreement, instrument or document to which such Holder is a party or are otherwise subject. The foregoing provisions shall not apply to cases in which a related waiver has been duly executed, obtained or delivered (as the case may be).

d.	Litigation. There are no actions, suits, proceedings, orders, investigations or claims pending or, to such Holder’s knowledge, threatened against or affecting such Holder, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

e.	Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Support Agreement based on any arrangement or agreement to which such Holder is a party or by which such Holder is bound.

8.	Consent to Amendment of Operating Agreement. Each Holder hereby acknowledges and agrees that, effective as of the date hereof, Section 10.1 of the Second Amended and Restated Operating Agreement of EMC Acquisition Holdings, LLC dated as of July 1, 2015 (as amended) shall be amended to delete in its entirety the following subclause “(a) The sale or other disposition by the Company of all or substantially all of the assets it then owns”.

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9.	Miscellaneous

a.	Notices. All notices and other communications under this Support Agreement must be given in accordance with the notice provisions of the Purchase Agreement. Notice to a Holder shall be sent to the address of such Holder set forth on the signature page hereto or to such other address, facsimile number or email address as such Holder may, from time to time, specify in writing to the Company.

b.	Further Assurances. In case at any time after the effective date hereof any further action is necessary or desirable to carry out the purposes of this Support Agreement or the transactions contemplated hereby, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

c.	Remedies. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Support Agreement are not performed in accordance with their specific terms or otherwise are breached and money damages would not be an adequate remedy. Accordingly, in addition to the other remedies available to the other Parties, each Party agrees that the other Parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Support Agreement and to enforce specifically this Support Agreement and the terms and provisions hereof (without the posting of bond or other security) in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

d.	Third Party Beneficiaries. Each Holder acknowledges and agrees that Buyer is an expressly intended third party beneficiary of such Holder’s covenants and agreements set forth herein (including without limitation the Contribution Obligation contained in Section 2 above).

e.	Severability. If any term or provision of this Support Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect, whenever possible, any other term or provision of this Support Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Support Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

f.	Entire Agreement. This Support Agreement (together with the Purchase Agreement and each other Ancillary Agreement) contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof as a complete and final integration thereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

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g.	Successors and Assigns. This Support Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign this Support Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party; provided that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) assign its rights under this Support Agreement for collateral security purposes to any lenders (including, without limitation, any Financing Sources) providing financing to Buyer, the Company or any of their respective Subsidiaries or Affiliates (including, without limitation, the Financing or the Alternative Financing) and (c) assign its rights under this Support Agreement to any Person that acquires Buyer, the Company or any of its assets.

h.	Amendment and Modification; Waiver. This Support Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. Any provision of this Support Agreement may be waived at any time and from time to time; provided, that no waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Support Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

i.	No Strict Construction; Descriptive Headings; Interpretation. The Parties have participated jointly in the negotiation and drafting of this Support Agreement. In the event an ambiguity or question of intent or interpretation arises, this Support Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Support Agreement. The headings and captions used in this Support Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Support Agreement. The use of the word “including” herein shall mean “including without limitation.” Any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate.

j.	Counterparts; Electronic Transmission. This Support Agreement may be executed simultaneously in counterparts (including by means of facsimile or portable document format (pdf) signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement. This Support Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to all other Parties. No Party shall raise the use of a facsimile machine or electronic transmission in portable document format (pdf) to deliver a signature or the fact that any signature or document was transmitted or communicated through the use of facsimile machine as a defense to the formation of a contract, and each Party forever waives any such defense.

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k.	Governing Law. This Support Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause application of the laws of any jurisdiction other than the State of Delaware.

l.	Jurisdiction and Venue. The Parties agree that jurisdiction and venue in any action, suit or proceeding brought by any party hereto pursuant to this Support Agreement shall properly (but not exclusively) lie in any federal or state court located in the State of Delaware. By execution and delivery of this Support Agreement, each Party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action, suit or proceeding. The Parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action, suit or proceeding. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

m.	WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING UNDER THIS SUPPORT AGREEMENT OR ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR PROCEEDING.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Support Agreement as of the day and year first above written.

GEE:

GLOBAL EAGLE ENTERTAINMENT INC.

By:
Name: David M. Davis
Title: Principal Executive Office

IN WITNESS WHEREOF, the undersigned has executed and delivered this Support Agreement as of the day and year first above written.

SELLER:

EMC ACQUISITION HOLDINGS, LLC

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned has executed and delivered this Support Agreement as of the day and year first above written.

HOLDER:

EMC HOLDCO 2 B.V.

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned has executed and delivered this Support Agreement as of the day and year first above written.

HOLDER:

By:
Name: Abel Avellan

SCHEDULE A

HOLDERS

SCHEDULE B

CONSIDERATION SHARE

EXHIBIT B

AVELLAN TERM SHEET

STRICTLY CONFIDENTIAL

EXHIBIT C

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

This Escrow Agreement (together with the Schedules hereto, this “Agreement”), is dated as of [___________], 2016, by and among Global Eagle Entertainment Inc., a Delaware corporation, with principal offices located at 4553 Glencoe Avenue, Suite 300, Marina Del Ray, California 90292 (“Buyer”), EMC Acquisition Holdings, LLC, a Delaware limited liability company, with principal offices located at 3044 North Commerce Parkway, Miramar, FL 33025 (“Seller”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, with principal offices located at 6201 15th Avenue, Brooklyn, New York, 11219 (“Escrow Agent”). Escrow Agent, Buyer and Seller are referred to collectively herein as the “Parties” and individually as a “Party.”

A.           Buyer and Seller have entered into that certain Interest Purchase Agreement (as may be amended, supplemented, or otherwise modified from time to time, the “Purchase Agreement”), dated as of May 9, 2016, pursuant to which, among other things, Buyer is purchasing from Seller all of the equity interests in EMC Intermediate, LLC, a Delaware limited liability company, and in consideration therewith, Buyer is paying to Seller the purchase price described in the Purchase Agreement on the terms and subject to the conditions set forth therein.

B.           The Parties have agreed to execute this Agreement to provide security for the indemnification obligations of Seller pursuant to Article 7 of the Purchase Agreement and the payment obligations of Seller pursuant to Section 1.8(b) of the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions. The following terms shall have the meanings indicated or referred to below, inclusive of their singular and plural forms, except where the context requires otherwise. Unless the context requires otherwise, all references to “years,” “months” or “days” shall mean “calendar years,” “calendar months” and “calendar days.” References in this Agreement to “including” shall mean “including, without limitation,” whether or not so specified. Any term not defined below which is initially capitalized in this Agreement shall have the meaning ascribed to such term in this Agreement. Any term not defined below which is initially capitalized in this Agreement and not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement.

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“Affiliate” shall mean, with respect to the Person to which it refers, (a) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, (b) any officer, director or shareholder of such Person, (c) any parent, sibling, descendant or spouse of such Person or of any of the Persons referred to in clauses (a) and (b), and (d) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Authorized Representative” shall mean the person or persons so designated on Schedule B hereto or any other person or persons designated in a writing signed by a Party and delivered to Escrow Agent and the other Party in accordance with Section 14, to act as such Party’s representative under this Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in New York, New York.

“Escrow Funds” shall mean, collectively the Indemnity Escrow Amount and the Adjustment Escrow Amount, together with any earnings thereon (including interest).

“Joint Written Direction” shall mean a joint written direction executed by Authorized Representatives of Buyer and Seller directing Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking an action pursuant to this Agreement.

2.	Appointment of and Acceptance by Escrow Agent. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder for the purposes set forth herein. Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein. Upon its receipt of the Escrow Funds in accordance with Section 3 below, Escrow Agent agrees to hold, invest and disburse Escrow Funds in accordance with this Agreement.

3.	Deposit of Escrow Funds.

(a)	Contemporaneously with the execution and delivery of this Agreement, Buyer shall deposit, or cause to be deposited, (i) an amount equal to $$2,750,500 (the “Indemnity Escrow Amount”) and (ii) an amount equal to $$1,500,000 (the “Adjustment Escrow Amount”), by wire transfer of immediately available funds, to the two segregated accounts designated by Escrow Agent as described in Section 3(b) of this Agreement.

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(b)	In accordance with the Purchase Agreement, (i) the Indemnity Escrow Amount shall be held by Escrow Agent in a segregated account (the “Indemnity Escrow Account”) and (ii) the Adjustment Escrow Amount shall be held by Escrow Agent in a segregated account (the “Adjustment Escrow Account” and together with the Indemnity Escrow Account, the “Escrow Accounts”). All cash and other investments shall be maintained in the Escrow Accounts, and the segregated Escrow Accounts shall not be commingled.

4.	Disbursements of Escrow Funds.

(a)	Indemnity Escrow Account. Escrow Agent shall make disbursements as provided in this Section 4(a) from the Indemnity Escrow Account to satisfy Seller’s indemnification obligations pursuant to Article 7 of the Purchase Agreement.

i.	At any time prior to the Indemnity Escrow Distribution Date (as defined below), as promptly as practicable, but in any event within five (5) Business Days after receipt of, and in accordance with, (A) a Joint Written Direction or (B) a written instruction from Buyer attaching a final non-appealable court order from a court of competent jurisdiction having proper authority setting forth the amount of funds to be released to such Party from the Indemnity Escrow Account (a “Court Order”), Escrow Agent shall release or cause to be released any such funds from the Indemnity Escrow Account in the amounts, to the Persons, and in the manner set forth in such Joint Written Direction or Court Order (but only to the extent funds are available in the Indemnity Escrow Account).

ii.	Following the fifteen (15) month anniversary of the Closing Date (the “Indemnity Escrow Distribution Date”), Escrow Agent shall, upon receipt of a Joint Written Direction, which shall be provided by Buyer and Seller to Escrow Agent within two (2) Business Days after the Indemnity Escrow Distribution Date, release from the Indemnity Escrow Account the funds then remaining in the Indemnity Escrow Account to Seller, less the portion of such funds equal to the aggregate value of any Unresolved Claims (as defined below). An “Unresolved Claim” means any claim asserted by any Buyer Indemnitee with respect to Losses made pursuant to, and subject to the limitations of, Article 7 of the Purchase Agreement that remains unresolved. An Unresolved Claim will remain “unresolved” until it is resolved by either (A) a Joint Written Direction in respect of such claim or (B) a written instruction from either Seller or Buyer attaching a Court Order in respect of such claim.

iii.	Following the Indemnity Escrow Distribution Date, within two (2) Business Days after receiving a Joint Written Direction or a Court Order, in each case, ordering the release of amounts from the Indemnity Escrow Account, the Escrow Agent shall, in accordance with the terms and conditions of such Joint Written Directions or Court Order, as applicable, release from the Indemnity Escrow Account such funds equal to the portion of the Unresolved Claim in the amount(s) set forth in such Joint Written Directions or Court Order (but only to the extent funds are available in the Indemnity Escrow Account).

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(b)	Adjustment Escrow Account. As promptly as practicable, but in any event within five (5) Business Days after receiving a Joint Written Direction setting forth the funds in the Adjustment Escrow Account to be allocated to Buyer and/or Seller pursuant to Section 1.8 of the Purchase Agreement, Escrow Agent shall release or cause to be released any such funds from the Adjustment Escrow Account in the amounts, to the Persons, and in the manner set forth in such Joint Written Direction. For the avoidance of doubt, the Escrow Agent shall not make any payment to Buyer in respect of any Unresolved Claim from the Adjustment Escrow Account

5.	Suspension of Performance; Disbursement into Court. If, at any time, (i) there shall exist any dispute between or among the parties hereto with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, (ii) Escrow Agent is unable to determine, to Escrow Agent’s reasonable satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) Seller and Buyer have not, within thirty (30) days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 7(a) hereof, appointed a successor escrow agent to act hereunder (which such successor escrow agent has accepted such appointment), then Escrow Agent may, in its sole discretion, petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in New Castle County, Delaware, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, subject to Section 10.

Escrow Agent shall have no liability to Buyer or Seller, or to their respective shareholders, partners, members, officers, directors, employees or Affiliates with respect to any such suspension of performance or disbursement into court (including any disbursement obligations hereunder), specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent except to the extent that a court of competent jurisdiction having proper authority determines that any loss to the Seller or Buyer was caused by Escrow Agent’s gross negligence or willful misconduct.

6.	Investment of Escrow Funds. Unless otherwise instructed by the Parties in accordance herewith, Escrow Agent shall hold the Escrow Funds uninvested in one or more demand deposit accounts.

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7.	Resignation; Succession; Removal.

(a)	Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to Buyer and Seller specifying the date when such resignation shall take effect. If, prior to the effective date of such resignation, the Parties have failed to appoint a successor escrow agent or to deliver a Joint Written Direction to Escrow Agent authorizing Escrow Agent to deliver the Escrow Funds to another Person that has been retained by the Parties as a successor to Escrow Agent hereunder, at any time on or after the effective date of such resignation, Escrow Agent either (i) may interplead the Escrow Funds with a court of competent jurisdiction; or (ii) appoint a reasonable successor escrow agent of its own choice. Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of Escrow Agent. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds in its possession, after making copies of such records as the retiring Escrow Agent deems advisable, and shall pay all Escrow Funds, subject to Section 10, to any appointed successor escrow agent. Escrow Agent or its successor escrow agent shall continue to act as escrow agent hereunder until a successor is appointed and qualified to act as escrow agent. Any corporation or other entity into which Escrow Agent may be merged or converted or with which it may be merged or consolidated, or any other entity to which all or a majority of all of Escrow Agent’s escrow business may be transferred by sale of assets or otherwise, shall be Escrow Agent under this Agreement without further act or consent of any Party.

(b)	The Parties shall have the power at any time by mutual consent to remove (with or without cause) Escrow Agent upon five (5) days’ prior written notice of such removal to Escrow Agent. Such removal shall take effect upon transmission of all records pertaining to the Escrow Funds in the possession of Escrow Agent and payment of all Escrow Funds to a successor escrow agent designated in a Joint Written Direction. Escrow Agent shall deliver such records, after making copies of such records as Escrow Agent deems advisable, and shall pay the Escrow Funds, subject to Section 10, without unreasonable delay after receiving notice of the designation of such successor escrow agent.

8.	Liability of Escrow Agent.

(a)	Escrow Agent shall not be liable to Seller or Buyer for any action taken or omitted by Escrow Agent with respect to the Escrow Funds except to the extent that a court of competent jurisdiction determines that the fraud, bad faith, gross negligence or willful misconduct of Escrow Agent or the material breach of this Agreement by Escrow Agent was the cause of any Loss to Seller or Buyer. Escrow Agent’s sole responsibility shall be for the safekeeping, disposition, investment and disbursement of the Escrow Funds in accordance with the terms of this Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction (including a Joint Written Direction (such as a wire transfer instruction)), request, order, judgment, certification, opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, demand or other instrument or document, not only as to its due execution, validity (including the authority of the Person signing or presenting the same) and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe in good faith to be genuine and to have been signed or presented by the Person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

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(b)	Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which the Escrow Funds are deposited, this Agreement or the Purchase Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by Escrow Agent in the event of any dispute or question as to the construction of any of the provisions hereof or of its duties hereunder, or relating to any dispute or question involving any party hereto.

(c)	Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any Court Order, or in case the payment, assignment, transfer, conveyance or delivery of any such Escrow Funds shall be stayed or enjoined by any Court Order, or in case any order, judgment or decree shall be made or entered by any court affecting such Escrow Funds or any part thereof, then and in any such event, Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by Escrow Agent is binding upon it without the need for appeal or other action; and if Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the Parties by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

9.	Indemnification of Escrow Agent. From and at all times after the date of this Agreement, Seller and Buyer, jointly and severally, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Escrow Agent and each director, officer, member, partner, trustee, employee, attorney, agent and Affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims, losses, damages, liabilities, costs, penalties, settlements, judgments and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees) (collectively, “Damages”) incurred by any of the Indemnified Parties from and after the date hereof as a result of, in connection with, or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) brought against any Indemnified Party, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein or relating hereto (including tax reporting or withholding or the enforcement of any rights or remedies under or in connection with this Agreement); provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any Damages finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the fraud, bad faith, gross negligence or willful misconduct of such Indemnified Party or the material breach of this Agreement by Escrow Agent. Any and all Damages shall be paid or reimbursed as follows: fifty percent (50%) of the Damages shall be paid or reimbursed to Escrow Agent by Buyer and fifty percent (50%) of the Damages shall be paid or reimbursed to Escrow Agent by Seller.

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10.	Fees, Costs and Expenses of Escrow Agent. Seller and Buyer shall compensate Escrow Agent for its services hereunder and shall reimburse Escrow Agent for all of its reasonable and documented out-of-pocket costs and expenses, including attorneys’ fees, incurred in connection with the administration of this Agreement that are in excess of its compensation for services ordinarily rendered in the administration of escrow accounts in accordance with Schedule A attached hereto. All of the compensation and reimbursement obligations of the Parties set forth in this Section 10 shall be payable fifty percent (50%) by Seller, and fifty percent (50%) by Buyer. Escrow Agent is expressly authorized and directed, but shall not be obligated, to, and may, charge against and disburse to itself from the Escrow Funds (including taking such steps as selling any investment held as part of the Escrow Funds), from time to time, the amount of any compensation and reimbursement of any costs, fees and expenses set forth on Schedule A hereto which are due and payable hereunder, including any amount to which Escrow Agent or any other Indemnified Party is entitled to seek indemnification pursuant to Section 9 hereof, or any other amount owing to Escrow Agent hereunder. Escrow Agent shall notify Seller and Buyer in writing of any disbursement from the Escrow Funds to itself or any other Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to Seller and Buyer copies of all related invoices and other statements. Buyer and Seller hereby grant to Escrow Agent and the other Indemnified Parties (i) a security interest in and lien upon the Escrow Funds with respect to any unpaid fees, non-reimbursed costs and expenses and unsatisfied Damages due and payable to Escrow Agent or any other Indemnified Party hereunder and (ii) the right to offset any unpaid fees, non-reimbursed costs and expenses and unsatisfied Damages against the Escrow Funds.

11.	Taxpayer Certification and Reporting. Seller and Buyer have provided Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. Seller and Buyer acknowledge that solely for tax purposes, Escrow Agent does not have any interest in the Escrow Funds or the Escrow Accounts. All interest or other income earned under this Agreement shall be allocated to Seller and reported, as and to the extent required by applicable law, by Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Funds by Seller whether or not said income has been distributed during such year. Seller shall timely file all tax returns and pay all taxes due with respect to any income earned or losses generated with respect to the Escrow Funds. Escrow Agent shall not have any liability for the payment of taxes with respect to the Escrow Funds, and Seller shall indemnify and hold Escrow Agent harmless from and against all such taxes. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities.

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12.	Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES HERETO FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

13.	Exclusive Venue. THE PARTIES HERETO AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN EITHER A FEDERAL DISTRICT COURT LOCATED IN THE DISTRICT OF DELAWARE OR THE DELAWARE CHANCERY COURT IN NEW CASTLE COUNTY, DELAWARE (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HERETO HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES HERETO ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 14 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.

14.	Notices. All notices, requests, demands, claims, and other communications hereunder (pursuant to a Joint Written Direction or otherwise) shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, receipt confirmed, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

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If to Seller:	EMC Acquisition Holdings, LLC 3044 North Commerce Parkway Miramar, FL 33025 Attention: Abel Avellan Facsimile: (786) 425-0679 Email: aavellan@emc-corp.net with a copy (which shall not constitute notice) to:

ABRY Partners II, LLC
111 Huntington Avenue
29th Floor
Boston, Massachusetts 02199
Attention:  Tomer Yosef-Or
Facsimile:  (617) 859-8797
Email:  tyosefor@abry.com

with a copy (which shall not constitute notice) to:

ABRY Partners II, LLC
111 Huntington Avenue
29th Floor
Boston, Massachusetts 02199
Attention:  Kostas Sofronas
Facsimile:  617-859-8797

Email: ksofronas@abry.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

One Atlantic Center, Suite 2800

1201 West Peachtree Street

Atlanta, GA 30309-3450

Facsimile: (404) 682-7990
Attention: Joseph B. Alexander, Jr., Esq.

If to Buyer:	Global Eagle Entertainment Inc. 4553 Glencoe Avenue, Suite 300 Marina Del Ray, CA 90292 Attention: Stephen Ballas, Esq. Email: Stephen.Ballas@geemedia.com

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with a copy (which shall not constitute notice) to: Winston & Strawn LLP 200 Park Avenue New York, NY 10166 Attention: Joel L. Rubinstein, Esq. Email: jrubinstein@winston.com Fax: (212) 294-5336
If to Escrow Agent:	American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, New York 11219 Attn: Corporate Actions Tel: (718) 921.8200
Copy to:	American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, New York 11219 Attn: General Counsel Tel: (718) 921.8200

Any party hereto may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

15.	Security Procedures.

(a)	If notices, instructions (pursuant to a Joint Written Direction or otherwise), approvals, consents, requests, or other communications in any way related to the transfer or distribution of the Escrow Funds are received by Escrow Agent as set forth in Section 14, Escrow Agent is authorized, but not required, to seek prompt confirmation of such communications by telephone call-back to the sending Authorized Representative or Authorized Representatives’ telephone number(s) as set forth in Schedule B, and Escrow Agent may rely upon the confirmation of anyone purporting to be that Authorized Representative. The persons designated as Authorized Representatives in Schedule B hereto and their telephone numbers may be changed only in a writing executed by Authorized Representatives or other duly authorized officer of the applicable Party and actually received and acknowledged by Escrow Agent and delivered in accordance with Section 14 above and, if applicable, this Section 15. If Escrow Agent is unable to contact any such Authorized Representative, Escrow Agent is hereby authorized (but not required) both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Seller’s or Buyer’s executive officers (each, an “Executive Officer”), as the case may be, who shall include individuals holding titles of Chief Executive Officer, Chief Financial Officer, General Counsel and Vice President or more senior thereto, as Escrow Agent may select. Such Executive Officer(s) shall deliver to Escrow Agent a fully executed incumbency certificate upon Escrow Agent’s request, and Escrow Agent may rely upon the confirmation of anyone purporting to be any such Executive Officer(s). The Parties acknowledge and agree that the security procedures set forth above are commercially reasonable.

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(b)	Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by a Party or the Parties and confirmed by an Authorized Representative to identify (i) a beneficiary, (ii) a beneficiary’s bank, or (iii) an intermediary bank. Escrow Agent may apply any of the Escrow Funds for any payment order Escrow Agent executes using any such identifying number, even where Escrow Agent’s use may result in a Person other than a beneficiary being paid, or the transfer of funds to a bank other than a beneficiary's bank or an intermediary bank designated.

16.	Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver by any party hereto of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

17.	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

18.	Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties hereto, and/or the interpretation and enforcement of the rights and duties of the parties hereto, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

19.	Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement among the parties hereto and supersedes any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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20.	Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) assign its rights under this Agreement for collateral security purposes to any lenders (including, without limitation, any Financing Sources) providing financing to Buyer, Company or any of their respective Subsidiaries or Affiliates (including, without limitation, the Financing or the Alternative Financing) or (c) assign its rights under this Agreement to any Person that acquires Buyer, the Company or any of its assets.

21.	Counterparts. This Agreement and any Joint Written Direction may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

22.	Termination. Upon the disbursement of all of the Escrow Funds, this Agreement shall terminate and be of no further force and effect, except that Sections 9, 11, 12, 13, 14, 16, 17, 18, 19, 20, 21, 22, 25, 27, 28, 29 and 30 shall continue to exist notwithstanding such termination.

23.	Dealings. Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell, and deal in any of the securities of Seller or Buyer and become pecuniarily interested in any transaction in which Seller or Buyer may be interested, and contract and lend money to Seller or Buyer and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude Escrow Agent from acting in any other capacity for Seller or Buyer or for any other entity.

24.	Currency. The currency applicable to any amount payable or receivable under this Agreement is United States dollars.

25.	Late Payment. If any amount due to Escrow Agent under this Agreement is not paid within thirty (30) days (subject to any longer time period prescribed herein) after written notice to Seller and Buyer (other than any amount that is subject to good faith dispute), Seller and Buyer jointly and severally shall pay interest thereon (from the due date to the payment date) at a per annum rate equal to ten percent (10%). If, due to the joint and several nature of the indemnification obligations of Buyer and Seller, Buyer is obligated to indemnify Escrow Agent in an amount that is more than its fifty percent (50%) share of any such liability, then Buyer may, as one source of recovery and without limitation of its other rights and remedies, recover such excess amount from the Escrow Funds provided that Seller and Buyer execute a Joint Written Direction, or such other documentation as Escrow Agent may reasonably require, instructing Escrow Agent to release such excess amount from the Escrow Funds to Buyer.

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26.	Force Majeure. Notwithstanding anything to the contrary hereunder, Escrow Agent shall not be liable for any delay, failure to perform, or other act or non-act resulting from acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruption, vendor failures (including information technology providers), and other similar causes.

27.	No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

28.	Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

29.	Priority. Notwithstanding anything in Section 20 to the contrary:

(a)	In the event of any conflict between the provisions of any of the Schedules hereto and the remainder of this Agreement, this Agreement shall be construed in a manner prescribed by Escrow Agent acting in good faith.

(b)	In the event of any conflict between the provisions of this Agreement and those of the Purchase Agreement, (i) with respect to any conflict as between Buyer and Seller, the provisions of the Purchase Agreement shall control; and (ii) with respect to any conflict as between Escrow Agent and either Party, the provisions of this Agreement shall control.

(c)	Nothing contained in this Agreement shall amend, replace or supersede any agreement between Seller or Buyer and Escrow Agent to act as Seller’s or Buyer’s transfer agent, which agreement shall remain in full force and effect.

30.	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMC ACQUISITION HOLDINGS, LLC

By:
Name:
Title:

GLOBAL EAGLE ENTERTAINMENT INC.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,
as Escrow Agent

By:
Name:
Title:

Signature Page to Escrow Agreement

SCHEDULE A

Escrow Agent Fees

 A-1

SCHEDULE B

Designated Email Accounts and Telephone Call-Back Numbers (for persons designated to send and receive notices by e-mail).

EXHIBIT D

FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is entered into as of May 9, 2016, by and among Global Eagle Entertainment Inc., a Delaware corporation (“Buyer”), and EMC Intermediate LLC, a Delaware limited liability company (the “Company”), on the one hand, and Abel Avellan (the “Restricted Party”), on the other hand. Buyer, the Company and the Restricted Party are referred to collectively herein as the “Parties” and individually as a “Party.”

A.           Pursuant to the terms and conditions set forth in that certain Interest Purchase Agreement, dated May 9, 2016 (the “Purchase Agreement”), by and between Buyer and EMC Acquisition Holdings, LLC, a Delaware limited liability company (“Seller”), Buyer is purchasing from Seller all of the equity interests in the Company, and in consideration therewith, Buyer is paying to Seller the purchase price described in the Purchase Agreement on the terms and subject to the conditions set forth therein.

B.           As a condition to the obligation of Buyer to consummate the transactions to be performed by Buyer in connection with the closing of the transactions contemplated by the Purchase Agreement, Buyer requires the Restricted Party to enter into this Agreement, and in order to induce Buyer to consummate the transactions to be performed by Buyer in connection with the closing of the transactions contemplated by the Purchase Agreement, the Restricted Party has agreed to the covenants set forth in this Agreement.

C.           The Restricted Party’s entry into this Agreement is an essential part of the transactions contemplated by the Purchase Agreement, and this Agreement is necessary for the protection of Buyer’s acquisition of the Business. The Restricted Party (i) is an equity owner, directly or indirectly, of the Company and an executive employee of the Company, (ii) will derive, directly or indirectly, substantial benefits as a result of the consummation of the transactions contemplated by the Purchase Agreement, and (iii) has confidential and proprietary information relating to the Business and (iv) is integral to the operation of the Business to be acquired by Buyer pursuant to the Purchase Agreement.

D.           Each capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Purchase Agreement.

Now, therefore, in consideration of the premises and the mutual promises herein made, and for other good and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

"Affiliates" means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, the term "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Companies” means, collectively, the Company, Buyer and all of their respective direct and indirect Affiliates and Subsidiaries, including any successors in interest to any such Affiliates and Subsidiaries.

“Business” means the business of (i) providing internet connectivity to ships, cruise lines, yachts and related maritime users, (ii) providing internet connectivity to communications users and (iii) providing any other products or services that the Company or any of its Subsidiaries provide at any time during the twelve (12) months prior to the Effective Date.

“Restricted Activities” means the Business and any business that competes with the Business.

“Restricted Area” means any geographic area in which any of the Affiliated Companies actively conducts the Business as of the Effective Date.

“Restricted Party Group” means, collectively, the Restricted Party and its Affiliates.

(a)          “Restricted Period” means the period commencing on the Effective Date and expiring on the third (3rd) anniversary of the Effective Date.

Effective Date. This Agreement shall commence on the date hereof immediately upon (and only upon) the Closing (the “Effective Date”). This Agreement shall be null and void and of no effect if the Purchase Agreement is terminated at any time prior to the Closing.

Restrictive Covenants. The Restricted Party acknowledges that (i) the Restricted Party has access to trade secrets of and confidential information concerning the Business; (ii) the Business includes the Restricted Area; (iii) Buyer would not have entered into the Purchase Agreement but for the agreements and covenants contained herein; and (iv) the agreements and covenants contained herein are essential to protect the Business, goodwill, trade secrets and confidential information related to the Business. The Restricted Party covenants and agrees that:

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Non-Competition. During the Restricted Period, the Restricted Party, on behalf of the Restricted Party and the other members of the Restricted Party Group, shall not, and shall cause each of the other members of the Restricted Party Group not to, directly or indirectly, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (i) engage in the Restricted Activities in the Restricted Area or (ii) be employed by, invest in, have any ownership interest in, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), act as lender to, render services to (as an employee, director, officer, member, principal, licensor, trustee, broker, agent, shareholder, partner, equityholder or in any other capacity), operate, assist, represent, advise or otherwise provide support to, any Person that engages in or plans to engage in the Restricted Activity in the Restricted Area; provided, however, that the Restricted Party shall not be deemed in violation of this non-competition covenant by passive ownership in Trio Connect, LLC provided that the Restricted Party is not involved in management or day to day operations of Trio Connect, LLC and provided further that Trio Connect LLC is not conducting any business other than providing triple play services to land-based individuals. Notwithstanding the foregoing, the Restricted Party, and the other members of the Restricted Party Group, may, directly or indirectly, (i) own, solely as an investment, securities of any Person traded on any national securities exchange if neither the Restricted Party nor any other member of the Restricted Party Group is a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any outstanding class of securities of such Person, or (ii) invest as a limited partner in any private equity or venture backed fund other than a fund with a focus of satellite communication platforms, provided that such investment does not exceed two percent (2%) ownership of such fund.

Non-Solicitation. During the Restricted Period, the Restricted Party, on behalf of the Restricted Party and the other members of the Restricted Party Group, shall not, and shall cause each of the other members of the Restricted Party Group not to, directly or indirectly, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (i) cause, induce, call upon, solicit, request, advise or encourage any actual or prospective consultant, licensor, supplier or vendor of the Business or any other Person who has any business relationship with the Business or any Affiliated Company to terminate, modify or otherwise curtail or impair any such actual or prospective relationship with the Business, (ii) cause, induce, call upon, solicit, request, advise, encourage or provide services to any actual or prospective customer of the Business or any Affiliated Company with the intent of selling or attempting to sell any products or services similar to those offered by the Business, (iii) cause, induce, call upon, solicit, request, advise, recruit, encourage any Person currently, or formerly within the last twelve (12) months, employed by, or providing consulting services, to any Affiliated Company (each, an “Employee”) to leave the employment or engagement of any Affiliated Company, (iv) hire, employ or otherwise engage, or enter into any business relationship with, any Employee who has left the employment or engagement of any of the Affiliates Companies or (v) otherwise in any way interfere with, influence or alter any Affiliated Company’s relationship with any actual Employee or consultant or actual or prospective customer, sales representative, broker, licensor, supplier, vendor or other business relation of the Business or any Affiliated Company, employed by, engaged with or in a business relationship with the Company as of the Effective Date or at any time during the Restricted Party’s employment with any of the Affiliated Companies, including by making any negative or disparaging statements or communications regarding any Affiliated Company or any of its respective operations, officers, directors, managers or investors.

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Confidentiality. The Restricted Party, on behalf of the Restricted Party and the other members of the Restricted Party Group, shall not, and shall cause each of the other members of the Restricted Party Group and his or hers and their respective representatives not to, directly or indirectly, disclose, reveal, release, divulge or communicate to any Person other than authorized representatives of the Affiliated Companies or use or otherwise exploit for the benefit of the Restricted Party or any other Person (other than any of the Affiliated Companies) any and all information and data in whatever form, tangible or intangible, whether written or oral, that concerns or relates to in any way to the Business of the Affiliated Companies, including all confidential and proprietary information, research, designs, customer lists, details of customer, vendor or supplier contracts, pricing policies, operational methods, marketing plans or strategies, customer profiles, materials prepared for customers, financial information, product development techniques or plans, business acquisition plans, personnel information and other business affairs relating to the Business (collectively, the “Confidential Information”); provided, however, that, notwithstanding the foregoing, it is acknowledged and agreed that the Restricted Party may disclose Confidential Information to any Governmental Body, but only to the extent required by applicable Law, provided that in such event the Restricted Party shall provide as much prior notice as possible of such disclosure to Buyer and the Company, exercise all commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including reasonably cooperating with Buyer and the Company (at Buyer’s sole expense) to obtain an appropriate order or other reliable assurance that confidential treatment shall be accorded such information or data by such Governmental Body and shall disclose only that portion of the Confidential Information which the Restricted Party is legally required to disclose. Notwithstanding the foregoing, the confidentiality provisions of this Section 3(c) shall not apply to any Confidential Information which has been, is, or will be generally available to the public other than as a result of a disclosure in violation of this Agreement, of the Purchase Agreement or of any other Non-Competition and Non-Solicitation Agreement entered into by the other Restricted Parties in connection with the Closing.

Rights and Remedies Upon Breach.

Equitable Remedies. The Parties hereby agree that, in the event of breach of this Agreement by any member of the Restricted Party Group (including the Restricted Party), including any of the provisions of Section 3 (collectively, the “Restrictive Covenants”), damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, each of Buyer and the Company shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach, and enforcing specifically the terms and provisions. The Restricted Party on behalf of the Restricted Party and the other members of the Restricted Party Group, hereby waives any and all defenses any member of the Restricted Party Group may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The Restricted Period under Sections 3(a) and 3(b) shall be extended by the number of days in which the member of the Restricted Party Group is in violation or breach of this Agreement. The covenants in this Agreement are independent, and the existence of any claim or cause of action of any member of the Restricted Party Group against Buyer or the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement by Buyer and the Company.

(b)          Accounting. Buyer and the Company shall be entitled to seek to require the Restricted Party to account for and pay over to Buyer and the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by any member of the Restricted Party Group as the result of any transactions, events, circumstances or occurrences constituting a violation or breach of or failure to perform obligations under this Agreement by any member of the Restricted Party Group, including any of the Restrictive Covenants.

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(c)          Remedies Cumulative. All rights and remedies of Buyer and the Company under this Agreement shall be cumulative and in addition to, and not in lieu of, any other rights and remedies available to Buyer and the Company under Law or in equity.

Other Obligations. The terms of this Agreement supplement and do not replace any other agreements to which any member of the Restricted Party Group may be a party or other obligations any member of the Restricted Party Group may have under laws regarding confidentiality, non-disclosure, assignment of inventions, or the protection of intellectual property, including any employment agreement, consulting agreement or offer letter between any member of the Restricted Party Group and any of the Affiliated Companies or any agreement between any member of the Restricted Party Group and any of the Affiliated Companies.

Warranty and Freedom to Contract. The Restricted Party represents and warrants to Buyer and the Company that (a) none of the Restricted Party or any other member of the Restricted Party Group is under legal disability and (b) there are no restrictions, agreements or understandings, oral or written, to which the Restricted Party or any other member of the Restricted Party Group is a party or by which the Restricted Party or any other member of the Restricted Party Group is bound, in either case, that prevents or makes unlawful the Restricted Party’s execution and delivery of this Agreement or performance of the terms and conditions of this Agreement to their fullest extent.

Terms of this Agreement; Right to Separate Counsel. The Restricted Party represents and warrants to Buyer and the Company that (a) the Restricted Party has carefully read all of the terms and conditions hereof and agrees they are necessary for the reasonable and proper protection of Buyer’s investment in the Business and the Business, (b) Buyer was materially induced to enter into the Purchase Agreement by the Restricted Party’s representation that the Restricted Party will abide by and be bound by each of the covenants and restraints contained herein, and (c) each and every covenant, restraint, limitation or other provision in this Agreement is reasonable in all respects, including the time period, geographic scope, subject matters and legal remedies of Buyer and the Company pertaining thereto. Without limiting the foregoing, the Restricted Party represents and warrants that the duration, breadth and geographic scope of the Restrictive Covenants are reasonable and necessary in order to protect the value of the Business acquired by Buyer. In light of the foregoing, the Restricted Party acknowledges and agrees that (i) this Agreement, including the Restrictive Covenants, does not impose any undue hardship or unreasonable limitation on any of the members of the Restricted Party Group, (ii) this Agreement is no broader than reasonably necessary to afford Affiliated Companies with their legitimate desired protection and (iii) the potential harm to the Affiliated Companies of the non-enforcement of the Restrictive Covenants outweighs any potential harm to the members of the Restricted Party Group of their enforcement by injunction or otherwise. The Restricted Party acknowledges that the Restricted Party has been advised by Buyer and the Company that the Restricted Party is entitled to have this Agreement reviewed by counsel of the Restricted Party’s choice, and has done so.

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Consideration. This Agreement is executed in connection with, and as a condition of, the Purchase Agreement and the consummation of the transactions contemplated thereby. The Restricted Party acknowledges and agrees that the Affiliated Companies have a legitimate business interest in the protection of the Business, including the goodwill associated with the Restricted Party’s specialized expertise and detailed knowledge of the nature and integral operations of the Business and other confidential information relating thereto, and, as such, the Restricted Party acknowledges receipt of adequate consideration to execute and be bound by this Agreement for the benefit of the Affiliated Companies. The Restricted Party further acknowledges that as an equity owner of the Company, the Restricted Party will derive good and valuable consideration upon the Closing. Based upon the foregoing, the Restricted Party further acknowledges and agrees that the consideration provided herein and in the Purchase Agreement is full and adequate consideration for the Restrictive Covenants.

Responsibility for Restricted Party Group. The Restricted Party shall be responsible for any violations of the provisions hereof by any member of the Restricted Party Group.

Miscellaneous.

Severability.

Any term or provision of this Agreement that is invalid, illegal or unenforceable in any situation in any jurisdiction shall not affect the validity, legality or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon a determination that any provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transaction contemplated hereby is consummated as originally contemplated to the greatest extent possible.

Subject to Section 10(a)(i), if the final judgment of a court of competent jurisdiction declares that any of the Restrictive Covenants, or any part thereof, is invalid, illegal or unenforceable, (A) the court making the determination of invalidity, illegality or unenforceability shall have the power to reduce or modify the scope, duration or area of the Restrictive Covenant, as the case may be, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable Restrictive Covenant with a Restrictive Covenant that is valid, legal and enforceable and that comes closer to expressing the intention of the invalid, illegal or unenforceable term or provision, and such Restrictive Covenant shall be enforceable as so reduced or modified after the expiration of the time within which the judgment may be appealed and shall then be incorporated herein by reference and treated as the covenant that has been agreed to by the Parties, and (B) it is the intention of the Parties that such determination not bar, or in any way affect, Buyer’s or the Company’s right to relief provided above in any court of any other jurisdiction, as to breaches of such covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants. In the event of litigation involving any of the Restrictive Covenants, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal therefrom. The existence of any claim or cause of action by any member of the Restricted Party Group against any Affiliated Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer or the Company of the Restrictive Covenants, which Restrictive Covenants shall be enforceable notwithstanding the existence of any breach by Buyer or the Company. Notwithstanding the foregoing, no member of the Restricted Party Group shall be prohibited from pursuing such claims or causes of action against Buyer or the Company.

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Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The Restricted Party may not assign either this Agreement or any of his or her rights, interests, or obligations hereunder. Buyer, the Company or any of the other Affiliated Companies may not assign this Agreement or any of its respective rights, interests, or obligations hereunder without the prior written approval of the Restricted Party; provided, however, that Buyer, the Company or such other Affiliated Company may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer, the Company or such other Affiliated Company nonetheless shall remain responsible for the performance of all of its obligations hereunder), (ii) assign its rights under this Agreement for collateral security purposes to any lenders (including any Financing Sources) providing financing to the Buyer or any of the Affiliated Companies (including the Financing) or (iii) assign its rights under this Agreement to any Person that acquires Buyer, the Company or such other Affiliated Company or any of their respective assets.

Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail or facsimile, receipt confirmed, on the date of transmission to such recipient, (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

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If to the Restricted Party:	3044 North Commerce Parkway Miramar, FL 33025 Attention: Abel Avellan Facsimile: (786) 425-0679 Email: aavellan@emc-corp.net
Copy to:	Akerman LLP 777 South Flagler Drive, Suite 1100 West Tower West Palm Beach, FL 33401 Attention: Eric A. Gordon Fascimile: 561.659.6313 Email: eric.gordon@akerman.com
If to Buyer or the Company:	Global Eagle Entertainment Inc. 4553 Glencoe Avenue, Suite 300 Marina Del Ray, CA 90292 Attention: Stephen Ballas, Esq. Email: Stephen.Ballas@geemedia.com
Copy to:	Winston & Strawn LLP 200 Park Avenue New York, NY 10166 Attention: Joel L. Rubinstein, Esq. Email: jrubinstein@winston.com Fax: (212) 294-5336

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Governing Law; Waiver of Jury Trial; Exclusive Venue.

This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

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EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN THE DISTRICT OF DELAWARE OR THE DELAWARE CHANCERY COURT IN NEW CASTLE COUNTY, DELAWARE (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 10(c) OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.

Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

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Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

GLOBAL EAGLE ENTERTAINMENT INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY:

EMC INTERMEDIATE, LLC

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

RESTRICTED PARTY:

By:
Name: Abel Avellan

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

GLOBAL EAGLE ENTERTAINMENT INC.

REGISTRATION RIGHTS AGREEMENT

[__], 2016

 -i-

GLOBAL EAGLE ENTERTAINMENT INC.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (as may be amended, supplemented, or otherwise modified from time to time, this “Agreement”), dated as of [__], 2016, is by and among Global Eagle Entertainment Inc., a Delaware corporation (the “Company”), and the party or parties listed on Exhibit A hereto (each, a “Holder” and collectively, the “Holders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in Section 1.1.

RECITALS

WHEREAS, in connection with the closing of the transactions contemplated by the Interest Purchase Agreement, dated as of May 9, 2016, by and between the Company and EMC Acquisition Holdings, LLC, a Delaware limited liability company (“Seller”) (as may be amended, supplemented, or otherwise modified from time to time, the “Purchase Agreement”), the Company is purchasing all of the equity interests in EMC Intermediate, LLC, a Delaware limited liability company, and in consideration therewith is paying to Seller the purchase price described in the Purchase Agreement on the terms and subject to the conditions set forth therein, including, without limitation, the Buyer Shares, consisting of shares of voting common stock of the Company, $0.0001 par value per share (“Common Stock”); and

WHEREAS, the Company and the Holders wish to enter into this Agreement to set forth their agreements with respect to the registration of the Registrable Securities and certain other matters related thereto.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1
Definitions

1.1           Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)          “Affiliate” of any person or entity, shall mean any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person or entity. As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” means (i) the direct or indirect ownership of more than fifty percent (50%) of the voting rights of a person or entity or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any equity or other ownership interest, by contract or otherwise).

(b)          “Average Daily Trading Volume” means the average daily trading volume of the Common Stock on the NASDAQ Stock Market LLC (“NASDAQ”) during the period beginning at 9:30 a.m. New York City time (or such other time as NASDAQ publicly announces is the official open of trading) and ending at 4:00 p.m. New York City time (or such other time as NASDAQ publicly announces is the official close of trading) as reported by Bloomberg Financial Markets (or any successor thereto) during the ten (10) trading days ending on the trading day immediately prior to the day on which a sale is to be effected.

(c)           “Buyer Shares” has the meaning set forth in the Purchase Agreement.

(d)          “Charter Documents” shall mean the certificate of incorporation of the Company, as amended from time to time.

(e)          “Closing” has the meaning set forth in the Purchase Agreement.

(f)          “Commission” shall mean the United States Securities and Exchange Commission.

(g)          “Dollars” or “$” shall mean the currency of the United States of America.

(h)          “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

(i)          “Holder” shall have the meaning set forth in the preamble to this Agreement and shall include any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.7 of this Agreement.

(j)          “Other Selling Shareholders” shall mean persons or entities other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

(k)          “Other Shares” shall mean shares of Common Stock, other than Registrable Securities (as defined below), with respect to which registration rights have been granted.

(l)          “Registrable Securities” shall mean (i) the Buyer Shares held by the Holders and in such amounts as set forth on Exhibit A (as may be amended by the Company from time to time in accordance with Section 3.1) to this Agreement, or that may be issued to the Holders in the form of the Deferred Consideration Amount or the Earnout Payment (each of the foregoing capitalized terms not otherwise defined herein, as defined in the Purchase Agreement) and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i); provided, however, that Registrable Securities shall not include any Common Stock described in clause (i) or (ii) above which (x) have previously been registered and sold or which have been sold to the public either pursuant to a registration statement or Rule 144, (y) have been sold or otherwise transferred in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement, or (z) may be sold without restriction pursuant to Rule 144 or any similar provision then in force under the Securities Act.

(m)          The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(n)          “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all printing expenses, fees and disbursements of counsel for the Company and expenses of any regular audits incident to or required by any such registration (but not including Selling Expenses), and registration and filing fees and expenses payable to the Commission relating to the Registrable Securities, fees and expenses incurred in connection with listing the Registrable Securities for trading on a national securities exchange, fees and expenses (if any) incurred with respect to any filing with FINRA and fees and expenses of compliance with state securities or blue sky laws (including, without limitation, fees, expenses and disbursements, of counsel in connection with blue sky qualifications of the Registrable Securities).

(o)          “Restricted Securities” shall mean any Registrable Securities that are required to bear the legend set forth in Section 2.6(c).

(p)          “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(q)          “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

(r)          “Selling Expenses” shall mean all underwriting fees (if any), discounts (if any), or selling commissions and stock transfer taxes applicable to the sale of Registrable Securities, fees, expenses and disbursements of counsel for any Holder.

(s)          “Staff” means the staff of the Division of Corporation Finance of the Commission.

SECTION 2
Registration Rights

2.1           Registration

(a)          The Company agrees that, no later than thirty (30) days following the Closing (the “Filing Period”), it shall prepare and file with the Commission a registration statement on Form S-3, or such other registration statement form that is available to the Company if Form S-3 is not available (the registration statement, the “Resale Shelf Registration Statement”), pursuant to Rule 415 under the Securities Act (or any similar rule or regulation hereafter adopted by the Commission) and use its commercially reasonable efforts to cause the Resale Shelf Registration Statement to become effective and to remain effective until the earlier of (i) three years after effectiveness and (ii) the date on which all Registrable Securities are eligible for resale under Rule 144 (without regard to the volume limitations contained in Rule 144(e), or such earlier date when Holders cease to hold Registrable Securities (“Effective Period”), provided that the Effective Period shall be extended by an equal number of days that a registration, offering or other disposition is deferred, postponed or suspended pursuant to Section 2.1(b) below. The Company shall calculate the number of Registrable Securities issuable pursuant to the Deferred Consideration Amount multiplied by one hundred and twenty percent (120%) for the purpose of determining the number of such securities to be included in the Resale Shelf Registration Statement by using to the closing price of the Company’s common stock within five (5) days of filing the Resale Shelf Registration Statement.

(b)          Notwithstanding anything in this Agreement to the contrary, if (i) in the good faith judgment of the board of directors of the Company (the “Board”), effecting a registration (whether by the filing of the Resale Shelf Registration Statement or by taking any other action) or the offering of disposition of Registrable Securities thereunder should be postponed or suspended because such registration, offering or disposal would (1) materially impede, delay or interfere with a material acquisition, corporate reorganization, financing, securities offering or other transaction involving the Company or any of its subsidiaries (whether such transaction is then pending or proposed to be undertaken); (2) require premature disclosure of a matter that the Board has determined would not be in the best interests of the Company to be disclosed at such time; (3) occur during an applicable “blackout” period under the Company’s insider trading policy; (4) render the Company unable to comply with requirements under the Securities Act or Exchange Act; or (5) have a material adverse effect on the Company, then by delivery of written notice to all participating Holders of such determination, the Company may (but not more than two times in any twelve (12)month period, except in respect of clause (3), for which there shall be no limitation in the event Holder is subject to the Company’s insider trading policy) so postpone effecting a registration or require such Holders to refrain from offering or disposing Registrable Securities for a period of not more than one hundred eighty (180) days.

(c)          The Holders will not be entitled to effect an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement.

(d)          Each Holder agrees that it will not sell (including by short sale) or otherwise dispose of, whether pursuant to the Resale Shelf Registration Statement or otherwise, on any trading day Registrable Securities that would represent, individually or when calculated together with all sales of Registrable Securities by all Holders on such trading day, greater than ten percent (10%) of the Average Daily Trading Volume.

2.2           Expenses of Registration. All Registration Expenses incurred in connection with Resale Shelf Registration Statement shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders and any Other Selling Shareholders shall be borne by the Holders and the holders of any Other Shares included in such registration pro rata among each other on the basis of the number of Registrable Securities and Other Shares, respectively, registered on their behalf.

2.3           Registration Procedures.

The Company will:

(a)          Prepare and file with the Commission the Resale Shelf Registration Statement;

(b)          Prepare and file with the Commission such amendments and supplements to the Resale Shelf Registration Statement and the prospectus used in connection with the Resale Shelf Registration Statement as may be necessary to comply with the applicable provisions of the Securities Act with respect to the disposition of all securities covered by the Resale Shelf Registration Statement for the Effective Period;

(c)          Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d)          Notify each seller of Registrable Securities covered by the Resale Shelf Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in the Resale Shelf Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances under which they were made, and following such notification, subject to Section 2.1(b), promptly prepare and file a post-effective amendment to the Resale Shelf Registration Statement or a supplement to the related prospectus or any document incorporated therein by reference, and file any other required document that would be incorporated by reference into the Resale Shelf Registration Statement and prospectus, so that the Resale Shelf Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that such prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, in the case of a post-effective amendment to the Resale Shelf Registration Statement, subject to Section 2.1(b), use commercially reasonable efforts to cause it to be declared effective as promptly as is reasonably practicable, and give to the Holders listed as selling security holders in such prospectus a written notice of such amendment or supplement, and, upon receipt of such notice, each such Holder agrees not to dispose of any Registrable Securities pursuant to the Resale Shelf Registration Statement until such Holder’s receipt of copies of the supplemented or amended prospectus or until it receives further written notice from the Company that such sales may re-commence, and such Holder has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus; it being understood that each Holder hereby agrees to keep any disclosures under this Section 2.3(d) confidential until such time as a supplement or amendment is filed or the Company has otherwise publicly disclosed such information;

(e)          Use its commercially reasonable efforts, at the expense of the Company, to obtain the withdrawal of any order suspending the effectiveness of any Resale Shelf Registration Statement as soon as reasonably possible (and promptly notify in writing each Holder covered by such registration statement of the withdrawal of any such order);

(f)          Use commercially reasonable efforts, at the expense of the Company, to cause, all such Registrable Securities registered hereunder to be listed on each national securities exchange on which similar securities of the same class issued by the Company are then listed;

(g)          Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, make available for inspection by the selling Holders and any attorney or accountant or other agent selected by the selling Holders (in each case after reasonable prior notice and at reasonable times during normal business hours and without unnecessary interruption of the Company’s business operations), all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, attorney, accountant, or agent, in each case, as reasonably necessary or advisable to verify the accuracy of the information in the Resale Shelf Registration Statement and to conduct appropriate due diligence in connection therewith;

(h)          Use commercially reasonable efforts to cooperate, and cause each of its principal executive officer, principal financial officer, principal accounting officer, and all other officers and members of the management to use their commercially reasonable efforts to cooperate in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, assisting with the preparation of any registration statement or amendment thereto with respect to such offering and all other offering materials and related documents, and participation in meetings with attorneys, accountants and potential stockholders (to be scheduled in a collaborative manner so as not to unreasonably interfere with the conduct of the business of the Company);

(i)          Use commercially reasonable efforts to cooperate with each Holder and each agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”), and use its commercially reasonable efforts to make or cause to be made any filings required to be made by an issuer with FINRA in connection with the filing of the Resale Shelf Registration Statement;

(j)          Notify each selling Holder, promptly after the Company receives notice thereof, of the time when the Resale Shelf Registration Statement has been declared effective or a supplement to any prospectus forming a part of such Resale Shelf Registration Statement has been filed; and

(k)          After the Resale Shelf Registration Statement becomes effective, notify each selling Holder of any request by the Commission that the Company amend or supplement such registration statement or prospectus.

2.4           Indemnification

(a)          To the extent permitted by law, the Company will indemnify and hold harmless each Holder beneficially owning any Registrable Securities covered by the Resale Shelf Registration Statement, each of its officers, directors and partners, and each person or entity, if any, controlling such Holder within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants and each person or entity controlling such Holder, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, and any person or entity controlling such Holder, and stated to be specifically for use therein or such Holder's failure to deliver a copy of the Resale Shelf Registration Statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Company has furnished such Holder with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Securities; provided, further that, the indemnity agreement contained in this Section 2.4(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); and provided, further that, the Company shall not be required to reimburse the Holders for the expenses of more than one counsel to all Holders.

(b)          To the extent permitted by law, each selling Holder, severally and not jointly, will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants, each person or entity who controls the Company within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person or entity controlling each other such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance made in reliance upon and in conformity with information furnished in writing by or on behalf of such selling Holder expressly for use in connection with such registration, or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading made in reliance upon and in conformity with information furnished in writing by or on behalf of such selling Holder expressly for use in connection with such registration, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall be subject to the limitations set forth in Section 2.4(d) and shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld).

(c)          Each party entitled to indemnification under this Section 2.4 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.4, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)          If the indemnification provided for in this Section 2.4 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity will be required under this Section 2.4(d) to contribute any amount in excess of the net proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

The obligations of the Company and Holders under this Section 2.4 shall survive the termination of this Agreement until the expiration of the applicable period of the statute of limitations.

2.5           Information by Holder Each Holder of Registrable Securities shall promptly furnish in writing to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may from time to time reasonably request and such other information as may be required in connection with any registration, qualification, offering or compliance referred to in this Section 2, including, without limitation, all such information as may be requested by the Commission, and the Company shall not be required to include any Registrable Securities of any Holder in any such registration, qualification or offering if information described in this Section 2.5 is not promptly furnished to the Company.

2.6           Restrictions on Transfer

(a)          The holder of each certificate representing Registrable Securities by acceptance and/or retention thereof, agrees to comply in all respects with the provisions of this Section 2.6. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.6 and Section 2.7.

(b)          Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder shall have given prior written notice to the Company of the Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and the Holder shall have furnished the Company, at the Holder’s expense, with (i) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the Staff that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter in any transaction in which such Holder distributes Restricted Securities to an Affiliate for no consideration or pursuant to the terms set forth in Section 2.7; provided, that each transferee agrees in writing to be subject to the terms of this Agreement. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 2.6(c), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

(c)          Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or any other contractual arrangement):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(d)          The legend set forth in Section 2.6(c) stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to the Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of Restricted Securities if (i) those securities are sold pursuant to the Resale Shelf Registration Statement declared effective by the Commission, or (ii) the holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration or qualification.

2.7           Transfer or Assignment of Rights The rights granted to a Holder by the Company under this Section 2 may be transferred or assigned (but only with all related obligations) by a Holder only to (i) an Affiliate of such Holder, (ii) a member of such Holder’s immediate family or a trust for the benefit of an individual Holder or one or more of Holders immediate family members or (iii) any member, partner or stockholder of such Holder; provided, that such transfer or assignment shall only be effective upon receipt by the Company of (x) written notice from the Holder certifying that the transferee qualifies under clause (i), (ii) or (iii) of this sentence, stating the name and address of such transferee and identifying the amount of Registrable Securities with respect to which the rights under this Agreement are being transferred, (y) a written agreement from such transferee to be bound by all of the terms of this Agreement and (z) the Holder demonstrates to the Company's satisfaction that the transfer or assignment of Registrable Securities is effected in accordance with applicable securities laws. Upon the Company's receipt of the documents referenced in (x), (y) and (z) above, the transferee shall thereafter be deemed to be a "Holder." Except as set forth above, this Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of each of the other parties hereto.

2.8           Market Stand-Off Agreement In connection with any underwritten public offering by the Company for its own account or the account of a security holder or holders, each Holder agrees to execute a market standoff agreement with the underwriters for such offering in customary form covering all Common Stock held by such Holder. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.8 and shall have the right and power to enforce the provisions of this Section 2.8 as though they were a party hereto.

SECTION 3
Miscellaneous

3.1           Amendment  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding a majority of the Common Stock constituting Registrable Securities then outstanding provided, however, that persons who become assignees or other transferees of Registrable Securities in accordance with this Agreement after the date of this Agreement may become parties hereto, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Holder; and provided, further, that if any amendment, waiver, discharge or termination operates in a manner that treats any Holder different from other Holders, the consent of such Holder shall also be required for such amendment, waiver, discharge or termination. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of such Holder. Each Holder acknowledges that by the operation of this paragraph, the Company and such majority in interest will have the right and power to diminish or eliminate all rights of such Holder under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company shall be permitted, without the consent of any Holder, to amend Exhibit A to this Agreement solely to reflect (i) any adjustments to the number of Buyer Shares held by a Holder pursuant to the Purchase Agreement or (ii) any transfer or assignment of rights under this Agreement made in accordance with the terms and conditions of this Agreement.

3.2           Notices All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand, messenger or courier service at the following addresses:

(a)          if to a Holder, to the Holder’s address, facsimile number or electronic mail address as shown on Exhibit A hereto, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

One Atlantic Center, Suite 2800

1201 West Peachtree Street

Atlanta, GA 30309-3450

Attention: Joseph B. Alexander, Jr., Esq.
Email: joe.alexander@dlapiper.com

Fax: (404) 682-7990

(b)          if to the Company:

Global Eagle Entertainment Inc.

4553 Glencoe Avenue, Suite 300

Marina Del Ray, CA 90292

Attention: Stephen Ballas, Esq.
Email: Stephen.Ballas@geemedia.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Joel L. Rubinstein, Esq.

Email: jrubinstein@winston.com

Fax: (212) 294-5336

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer, or (iv) if via email, on the date of transmission.

3.3           Governing Law This Agreement shall be governed in all respects by the internal laws of the State of Delaware, without regard to principles of conflicts of law.

3.4           Successors and Assigns The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

3.5           Entire Agreement This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof by any warranties, representations or covenants except as specifically set forth herein.

3.6           Delays or Omissions Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

3.7           Severability If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

3.8           Titles and Subtitles The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

3.9           Counterparts This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

3.10         Telecopy Execution and Delivery  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

3.11         Further Assurances  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

3.12         Termination Upon Change of Control  Notwithstanding anything to the contrary herein, this Agreement shall terminate upon (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; or (b) a sale, lease or other conveyance of all substantially all of the assets of the Company.

3.13         Conflict  In the event of any conflict between the terms of this Agreement and the Charter Documents, the terms of the Charter Documents, will control.

3.14         Jury Trial

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GLOBAL EAGLE ENTERTAINMENT INC.

By:
Name:
Title:

Signature Page to Registration Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EMC ACQUISITION HOLDINGS, LLC

By:
Name:
Title:

Signature Page to Registration Rights Agreement

Exhibit A

Holders

Name	Address, Fax Number or Email Address for Notices	Number of Shares
EMC ACQUISITION HOLDINGS, LLC

 A-1

EXHIBIT F

FORM OF ABRY LETTER AGREEMENT

Global Eagle Entertainment Inc.

4553 Glencoe Avenue, Suite 300

Marina Del Ray, CA 90292

May 9, 2016

EMC HoldCo 2 B.V.

ABRY Partners II, LLC

111 Huntington Avenue, 29th Floor

Boston, MA 02199

Attn: Tomer Yosef-Or

Ladies and Gentlemen:

Reference is made to that certain Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between EMC Acquisition Holdings, LLC, a Delaware limited liability company (“Seller”), and Global Eagle Entertainment Inc., a Delaware corporation (“GEE”). Capitalized terms used in this letter agreement (this “Agreement”) and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

By execution below, simultaneous with the execution of the Purchase Agreement, each of GEE and EMC HoldCo 2 B.V. (the “Stockholder”) agrees as follows:

Board Nominee. 1.2           Until the earliest of (u) such date that the Stockholder holds less than 5% of GEE’s outstanding shares of common stock, (v) the consummation by the Stockholder or any of its Affiliates (as defined below) of a Competitive Transaction (as defined below), (w) the date that any partner, member or employee of the Stockholder or any of its Affiliates becomes a member of the board of directors, a board observer or executive officer of any competitor of GEE or any of its subsidiaries, (x) GEE sells all or substantially all of its assets, (y) GEE participates in any merger, consolidation or similar transaction following the consummation of which, the stockholders of GEE immediately prior to the consummation of such transaction hold less than 50% of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction, and (z) stockholder’s written notice to GEE that it desires to terminate its rights pursuant to Section 1 (such date, the “Termination Date”), the Stockholder shall have the right (but not the obligation) to nominate one (i) individual (the “Nominee”) to stand for election as a member of GEE’s Board of Directors (the “GEE Board”), so long as such Nominee (A) is not prohibited or disqualified from serving as a director of the GEE Board pursuant to any rule or regulation of the U.S. Securities and Exchange Commission or The NASDAQ Stock Market LLC or by applicable law, (B) satisfies all applicable governance guidelines or policies of GEE, as in effect from time to time, and (C) is reasonably satisfactory to the GEE Board in its good faith judgement. In the event that a Nominee does not meet any of the foregoing requirements, the Stockholder shall have the right to designate a different individual as a Nominee until a Nominee satisfies all of such requirements. GEE hereby agrees that each of Tomer Yosef-Or, C.J. Brucato and Jay Grossman is deemed to satisfy all of such requirements. On the Closing Date, in accordance with the Certificate of Incorporation of GEE as in effect from time to time (the “GEE Certificate”), GEE shall take all action necessary to appoint the Nominee as a Class III Director on the GEE Board with a term expiring at GEE’s 2017 annual meeting of stockholders. Thereafter, until the Termination Date, at any annual or special meeting of stockholders of GEE at which that class of directors is up for election, GEE shall nominate such Nominee as is designated by the Stockholder to stand for such election in accordance with the foregoing and the GEE Certificate. The designation by the Stockholder of such Nominee shall be made by the Stockholder providing written notice of the name of such Nominee to GEE not less than 120 days prior to each meeting of stockholders at which that class of directors is up for election (assuming for these purposes that each annual meeting shall be held on the anniversary of the prior year’s annual meeting, and in the case of any special meeting at which that class of directors is up for election, such written notice shall be provided not later than the later of (A) such 120 days prior to such special meeting or (B) the seventh day following the day on which public announcement of the special meeting is first made by GEE). For purposes of this Agreement, “Affiliates” means, in addition to any Person otherwise constituting an Affiliate under the definition of such term in the Purchase Agreement, for the avoidance of doubt, (i) ABRY Partners, LLC (“ABRY LLC”) and its current and future Affiliates, (ii) any entity managed by ABRY LLC now or in the future and any current or future Affiliates of such entity and (iii) any entity in which ABRY LLC now or in the future owns a direct or indirect interest.

(a)          The Stockholder shall cause any Nominee who is a member of the GEE Board, at all times, to be mindful of and act in accordance with the Nominee’s fiduciary duties to all of GEE’s stockholders and the Nominee’s duty of loyalty to GEE, including, without limitation, with respect to corporate opportunities and conflicts of interest. The parties hereto acknowledge and agree that a Nominee may abstain from a particular vote of the GEE Board in the event such Nominee determines it would be appropriate to do so due to a conflict of interest.

(b)          The Stockholder acknowledges and agrees that the Nominee, as a member of the GEE Board, will be recused or otherwise excluded or omitted from portions or entireties of meetings of the GEE Board (and shall not receive any information regarding acquisition or corporate development activities of GEE and its subsidiaries) if the Stockholder or any of its Affiliates is reviewing or evaluating any potential acquisition, investment or other transaction involving a company or business that competes with any business then engaged in (or contemplated to be engaged in) by GEE or any of its subsidiaries (a “Competitive Transaction”); provided that such recusal or exclusion and the withholding of such information shall only apply during the time the Stockholder or any of its Affiliates is evaluating or reviewing any such Competing Transaction and for 90 days thereafter. Notwithstanding the foregoing, the Stockholder agrees to provide GEE’s General Counsel with prompt written notice of any such Competitive Transaction, in accordance with Section 11.7 of the Purchase Agreement.

(c)          Immediately following the Termination Date, the Stockholder will cause the Nominee to (i) no longer attend meetings of the GEE Board and (ii) resign as a member of the GEE Board.

 2

(d)          Upon the designation of any Nominee, the Stockholder shall sign the Confidentiality Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”).

(e)          The Stockholder acknowledges and agrees that, except as otherwise set forth in this Agreement, the Nominee will only receive information that the members of the GEE Board receive and that the Nominee will have no rights to receive or request information that is not otherwise provided to the entire GEE Board.

(f)          The Stockholder acknowledges and agrees that the Nominee will be entitled to receive any regular director fees normally paid in cash or securities to all non-employee members of the GEE Board.

(g)          The Stockholder shall, and shall cause the Nominee to, timely provide GEE with accurate and complete information relating to the Stockholder and the Nominee that is required to be disclosed by GEE under the Securities Act and/or the Securities Exchange Act or GEE’s charter and bylaws, including such information required to be furnished by GEE with respect to the Nominee in a proxy statement pursuant to Rule 14a-101 promulgated under the Securities Exchange Act.  In addition, at GEE’s request, the Stockholder shall cause the Nominee to promptly complete and execute GEE’s director and officer questionnaire prior to being admitted to the GEE Board or standing for reelection at an annual meeting of stockholders or at such other time (and such other information) as may be reasonably requested by GEE.

(h)          The Nominee shall be subject to all of the requirements and restrictions of GEE and the GEE Board applicable to GEE directors from time to time, including, without limitation, GEE’s Code of Ethics and insider trading policy.

2.          Standstill.         (a) Until the expiration of six (6) months after the Termination Date (such period, the “Standstill Period”), the Stockholder agrees that without the prior written consent of the GEE Board, none of the Stockholder or its Affiliates will in any manner, directly or indirectly, (i) by purchase or otherwise, acquire, or propose or agree to acquire, ownership (of record or beneficially) of any securities issued by GEE or any direct or indirect rights (including, without limitation, any convertible, derivative or synthetic securities) or options to acquire (or otherwise act in concert with any person which so acquires, offers to acquire or agrees to acquire) such ownership (other than solely from an action by GEE such as a stock split, dividend or recapitalization; any rights granted to all stockholders of GEE, or any GEE securities that may be issued to the Stockholder as part of the Deferred Consideration Amount under the Purchase Agreement; or in connection with Board service by the Nominee); (ii) submit any proposal for, or otherwise offer to enter into, a transaction with GEE involving the acquisition (by merger, tender offer, purchase, statutory share exchange or otherwise) of ownership (including, but not limited to, beneficial ownership) of any securities issued by GEE; (iii) acquire or agree to acquire or effect control of GEE or directly or indirectly form, join, participate or encourage the formation of any group (other than with its Affiliates) within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to any voting securities of GEE or in order to acquire or affect control of GEE; (iv) make, or in any way participate, directly or indirectly in any “solicitation” of proxies to vote (as such terms are used in the rules of the Securities Exchange Commission) or become a participant in any proxy solicitation or seek to advise or influence any person with respect to the voting of any securities issued by GEE; or (v) initiate, propose or solicit votes for any stockholder proposal or induce or attempt to induce any other person to initiate any stockholder proposal (other than any stockholder proposals recommended by the GEE Board); (vi) call or seek to have called any meeting of the stockholders of GEE or execute any written consent in lieu of a meeting of holders of any securities of GEE; (vii) other than the Nominee, seek election or seek to place a representative on the GEE Board or seek the removal of any member of the GEE Board, in any case alone or in concert with others; (viii) otherwise, directly or indirectly, alone or in concert with others, seek to control the management, Board or policies of GEE; or (ix) make any public announcement with respect to any of the foregoing.

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(b)          Notwithstanding the foregoing clause (a), the Standstill Period shall terminate and the restrictions on the Stockholder set forth in clause (a) above shall have no further force and effect in the event that GEE files a petition in bankruptcy or for similar relief, is adjudicated bankrupt or insolvent, consents to the appointment of a receiver or similar official, makes a general assignment for the benefit of its creditors, or a bankruptcy petition with regard to GEE is not discharged or denied within 90 days.

3.          Remedies. (a) In the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, each party hereto agrees that, in addition to any other remedy at law or in equity, the non-breaching party will have the right to an injunction, temporary restraining order, specific performance or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)          All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Effectiveness of this Agreement. This Agreement shall become effective only upon the Closing under the Purchase Agreement and shall have no force or effect until such time or in the event the Closing does not occur. The provisions of Section 1 of this Agreement shall continue in effect until the Termination Date or such other time period specified in Section 1, at which time such provisions of Section 1 of this Agreement shall terminate and be of no further force or effect. Sections 2 and 3 of this Agreement shall terminate upon the termination of the Standstill Period, at which time Sections 2 and 3 shall be of no further force and effect. At the time that Sections 1, 2 and 3 of this Agreement have terminated, this entire Agreement shall be deemed terminated and shall have no further force and effect.

Miscellaneous. (c) This Agreement may not be amended, supplemented or modified except in writing, duly executed by all of the parties.

This Agreement and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the subject matter hereof. Each of the parties represents that they has been advised by counsel in connection with their review, execution and delivery of this Agreement.

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This Agreement is made in New York and shall be governed by and construed in accordance with the internal substantive laws of the State of New York.

This Agreement may be executed in more than one counterpart. Each such counterpart shall be deemed an original and all counterparts, taken together, shall constitute one and the same instrument.

Neither this Agreement nor any rights or obligations hereunder shall be assigned by any party without the prior written consent of the other party.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first written above.

GEE:

GLOBAL EAGLE ENTERTAINMENT INC.

By:
Name: David M. Davis
Title: Principal Executive Office

Signature Page to ABRY Nomination Letter Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first written above.

STOCKHOLDER:

EMC HOLDCO 2 B.V.

By:
Name:
Title:

Signature Page to ABRY Nomination Letter Agreement

EXHIBIT A

Confidentiality Agreement

EXHIBIT G

TERMS OF ROLLOVER PREFERRED SHARES

Capitalized terms used and not otherwise defined in this Term Sheet shall have the meanings ascribed to such terms in the Interest Purchase Agreement by and between Global Eagle Entertainment Inc. and EMC Acquisition Holdings, LLC dated as of [______] (the “Purchase Agreement”).

Issuer	Global Eagle Entertainment Inc. (the “Issuer”)

Holders	Each existing Preferred Shareholder that elects to receive shares of 2016 Non-Convertible Preferred Stock of the Issuer, in accordance with Section [__] of the Purchase Agreement, in respect of any portion of the Redemption Amount payable to the Preferred Shareholder.

Security	2016 Non-Convertible Preferred Stock (the “Preferred Stock”)

Issue Amount	The product of (x) $100 and (y) the number of Rollover Preferred Shares issued on the Closing Date pursuant to and in accordance with Sections 1.3 and 1.4 of the Purchase Agreement.

Maximum Issue Amount	$27,000,000

Issue Price	$100 per share

Dividend Rate

The Preferred Stock will accrue on a quarterly basis at a rate of 15% per annum. The Dividend Rate will accrue on the Issue Amount plus any cumulative “in kind” dividend accrued during prior quarterly periods (i.e., on the sum of then-current Liquidation Value plus accumulated and unpaid dividends). Accrued dividends shall be payable “in kind” by increasing the Liquidation Value by the amount of such dividend.

In the event that, as contemplated below under “Put Rights”, there is no redemption at the option of the Holders at or prior to the 11th anniversary of the July 15, 2015, the “Dividend Rate” shall increase to 17% per annum effective as of the fifth anniversary of July 15, 2015.

Ranking	Junior to any future preferred stock.

Treatment Upon Liquidation	Upon liquidation the Preferred Stock will receive an amount in cash equal to the Issue Amount plus any accrued and unpaid dividends at the Dividend Rate, whether or not declared (the “Liquidation Value”).

Put Right	The Preferred Stock will be redeemable at the option of the holders on the 11th anniversary (or any earlier date acceptable to the Issuer) of July 15, 2015 without restriction; provided however that if such redemption feature has, in the reasonable discretion of the Issuer, negative ramifications with rating agency analysis under the Company Credit Facility Documents (as defined in the Purchase Agreement) there will be no redemption feature.

Issuer Optional Redemption	The Preferred Stock may be redeemed at the option of the Issuer at any time in an amount in cash equal to the Liquidation Value.

Holder Optional Redemption

In the event of a “Change of Control”, each Holder will have the option to require Issuer to redeem the Preferred Stock in an amount in cash equal to the Liquidation Value.

“Change of Control” means any transaction or series of related transactions that results in any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (but excluding (a) any employee benefit plan of such person and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (b) Par Capital (as defined in the Company Credit Facility Documents), and (c) any one or more direct or indirect parent companies of Issuer in which Par Capital in the aggregate, directly or indirectly, owns the largest percentage of such parent company’s voting stock) acquiring, directly or indirectly, beneficial ownership of stock representing 50% or more of the aggregate voting power represented by the issued and outstanding stock of Issuer.

Acceleration	None other than Holder Optional Redemption.

Transfer Rights	Other than with respect to transfers to Affiliates, Issuer shall have a right of first refusal on any proposed transfer by a Holder (which may not be to a competitor of the Issuer or any of its Subsidiaries). Holders shall otherwise have the right to transfer, subject to applicable securities laws.

Voting Rights	None

Convertibility	Non-convertible.

Financial Covenants	None